            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 1, 1996

                [LOGO]
                                  $100,000,000

                             SUSA PARTNERSHIP, L.P.

                       7.125% NOTES DUE NOVEMBER 1, 2003

                                 -------------

    SUSA Partnership, L.P., a Tennessee limited partnership, will issue 7.125% Notes due November 1, 2003 offered hereby in the aggregate principal amount of $100,000,000. Interest on the Notes is payable on May 1 and November 1 of each year, commencing May 1, 1997. The Notes mature on November 1, 2003. The Notes are redeemable at any time at the option of the Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any. See "Description of Notes -- Optional Redemption." The Notes are not subject to any mandatory sinking fund. The Notes are unsecured obligations of the Partnership and will rank PARI PASSU with each other and with all unsecured and unsubordinated indebtedness of the Partnership and will be effectively subordinate to all secured indebtedness of the Partnership. As of September 30, 1996, the Partnership had outstanding $66.1 million of unsecured, unsubordinated indebtedness and $18.0 million of secured indebtedness. On a pro forma basis, after giving effect to the completion of the Offering and application of the net proceeds from the Offering as described herein, as of September 30, 1996, the Partnership would have had outstanding $100.0 million of unsecured, unsubordinated indebtedness, $18.0 million of secured indebtedness and $735.5 million in unencumbered assets.

    The Notes will be represented by a single Global Note registered in the name of the nominee of The Depository Trust Company. Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described in "Description of Notes -- Book-Entry System," Notes in definitive form will not be issued. The Notes will be issued only in denominations of $1,000 and integral multiples thereof. See "Description of Notes -- Same-Day Settlement and Payment." The Notes have been approved for listing, subject to notice of issuance, on the New York Stock Exchange under the symbol "SUS 03."
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                                          INITIAL PUBLIC        UNDERWRITING          PROCEEDS TO
                                        OFFERING PRICE (1)      DISCOUNTS (2)     PARTNERSHIP (1)(3)
                                        -------------------  -------------------  -------------------
Per Note..............................           99.721%              0.700%               99.021%
Total.................................       $99,721,000            $700,000           $99,021,000

--------------

(1) Plus accrued interest from November 1, 1996.

(2) The Partnership has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(3) Before deducting estimated expenses of $225,000 payable by the Partnership.
                               ------------------

    The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about November 7, 1996, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                      FIRST CHICAGO CAPITAL MARKETS, INC.
                                                               J.P. MORGAN & CO.
                                 -------------

          The date of this Prospectus Supplement is November 4, 1996.

                                     [LOGO]

                            [MAP]

FACILITY LOCATIONS:

    -Shading indicates states where Storage USA-Registered Trademark- facilities are located.

    -Numbers indicate number of facilities in each state.

    -All data is as of September 30, 1996.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR INCORPORATED HEREIN OR THEREIN BY REFERENCE. CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT SUMMARY HAVE THE MEANINGS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. THE OFFERING OF THE 7.125% NOTES DUE NOVEMBER 1, 2003 (THE "NOTES"), IS HEREIN REFERRED TO AS THE "OFFERING." ALL REFERENCES TO THE "PARTNERSHIP" INCLUDE SUSA PARTNERSHIP, L.P., THOSE ENTITIES OWNED OR CONTROLLED BY SUSA PARTNERSHIP, L.P. AND PREDECESSORS OF SUSA PARTNERSHIP, L.P., UNLESS THE CONTEXT INDICATES OTHERWISE.

                                THE PARTNERSHIP

    The Partnership is engaged in the business of owning, managing, acquiring, developing and franchising self-storage facilities. At September 30, 1996, the Partnership owned 215 facilities containing 14.5 million net rentable square feet in 29 states and the District of Columbia and managed for others 19 facilities containing an additional 1.1 million net rentable square feet, making it the fourth largest operator of self-storage facilities in the United States. The facilities are located in or near major metropolitan areas, operate under the Storage USA-Registered Trademark- name, and offer low-cost, easily accessible and enclosed storage space for personal and business use. Average physical and economic occupancy for the facilities owned by the Partnership at September 30, 1996, were 89% and 83%, respectively. Average weighted annual rent per square foot for these facilities was $9.46.

    The Partnership is a fully integrated organization that has expertise in acquisition, development, construction and management of self-storage facilities and has approximately 840 employees. Its sole general partner is Storage USA, Inc. (the "Company"), which is a publicly-held, self-managed and self-advised real estate investment trust ("REIT"). The Company conducts all of its activities through the Partnership and its subsidiaries, and at September 30, 1996, it owned a 95% interest in the Partnership.

    The Partnership's primary business objectives are to increase its cash flow from operations and the value of the Partnership's facilities. The Partnership plans to achieve these objectives through the strategies discussed below, including improving the operations of its facilities and selectively expanding its portfolio of facilities through acquisition and development. The Partnership believes that it is distinguishable from most of its competitors by its access to capital markets, the management information systems it has developed, the skilled personnel it has gathered and trained for managing self-storage facilities, and its expertise in acquiring and developing self-storage facilities in diverse locales with potential for increased occupancy and rental rates.

SELF-STORAGE FACILITIES

    The Partnership's self-storage facilities offer customers fully-enclosed units, which are for their exclusive use and to which they control access by furnishing their own locks. The facilities generally contain 400 to 1,000 units varying in size from 25 to 400 square feet. The majority of the Partnership's tenants are individuals, ranging from high-income homeowners to college students, who typically store furniture, appliances and other household and personal items. Commercial users range from sales representatives and distributors storing inventory to small businesses that typically store equipment, records and seasonal items. The facilities generally have a diverse tenant base of 500-600 tenants, with no single tenant occupying more than one to two percent of the net rentable square feet of a facility.

    The Partnership's self-storage facilities are located near major business and residential areas, and generally are clearly visible and easily accessible from major traffic arteries. They generally are protected by computer-controlled access gates, door alarm systems and video cameras. These facilities typically are constructed of one-story masonry or tilt-up concrete walls, with an individual roll-up door for each storage space and with removable steel interior walls to permit reconfiguration and to protect items from damage. Sites have wide drive aisles to accommodate most vehicles. The Partnership's facilities are designed to be aesthetically pleasing, are kept clean and in good repair by friendly, trained managers, and are open for service during hours and on days convenient to tenants and prospective tenants. At most of the facilities, a property manager lives in an apartment located on site. Climate-controlled space is offered in many of the facilities for storing items that are sensitive to extreme humidity or temperature. Some of the facilities provide paved secure storage areas for recreational vehicles, boats and commercial vehicles. All facilities offer reception of deliveries for commercial customers.

INTERNAL GROWTH STRATEGY

    The Partnership's internal growth strategy is to pursue an active leasing policy (which includes aggressively marketing available space and renewing existing leases at higher rents per square foot) and to draw upon management's industry expertise to satisfy its customers. As a result of its internal growth strategy, the Partnership has historically received premium rents, while achieving high occupancy levels and increasing profitability. By implementing this strategy for the 96 facilities owned by the Partnership since December 31, 1994, the Partnership, for the first six months of 1996, increased revenue and net operating income by 7.6% and 6.1%, respectively, over revenue and net operating income achieved by the Partnership in the same period of the prior year. See "The Partnership -- Internal Growth Strategy."

EXTERNAL GROWTH STRATEGY

    The Partnership's external growth strategy is designed to increase the number of facilities owned by the Partnership either by acquiring suitably located, under-performing facilities that offer upside potential due to low occupancy rates or non-premium pricing, or by developing and constructing new self-storage facilities in favorable markets. In pursuing acquisition opportunities, the Partnership seeks to add facilities in those metropolitan areas in which the Partnership operates and selectively to enter new markets that have desirable characteristics such as a growing population and a concentration of multifamily dwellings. With respect to its development effort, the Partnership's current strategy is to develop facilities in those markets in which it currently operates. The Partnership intends to acquire or develop facilities that are near residential areas, clearly visible to consumer traffic, easily accessible for entrance and exit and attractively designed. See "The Partnership -- External Growth Strategy."

    Since the closing of the Company's initial public offering on March 23, 1994 (the "IPO"), the Partnership has purchased 170 self-storage facilities containing 11.6 million net rentable square feet for an aggregate purchase price of approximately $563.8 million. The Partnership has also completed construction of two new facilities and expansions to three facilities, collectively containing 0.2 million square feet, since the IPO.

CAPITAL STRATEGY

    The Partnership and the Company intend to maintain a conservative capital structure designed to enhance access to capital and to facilitate earnings growth. Since the IPO, the Company has completed two public follow-on offerings of its Common Stock raising total net proceeds of $253.4 million. The Company has most recently completed a private placement of $220.0 million of its Common Stock with Security Capital U.S. Realty ("USRealty"), an affiliate of Security Capital Group. This investment was part of a strategic alliance that permits USRealty to participate in future equity financings by the Company as necessary to maintain its ownership interest in the Company. See "--Recent Developments -- Strategic Alliance with Security Capital U.S. Realty." The Company contributes the proceeds of sales of its Common Stock to the Partnership in exchange for additional units of interest in the Partnership ("Units"). In addition, since the IPO, the Partnership has exchanged 1.2 million Units in consideration for the acquisition of 27 self-storage facilities valued at $34.5 million.

    The Partnership has available $105.0 million in unsecured revolving lines of credit with a group of commercial banks, under which it had borrowed $66.1 million at September 30, 1996. At September 30, 1996, the Partnership also had mortgage loans outstanding of $18.0 million that were secured by six properties. The debt policy of the Company and the Partnership, which is subject to change at the discretion of the Company's Board of Directors, is to limit total indebtedness to the lesser of 50% of total assets at cost or that amount that will sustain a minimum debt service coverage ratio of 3:1. On a pro forma basis, after giving effect to the completion of the Offering, as of September 30, 1996, the total indebtedness of the Partnership would have been 15.7% of total assets at cost and its debt service coverage ratio for the six months ended June 30, 1996, would have been 7.2:1. The Partnership believes that its debt policy, the Company's success in raising equity capital, its preference for unsecured debt, and its ability to purchase self-storage facilities in exchange for Units all demonstrate the commitment of the Company and the Partnership to maintain a conservative but flexible capital structure that should permit continued access to the capital markets on favorable terms.

                              RECENT DEVELOPMENTS

THIRD QUARTER FINANCIAL RESULTS

    The following discussion provides selected financial data for the Partnership for the third quarter ended September 30, 1996.

    Revenues for the third quarter of 1996 were $29.4 million, an increase of $10.7 million or 57.2%, compared to $18.7 million for the third quarter of 1995. Net income for the third quarter of 1996 was $12.3 million, an increase of $3.3 million or 36.7%, compared to the $9.0 million for the third quarter of 1995. Net income per Unit was $0.55 for the third quarter of 1996, a 12.2% increase over the income per Unit of $0.49 for the same period of 1995.

    Revenues for the nine months ended September 30, 1996, were $75.1 million, an increase of $27.7 million or 58.4%, compared to $47.4 million for the nine months ended September 30, 1995. Net income for the nine months ended September 30, 1996, was $32.0 million, an increase of $10.0 million or 45.5%, compared to $22.0 million for the nine months ended September 30, 1995. Net income per Unit was $1.54 for the nine months ended September 30, 1996, a 10.0% increase over the income per Unit of $1.40 for the same period of 1995.

    Funds from operations for the third quarter of 1996 were $15.3 million, an increase of $4.3 million or 39.1%, compared to $11.0 million for the third quarter of 1995. For the nine months ended September 30, 1996, funds from operations were $40.1 million, an increase of $12.9 million or 47.4%, compared to $27.2 million for the first nine months of 1995.

    At September 30, 1996, average physical and economic occupancy of the 215 facilities owned by the Partnership were 89% and 83%, respectively, with an average rent per square foot of $9.46. For the 146 facilities owned by the Partnership since September 30, 1995, average physical and economic occupancy at September 30, 1996 were 89% and 83%, respectively, compared to 90% and 84%, respectively, at September 30, 1995. For those same 146 facilities, average rent per square foot increased from $8.98 at September 30, 1995 to $9.60 at September 30, 1996.

STRATEGIC ALLIANCE WITH SECURITY CAPITAL U.S. REALTY

    On March 1, 1996, the Company entered into a Stock Purchase Agreement with USRealty. Under the Stock Purchase Agreement, USRealty invested $60.0 million on July 8, 1996 and invested $99.0 million on September 30, 1996, to complete its purchase from the Company of 7,028,754 shares of the Company's Common Stock for an aggregate direct investment of $220.0 million. USRealty has purchased an additional 1,520,800 shares of the Company's Common Stock on the open market and owned a total of 8,549,554 shares, or 34.7%, of the Company's outstanding Common Stock as of September 30, 1996. The Company's Amended Charter permits USRealty and its affiliates to own up to 37.5% of the Company's Common Stock. Pursuant to the terms of a Strategic Alliance Agreement entered into by the Company with USRealty in connection with the Stock Purchase Agreement, effective November 4, 1996, USRealty placed two of its nominees on the Company's Board of Directors, William D. Sanders, Chairman of the Board and Chief Executive Officer of Security Capital Group, and J. Marshall Peck, Managing Director of Security Capital Investment Research Incorporated. USRealty's investment in the Company is subject to additional terms and limitations under the Strategic Alliance Agreement and a Registration Rights Agreement.

    The Partnership believes that the alliance with USRealty has provided it with access to significant additional financial and strategic resources not otherwise readily available to it, thereby enhancing its short-term and long-term growth prospects and better positioning it to capitalize on opportunities as the REIT industry matures. The Partnership also expects that it will benefit significantly from its affiliation with USRealty and access to USRealty's market knowledge, operating experience and research capabilities.

OTHER DEVELOPMENTS

    In the third quarter of 1996, the Partnership acquired 22 facilities located in 11 states and containing 1.6 million net rentable square feet for an aggregate purchase price of approximately $80 million. At September 30, 1996, the Partnership had contracted to acquire 8 additional facilities totaling 0.5 million net rentable square feet, and has under construction or in development
1.3 million net rentable square feet contained in 15 new facilities and in expansions to 15 existing facilities.

                      SUMMARY FINANCIAL AND OPERATING DATA

    The Partnership's consolidated operating and other data is presented on an historical basis for the six months ended June 30, 1996 and 1995, for the year ended December 31, 1995, and for the period from the IPO through December 31, 1994, and on a pro forma basis for the six months ended June 30, 1996, and the year ended December 31, 1995. The Partnership's consolidated balance sheet data is presented as of June 30, 1996, and on a pro forma basis as of June 30, 1996. Pro forma operating and other data is presented as if the following transactions had been completed on January 1, 1995: (i) the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds;" (ii) the acquisition of 117 facilities acquired subsequent to January 1, 1995; (iii) the sale of $220.0 million of Common Stock to USRealty; and (iv) the sale of $107.6 million of Common Stock in a public offering on June 7, 1995. Pro forma balance sheet data is presented as if the Offering had been completed on June 30, 1996, and the net proceeds therefrom had been used as described in "Use of Proceeds" and as if the acquisition of the 22 facilities acquired in the third quarter of 1996 and the sale of $159.0 million of Common Stock to USRealty in the third quarter of 1996 also had been completed on June 30, 1996.

    The summary financial and operating data should be read in conjunction with the consolidated financial statements of the Partnership, "SUSA Partnership, L.P. Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein and included or incorporated by reference in the accompanying Prospectus.

                             SUSA PARTNERSHIP, L.P.
                      SUMMARY FINANCIAL AND OPERATING DATA
                     (DOLLARS IN THOUSANDS, EXCEPT RATIOS)

                                                                   UNAUDITED
                                                                  SIX MONTHS                       YEAR ENDED
                                                                ENDED JUNE 30,                 DECEMBER 31, 1995
                                                      -----------------------------------  --------------------------
                                                       PRO FORMA     ACTUAL      ACTUAL      UNAUDITED
                                                        1996(1)       1996        1995      PRO FORMA(1)     ACTUAL
                                                      -----------  ----------  ----------  --------------  ----------
OPERATING DATA:
Rental income.......................................   $  56,303   $   44,590  $   27,806   $    109,533   $   66,455
Management income...................................         286          446         443            584        1,072
Other income........................................         783          654         347          1,407          480
                                                      -----------  ----------  ----------  --------------  ----------
Total revenues......................................   $  57,372   $   45,690  $   28,596   $    111,524   $   68,007
                                                      -----------  ----------  ----------  --------------  ----------
  Property operations and maintenance...............   $  14,820   $   12,113  $    7,911   $     28,299   $   18,471
  Real estate taxes.................................       4,747        3,744       1,900          9,173        4,900
  General and administrative........................       2,149        1,749       1,109          4,346        2,568
  Depreciation and amortization.....................       7,057        5,433       3,404         13,281        8,586
                                                      -----------  ----------  ----------  --------------  ----------
Total expenses......................................   $  28,773   $   23,039  $   14,324   $     55,099   $   34,525
                                                      -----------  ----------  ----------  --------------  ----------
Other Income (Expense)
  Interest expense..................................   $  (4,493)  $   (3,223) $   (1,220)  $    (10,089)  $   (3,004)
  Interest income...................................       1,248          330          37          2,472          166
                                                      -----------  ----------  ----------  --------------  ----------
  Income before minority interest...................   $  25,354   $   19,758  $   13,089   $     48,808   $   30,644
  Minority interest.................................         (41)        (127)       (107)           (52)        (224)
                                                      -----------  ----------  ----------  --------------  ----------
  Net income........................................   $  25,313   $   19,631  $   12,982   $     48,756   $   30,420
                                                      -----------  ----------  ----------  --------------  ----------
                                                      -----------  ----------  ----------  --------------  ----------


                                                       MARCH 24, 1994
                                                       TO DECEMBER 31,
                                                            1994
                                                      -----------------
OPERATING DATA:
Rental income.......................................     $    24,667
Management income...................................             707
Other income........................................             460
                                                            --------
Total revenues......................................     $    25,834
                                                            --------
  Property operations and maintenance...............     $     6,851
  Real estate taxes.................................           1,686
  General and administrative........................           1,374
  Depreciation and amortization.....................           2,882
                                                            --------
Total expenses......................................     $    12,793
                                                            --------
Other Income (Expense)
  Interest expense..................................     $    (1,404)
  Interest income...................................             658
                                                            --------
  Income before minority interest...................     $    12,295
  Minority interest.................................            (158)
                                                            --------
  Net income........................................     $    12,137
                                                            --------
                                                            --------

                                                                                                               UNAUDITED
                                                                                                          AS OF JUNE 30, 1996
                                                                                                      ---------------------------
                                                                                                       PRO FORMA(1)     ACTUAL
                                                                                                      --------------  -----------
BALANCE SHEET DATA:
Investment in storage facilities, at cost...........................................................   $    727,949   $   642,650
Total assets........................................................................................        752,870       634,041
Total liabilities...................................................................................        139,277       182,272
Partners' capital...................................................................................        613,593       451,769

                                                             UNAUDITED
                                                             SIX MONTHS                          YEAR ENDED
                                                           ENDED JUNE 30,                    DECEMBER 31, 1995
                                              ----------------------------------------  ----------------------------
                                               PRO FORMA       ACTUAL        ACTUAL       UNAUDITED
                                                1996(1)         1996          1995       PRO FORMA(1)      ACTUAL
                                              ------------  ------------  ------------  --------------  ------------
OTHER DATA:
FFO(2)......................................  $     32,124  $     24,818  $     16,270   $     61,144   $     39,006
Cash flow provided by (used in)(3):
  Operating activities......................        30,772        23,302        15,888         61,134         37,775
  Investing activities......................      (190,340)     (112,305)     (118,620)      (407,505)      (217,168)
  Financing activities......................       201,049        89,484       102,763        391,048        178,917
EBIDA(4)....................................        36,904        28,414        17,713         72,178         42,234

Ratio of earnings to fixed charges(5).......          5.85          5.97          9.84           5.18           7.73
Ratio of funds from operations before fixed
 charges to fixed charges(6)................          7.15          7.28         12.09           6.18           9.46
Number of facilities at end of period.......           215           193           132            215            159
Occupancy rate at end of period.............                          89%           90%                           88%


                                               MARCH 24, 1994
                                               TO DECEMBER 31,
                                                    1994
                                              -----------------
OTHER DATA:
FFO(2)......................................    $      15,019
Cash flow provided by (used in)(3):
  Operating activities......................           17,828
  Investing activities......................         (264,888)
  Financing activities......................          250,338
EBIDA(4)....................................           16,581
Ratio of earnings to fixed charges(5).......             9.38
Ratio of funds from operations before fixed
 charges to fixed charges(6)................            11.33
Number of facilities at end of period.......               96
Occupancy rate at end of period.............               87%

----------------

(1) See "SUSA Partnership, L.P. Pro Forma Financial Information."
(2) Funds from Operations ("FFO") means net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. It should not be considered as an alternative to net income as an indicator of the Partnership's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. Further, funds from operations statistics as disclosed by other REITs may not be comparable to the Partnership's calculation of FFO.
(3) Reflects the Partnership's cash flows and pro forma cash flows from operating, investing and financing activities. Pro forma cash flows from operating activities represents net income plus income allocable to minority interest, depreciation of self-storage facilities and amortization of deferred expenses, line of credit fees and the cost of an interest rate "lock." There are no pro forma adjustments for changes in working capital items. Pro forma cash used in investing activities reflects the acquisition of the 117 facilities acquired during 1995 and 1996 for an aggregate purchase price of $414 million. Pro forma cash used in financing activities includes the receipt of $220 million in proceeds from USRealty's purchase of 7,028,754 shares of Common Stock of the Company, the receipt of $107.6 million in proceeds from the public offering of Common Stock completed on June 7, 1995, and the repayment of $147 million outstanding under the Partnership's credit facilities. This unaudited pro forma cash flow data is not necessarily indicative of what actual cash flows would have been assuming the transactions had been completed as of the beginning of each of the periods presented, nor does it purport to represent cash flows from operating, investing and financing activities for future periods.
(4) EBIDA means earnings before interest expense, depreciation, amortization and minority interest. EBIDA is computed as income from operations before minority interest and extraordinary items plus interest expense, depreciation and amortization. The Partnership believes that in addition to cash flows and net income, EBIDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBIDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues, rental expenses, real estate taxes and general and administrative expenses, should be considered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein and included or incorporated by reference in the accompanying Prospectus. Excluded from EBIDA are financing costs such as interest as well as depreciation and amortization, each of which can significantly affect a REIT's results of operations and liquidity and should be considered in evaluating a REIT's operating performance. Further, EBIDA does not represent net income or cash flows from operating, financing and investing activities as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Partnership's operating performance or to cash flows as a measure of liquidity.
(5) The ratio of earnings to fixed charges is computed as income from operations before extraordinary items plus fixed charges (excluding capitalized interest) divided by fixed charges. Fixed charges consist of interest costs including amortization of debt discount and deferred financing fees, whether capitalized or expensed and the interest component of rental expense.
(6) The ratio of FFO before fixed charges to fixed charges is calculated as FFO plus fixed charges (consisting primarily of interest expense), excluding amortization of debt discount and deferred financing fees divided by fixed charges. The Partnership believes that in addition to the ratio of earnings to fixed charges, this ratio provides a useful measure of a REIT's ability to service its debt because of the exclusion of non-cash items such as depreciation and amortization from the definition of FFO. This ratio differs from a GAAP-based ratio of earnings to fixed charges and should not be considered as an alternative to that ratio. Further, funds from operations statistics as disclosed by other REITs may not be comparable to the Partnership's calculation of FFO.

                                  THE OFFERING

    FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE NOTES SPECIFIED IN THE FOLLOWING SUMMARY, INCLUDING DEFINITIONS OF CAPITALIZED TERMS NOT OTHERWISE FOUND, SEE "DESCRIPTION OF NOTES" IN THIS PROSPECTUS SUPPLEMENT AND "DESCRIPTION OF DEBT SECURITIES" IN THE ACCOMPANYING PROSPECTUS.

SECURITIES OFFERED...........  $100,000,000 aggregate principal amount of Notes.

MATURITY.....................  The Notes mature on November 1, 2003.

INTEREST PAYMENT DATES.......  Interest on the Notes is payable semi-annually on May 1 and
                               November 1 of each year, commencing May 1, 1997.

OPTIONAL REDEMPTION..........  The Notes are redeemable at any time at the option of the
                               Partnership, in whole or in part, at a redemption price
                               equal to the sum of (i) the principal amount of the Notes
                               being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any. See "Description of
                               Notes -- Optional Redemption."

RANKING......................  The Notes are unsecured obligations of the Partnership and will rank PARI PASSU with each other and with all other
                               unsecured and unsubordinated indebtedness of the Partnership and will be effectively subordinated to all secured debt of the Partnership. As of September 30, 1996, the Partnership
                               had outstanding $66.1 million of unsecured, unsubordinated indebtedness and $18.0 million of secured indebtedness. On a pro forma basis as of September 30, 1996, after giving
                               effect to the completion of the Offering and application of the net proceeds from the Offering as described in "Use of
                               Proceeds," the Partnership would have had outstanding $100.0 million of unsecured, unsubordinated indebtedness, $18.0
                               million of secured indebtedness and $735.5 million in
                               unencumbered assets.

USE OF PROCEEDS..............  The net proceeds to the Partnership from the Offering will be used to repay outstanding debt incurred in connection
                               with the acquisition of self-storage facilities and for
                               general corporate purposes. See "Use of Proceeds."

LIMITATIONS ON INCURRENCE OF
 INDEBTEDNESS................  The Notes contain various covenants, including the following:

                               (1) The Partnership will not incur any Indebtedness, if,
                               after giving effect thereto, the aggregate principal amount of all outstanding Indebtedness of the Partnership is
                               greater than 60% of the sum of (i) Total Assets as of the
                               end of the Partnership's fiscal quarter ended immediately
                               prior to the incurrence of such Indebtedness and (ii) the
                               increase in Total Assets since the end of such quarter,
                               including any increase in Total Assets resulting from the
                               incurrence of such additional Indebtedness (such increase, together with the Total Assets, is referred to as "Adjusted
                               Total Assets"). On a pro forma basis, after giving effect to the application of the net proceeds from the Offering, as
                               described in "Use of Proceeds," such percentage would have been 15.7% of Adjusted Total Assets as of September 30,
                               1996.

                               (2) The Partnership will not incur any Secured Indebtedness if, after giving effect thereto, the aggregate amount of all outstanding Secured Indebtedness is greater than 40% of the
                               Partnership's Adusted Total Assets. On a pro forma basis,
                               after giving effect to the application of the net proceeds from the Offering as described in "Use of Proceeds," such
                               percentage would have been 2.4% of Adjusted Total Assets as of September 30, 1996.

                               (3) The Partnership will not incur any Indebtedness if the
                               Consolidated Income Available for Debt Service for the four consecutive fiscal quarters most recently ended prior to the date of the incurrence of such Indebtedness, on a pro forma basis, would be less than 1.5 times the Annual Service
                               Charge on all Indebtedness outstanding immediately after the incurrence of such additional Indebtedness.

                               (4) The Partnership will maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of Unsecured Indebtedness. After giving effect to the application of the net proceeds from the Offering as
                               described in "Use of Proceeds," Total Unencumbered Assets
                               would have been 735.5% of the aggregate outstanding
                               principal amount of Unsecured Indebtedness as of September
                               30, 1996.

NYSE LISTING.................  The Notes have been approved for listing, subject to notice of issuance, on the New York Stock Exchange under the symbol
                               "SUS 03." See "Underwriting."

                                THE PARTNERSHIP

    The Partnership is engaged in the business of owning, managing, acquiring, developing and franchising self-storage facilities. At September 30, 1996, the Partnership owned 215 facilities containing 14.5 million net rentable square feet in 29 states and the District of Columbia and managed for others 19 facilities containing an additional 1.1 million net rentable square feet, making it the fourth largest operator of self-storage facilities in the United States. The facilities are located in or near major metropolitan areas, operate under the Storage USA-Registered Trademark- name, and offer low-cost, easily accessible and enclosed storage space for personal and business use. Average physical and economic occupancy for the facilities owned by the Partnership at September 30, 1996, were 89% and 83%, respectively. Physical occupancy is computed by dividing the total net rentable square feet occupied as of the date computed by the total net rentable square feet for the facilities in a particular location. Economic occupancy is computed by dividing the expected income by the gross potential income. Gross potential income is defined as the sum of all units available to rent multiplied by the market rental rate applicable to those units as of the date computed. Expected income is defined as the sum of all units rented as of the date computed, multiplied by the rental rate per the existing leases applicable to those units as of the date computed. Rent per square foot for the facilities owned by the Partnership at September 30, 1996, was $9.46. Rent per square foot is the annualized result obtained by dividing gross potential income by total net rentable square feet available on a given date.

    The Partnership is a fully integrated organization that has expertise in acquisition, development, construction and management of self-storage facilities and has approximately 840 employees. Its sole general partner is Storage USA, Inc. (the "Company"), which is a publicly-held, self-managed and self-advised real estate investment trust ("REIT"). The Company conducts all of its activities through the Partnership and its subsidiaries, and at September 30, 1996, it owned a 95% interest in the Partnership.

    The Partnership's primary business objectives are to increase its cash flow from operations and the value of the Partnership's facilities. The Partnership plans to achieve these objectives through the strategies discussed below, including improving the operations of its facilities and selectively expanding its portfolio of facilities through acquisition and development. The Partnership believes that it is distinguishable from most of its competitors by its access to capital markets, the management information systems it has developed, the skilled personnel it has gathered and trained for managing self-storage facilities, and its expertise in acquiring and developing self-storage facilities in diverse locales with potential for increased occupancy and rental rates.

SELF-STORAGE FACILITIES

    The Partnership's self-storage facilities offer customers fully-enclosed units, which are for their exclusive use and to which they control access by furnishing their own locks. The facilities generally contain 400 to 1,000 units varying in size from 25 to 400 square feet. The majority of the Partnership's tenants are individuals, ranging from high-income homeowners to college students, who typically store furniture, appliances and other household and personal items. Commercial users range from sales representatives and distributors storing inventory to small businesses that typically store equipment, records and seasonal items. The facilities generally have a diverse tenant base of 500-600 tenants, with no single tenant occupying more than one to two percent of the net rentable square feet of a facility.

    The Partnership's self-storage facilities are located near major business and residential areas, and generally are clearly visible and easily accessible from major traffic arteries. They are generally protected by computer-controlled access gates, door alarm systems and video cameras. These facilities are typically constructed of one-story masonry or tilt-up concrete walls, with an individual roll-up door for each storage space and with removable steel interior walls to permit reconfiguration and to protect items from damage. Sites have wide drive aisles to accommodate most vehicles. The Partnership's facilities are designed to be aesthetically pleasing, are kept clean and in good repair by friendly, trained managers, and are open for service during hours and on days convenient to tenants and prospective tenants. At most of the facilities, a property manager lives in an apartment located on site. Climate-controlled space is offered in many of the facilities for storing items that are sensitive to extreme humidity or temperature. Some of the facilities provide paved secure storage areas for recreational vehicles, boats and commercial vehicles. All facilities offer reception of deliveries for commercial customers.

    The following table sets forth the location, total rentable square footage and the physical and economic occupancy rates of the Partnership's self-storage facilities as of September 30, 1996.

                                                                         RENTABLE
                                              NUMBER OF     RENTABLE      SQUARE        PHYSICAL       RENT PER       ECONOMIC
                 MARKET                      FACILITIES       UNITS        FEET         OCCUPANCY     SQUARE FOOT     OCCUPANCY
-----------------------------------------  ---------------  ---------  -------------  -------------  -------------  -------------
Alabama, Birmingham......................             1           614         74,262        93.68%     $    7.81          90.90%
Atlanta area.............................             6         3,321        377,912        91.99           7.82          86.69
Arizona..................................            10         5,833        549,068        91.61           8.65          85.73
Baltimore/Washington D.C. area...........            17        12,736      1,156,264        88.21          14.30          79.93
California, Northern.....................            15        10,166        909,883        96.49          11.29          90.96
California, Southern.....................            35        26,338      2,653,132        83.75           8.74          77.31
Chicago..................................             3         2,293        235,910        95.85           9.86          95.99
Dallas/Ft. Worth area....................            10         7,568        861,243        90.40           7.23          84.19
Detroit..................................             2         1,008        110,000        98.68           8.52          97.47
Florida, Central.........................             6         3,771        447,146        89.13           8.99          82.69
Florida, Southern........................            21        18,987      1,641,573        87.04          11.73          80.84
Kansas City area.........................             6         2,653        305,675        95.38           7.76          90.52
Louisiana................................             1           669         68,622        94.78          10.21          89.83
Las Vegas................................             7         4,166        492,001        88.88           8.05          81.18
New England..............................            19        11,145      1,310,044        91.30           9.24          86.00
New Mexico, Albuquerque..................            10         5,128        503,142        79.27           8.14          69.39
North Carolina...........................             3         1,952        193,516        95.78           7.52          90.28
Oklahoma, Oklahoma City..................             9         4,272        495,945        91.68           5.22          85.97
Oklahoma, Tulsa..........................             5         2,721        301,926        84.38           6.55          78.91
Philadelphia area........................            12         6,909        711,371        93.45          10.86          89.11
Portland area............................             4         2,756        265,415        94.71           9.10          89.90
South Carolina...........................             2         1,143        121,549        91.73           6.45          80.77
Salt Lake City...........................             3         1,581        196,585        84.69           7.01          78.37
Tennessee................................             8         4,961        548,205        90.40           8.91          81.67
                                                    ---     ---------  -------------
                                                    ---     ---------  -------------
    Total/Average........................           215       142,691     14,530,389        89.15%     $    9.46          82.94%
                                                    ---     ---------  -------------
                                                    ---     ---------  -------------

INTERNAL GROWTH STRATEGY

    The Partnership's internal growth strategy is to pursue an active leasing policy (which includes aggressively marketing available space and renewing existing leases at higher rents per square foot) and to draw upon management's industry expertise to satisfy its customers. As a result of its internal growth strategy, the Partnership has historically received premium rents, while achieving high occupancy levels and increasing profitability. By implementing this strategy for the 96 facilities owned by the Partnership since December 31, 1994, the Partnership, for the first six months of 1996, increased revenue and net operating income by 7.6% and 6.1%, respectively, over revenue and net operating income achieved by the Partnership in the same period of the prior year.

    -AGGRESSIVE LEASING -- The Partnership seeks to increase its revenues by increasing and maintaining the occupancy in its facilities through the use of sales and marketing programs that are customized for each location by facility managers who have substantial authority and effective incentives. The facility managers are trained to market both phone-in and walk-in prospective tenants. Emphasis is placed on conversion from the initial telephone call to an on-site visit and from the on-site visit to a rental.

    -REGULARLY SCHEDULED RENT INCREASES -- The Partnership has historically increased rents in all of its facilities at least once a year regardless of the occupancy level. As a facility nears 100% occupancy, the Partnership typically increases rents more frequently.

    -GUARANTEED CUSTOMER SATISFACTION -- The Partnership requires its employees to be customer satisfaction-oriented. In the Partnership's "Total Storage Satisfaction Guaranteed" program, the facility managers have authority to resolve most customer problems through rent rebates or cash reimbursements without obtaining prior approval from Partnership management.

    -TRAINED FACILITY MANAGERS -- The Partnership carefully selects and thoroughly trains managers of its self-storage facilities. To hire outgoing, personable, sales-oriented people capable of implementing these programs, the Partnership uses personality profiles and personal interviews to screen applicants during the recruiting process. Training programs feature facility operations and marketing manuals, sales and marketing programs, telephone communication, and computer and daily facility operations (unit rental, retail sales, facility maintenance, security systems and financial duties). The Partnership's formal training programs are followed by on-the-job training (supervised by a regional manager) and a three-step, self-administered certification program. The Partnership conducts monthly telephone surveys in which "mystery shoppers" hired by the Partnership call each facility posing as prospective customers. These telephone calls are recorded and graded by management for policy compliance and sales skills.

    -INTEGRATED MANAGEMENT INFORMATION SYSTEMS -- To maintain appropriate controls and enhance operational efficiencies, the Partnership has installed at each facility computer systems with comprehensive facilities management software. Weekly operating results are transmitted electronically from each of these facilities to the Partnership's headquarters. These systems allow the Partnership to monitor closely manager performance and market response to the Partnership's rental structure.

EXTERNAL GROWTH STRATEGY

    The Partnership's external growth strategy is designed to increase the number of facilities owned by the Partnership either by acquiring suitably located, under-performing facilities that offer upside potential due to low occupancy rates or non-premium pricing, or by developing and constructing new self-storage facilities in favorable markets. In pursuing acquisition opportunities, the Partnership seeks to add facilities in those metropolitan areas in which the Partnership operates and selectively to enter new markets that have desirable characteristics such as a growing population and a concentration of multifamily dwellings. With respect to its development effort, the Partnership's current strategy is to develop facilities in those markets in which it currently operates. The Partnership intends to acquire or develop facilities that are near residential areas, clearly visible to consumer traffic, easily accessible for entrance and exit and attractively designed.

  ACQUISITIONS

    Since the IPO, the Partnership has purchased 170 self-storage facilities containing 11.6 million net rentable square feet for an aggregate purchase price of approximately $563.8 million. Management believes that there are several factors that favor its acquisition policy:

    -FRAGMENTED INDUSTRY OWNERSHIP -- The Partnership believes that there are approximately 25,000 self-storage facilities in the United States with approximately 906 million net rentable square feet. At September 30, 1996, the 10 largest operators of self-storage facilities managed approximately 2,900 or 12% of all facilities. Management believes this fragmented ownership offers opportunities for acquisitions, including opportunities resulting from the necessity of sale by some smaller operators who cannot obtain refinancing, the desire of some smaller operators to sell their facilities to obtain retirement funds or to seek alternative investments, and the inability of other smaller operators to obtain funds with which to compete for acquisitions as timely and inexpensively as the Partnership.

    -OPERATING EFFICIENCIES -- The Partnership believes that a significant percentage of self-storage properties are owned by smaller operators which historically have been operated less efficiently than the Partnership's facilities. Management believes it has developed an expertise in improving the performance of such properties.

    -DEMAND FOR TAX DEFERRAL -- In several of its acquisitions, the Partnership has financed a portion of the sales price through the issuance of Units, permitting the sellers to at least partially defer taxation of capital gains. The Partnership believes that its ability to offer Units as a form of consideration is a key element in its ability to successfully negotiate with sellers of self-storage facilities. Since the IPO, the Partnership has exchanged 1.2 million Units valued at $34.5 million in consideration for the acquisition of 27 self-storage facilities.

    -PROPERTY ASSIMILATION -- The Partnership's integrated management information systems allow it to quickly and efficiently assimilate its acquisition targets. All of the Partnership's facilities are electronically linked to a central computer system, which allows management to control an increased number of facilities with minimal additional human resources. Management expects the data systems, together with its track record of managing or developing facilities in new areas of the country, to assist in integrating future facilities into the Partnership. Commonly, the Partnership is able to retrain existing managers of acquired facilities and rapidly realize operating improvements.

  DEVELOPMENT

    Management believes that there are factors that favor its facilities development strategy. These factors include:

    -DEVELOPMENT EXPERTISE -- The Partnership has recently taken advantage of its in-house development capability to selectively develop new facilities in areas where suitable acquisitions may not be available. The development activities consist primarily of additions to existing facilities and construction of new facilities. Since 1985, the Partnership and predecessor organizations have developed and constructed 21 facilities, 15 of which the Partnership owns. At September 30, 1996, the Partnership had under construction or in development approximately 1.3 million net rentable square feet contained in 15 new facilities and in expansions to 15 existing facilities.

    -DEVELOPMENT CAPITAL -- The Partnership has a proven ability to access various forms of capital that differentiates it from most competitors, particularly since capital for the construction of new self-storage facilities (traditionally funded by savings and loan associations) has been less available in recent years.

CAPITAL STRATEGY

    The Partnership and the Company intend to maintain a conservative capital structure designed to enhance access to capital and to facilitate earnings growth. Since the IPO, the Company has completed two public follow-on offerings of its Common Stock raising total net proceeds of $253.4 million. The Company has most recently completed a private placement of $220.0 million of its Common Stock with USRealty, an affiliate of Security Capital Group. This investment was part of a strategic alliance that permits USRealty to participate in future equity financings by the Company as necessary to maintain its ownership interest in the Company. The Company contributes the proceeds of sales of its Common Stock to the Partnership in exchange for additional Units. In addition, since the IPO, the Partnership has exchanged 1.2 million Units in consideration for the acquisition of 27 self-storage facilities valued at $34.5 million.

    The Partnership has available $105.0 million in unsecured revolving lines of credit with a group of commercial banks, under which it had borrowed $66.1 million as of September 30, 1996. At September 30, 1996, the Partnership also had mortgage loans outstanding of $18.0 million that were secured by six properties. The policy of the Company and the Partnership, which is subject to change at the discretion of the Company's Board of Directors, is to limit total indebtedness to the lesser of 50% of total assets at cost or that amount that will sustain a minimum debt service coverage ratio of 3:1. On a pro forma basis, after giving effect to the completion of the Offering, as of September 30, 1996, the total indebtedness of the Partnership would have been 15.7% of total assets at cost and its debt service coverage ratio for the six months ended June 30, 1996, would have been 7.2:1. The Partnership believes that this policy, the Company's success in raising equity capital, its preference for unsecured debt and its ability to purchase self-storage facilities in exchange for Units all demonstrate the commitment of the Partnership to maintain a conservative but flexible capital structure that will permit continued access to the capital markets on favorable terms.

STRATEGIC ALLIANCE WITH SECURITY CAPITAL U.S. REALTY

    On March 1, 1996, the Company entered into a Stock Purchase Agreement with USRealty. Under the Stock Purchase Agreement, USRealty invested $60.0 million on July 8, 1996 and invested $99.0 million on September 30, 1996, to complete its purchase from the Company of 7,028,754 shares of the Company's Common Stock for an aggregate direct investment of $220.0 million. USRealty has purchased an additional 1,520,800 shares of the Company's Common Stock on the open market and owned a total of 8,549,554 shares, or 34.7%, of the Company's outstanding Common Stock as of September 30, 1996. The Company's Amended Charter permits USRealty and its affiliates to own up to 37.5% of the Company's Common Stock. Pursuant to the terms of a Strategic Alliance Agreement entered into by the Company with USRealty in connection with the Stock Purchase Agreement, effective November 4, 1996, USRealty placed two of its nominees on the Company's Board of Directors, William D. Sanders, Chairman of the Board and Chief Executive Officer of Security Capital Group, and J. Marshall Peck, Managing Director of Security Capital Investment Research Incorporated. USRealty's investment in the Company is subject to additional limitations and terms under the Strategic Alliance Agreement and a Registration Rights Agreement.

    The Partnership believes that the alliance with USRealty has provided it with access to significant additional financial and strategic resources not otherwise readily available to it, thereby enhancing its short-term and long-term growth prospects and better positioning it to capitalize on opportunities as the REIT industry matures. The Partnership also expects that it will benefit significantly from its affiliation with USRealty and access to USRealty's market knowledge, operating experience and research capabilities.

OTHER DEVELOPMENTS

    In June 1996, the Partnership formed Storage USA Franchise Corp. ("Franchise Corp."), in which the Partnership has a 97.5% interest. Franchise Corp. offers the Partnership's systems, expertise and a registered trademark to third parties under a franchise program that the Partnership believes to be unique in the self-storage industry. The Partnership formed Franchise Corp. to be a non-capital intensive revenue source and does not anticipate that the franchise program will have a material impact on its operating results in the near term.

                                   MANAGEMENT

    The Partnership is managed by its sole general partner, the Company. The Company's Board of Directors consists of nine members, five of whom are independent directors. Certain information regarding the directors and executive officers of the Company and Franchise Corp. is set forth below.

                                                                                              TERM
NAME                                       AGE           POSITIONS AND OFFICES HELD          EXPIRES
-------------------------------------      ---      -------------------------------------  -----------

Dean Jernigan........................          51   Chairman of the Board of Directors           1997
                                                    and Chief Executive Officer
Thomas E. Robinson...................          49   President, Chief Financial Officer           1999
                                                    and Director
Douglas Chamberlain..................          49   Executive Vice President,                  --
                                                    Construction
Karl Haas............................          45   Executive Vice President, Management       --
Morris J. Kriger.....................          58   Executive Vice President,                  --
                                                    Acquisitions
Jesse B. Morgan......................          47   Executive Vice President, Development      --
Carol Shipley........................          39   Senior Vice President, Management          --
Richard B. Stern.....................          45   Senior Vice President, Development         --
Christopher P. Marr..................          31   Vice President, Financial Reporting,       --
                                                    Controller
David M. Levenfeld...................          39   Vice President, Development                --
James G. Williams....................          31   Vice President, Acquisitions               --
John R. Erickson.....................          36   President, Storage USA Franchise           --
                                                    Corp.
Howard P. Colhoun....................          60   Director (1): General Partner,               1998
                                                    Emerging Growth Partners
Mark Jorgensen.......................          55   Director (1): Consultant to pension          1999
                                                    fund industry
John P. McCann.......................          50   Director (1): President, Chief               1997
                                                    Executive Officer and Director,
                                                    United Dominion Realty Trust, Inc.
J. Marshall Peck.....................          45   Director: Managing Director of               1997
                                                    Security Capital Investment Research
                                                    Incorporated
Dennis A. Reeve......................          47   Director (1): President, Sparks              1998
                                                    Capital Corporation
William D. Sanders...................          55   Director: Chairman of the Board and          1997
                                                    Chief Executive Officer of Security
                                                    Capital Group
Harry J. Thie........................          53   Director (1): Senior Researcher, Rand        1999
                                                    Corporation

--------------

(1) Independent director.

                                USE OF PROCEEDS

    The net proceeds to the Partnership from the sale of the Notes offered hereby are expected to be approximately $98.8 million. The Partnership will use $66.5 million of the net proceeds from the Offering to retire debt incurred to finance the acquisition of self-storage facilities under certain revolving credit facilities with a current weighted average effective annual interest rate of 6.8% and $2.5 million of the net proceeds from the Offering to settle an interest rate hedge agreement. The remaining $29.8 million will be used for general corporate purposes. Pending such uses, the net proceeds will be invested in short-term marketable securities. An affiliate of First Chicago Capital Markets, Inc., one of the Underwriters, is lender and agent under the $75 million line of credit and will receive a portion of the proceeds from the sale of the Notes offered hereby. See "Underwriting."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Partnership as of June 30, 1996, and as adjusted to give effect to the Offering and application of the net proceeds therefrom as described in "Use of Proceeds," the sale of $159.0 million of Common Stock to USRealty in the third quarter of 1996 and the application of the proceeds therefrom to retire $145 million of indebtedness under the Partnership's revolving and term credit facilities and certain other adjustments. The capitalization table should be read in conjunction with the consolidated financial statements of the Partnership included or incorporated by reference in the accompanying Prospectus.

                                                                              AS OF
                                                                          JUNE 30, 1996
                                                                     -----------------------
                                                                      ACTUAL    AS ADJUSTED
                                                                     ---------  ------------
                                                                         (IN THOUSANDS)

Debt:
  $75 million line of credit.......................................  $  75,000   $       --
  $30 million line of credit.......................................     22,435           --
  Term note(1).....................................................     50,000           --
  Mortgage notes payable...........................................     13,604       18,044
  7.125% Notes due 2003............................................         --      100,000
                                                                     ---------  ------------
      Total debt...................................................  $ 161,039   $  118,044
                                                                     ---------  ------------
Minority interest..................................................  $     427   $      427
Partners' equity...................................................    451,769      613,593
                                                                     ---------  ------------
      Total capitalization.........................................  $ 613,235   $  732,064
                                                                     ---------  ------------
                                                                     ---------  ------------

--------------

(1) The term note was repaid in full on September 30, 1996, with a portion of the proceeds from the $99 million USRealty investment on the same date.

                      SUMMARY FINANCIAL AND OPERATING DATA

    The Partnership's consolidated operating and other data is presented for the six months ended June 30, 1996 and 1995, for the year ended December 31, 1995, and for the period from March 24, 1994, through December 31, 1994, and on a pro forma basis for the six months ended June 30, 1996, and the year ended December 31, 1995. The Partnership's consolidated balance sheet data is presented on an historical basis as of June 30, 1996, and on a pro forma basis as of June 30, 1996. Pro forma operating and other data is presented as if the following transactions had been completed on January 1, 1995: (i) the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds;"
(ii) the acquisition of 117 facilities acquired subsequent to January 1, 1995;
(iii) the sale of $220.0 million of Common Stock to USRealty; and (iv) the sale of $107.6 million of Common Stock in a public offering on June 7, 1995. Pro forma balance sheet data is presented as if the Offering had been completed on June 30, 1996, and the net proceeds therefrom had been used as described in "Use of Proceeds" and as if the acquisition of the 22 facilities acquired in the third quarter of 1996 and the sale of $159.0 million of Common Stock to USRealty in the third quarter of 1996 also had been completed on June 30, 1996.

    The summary financial and operating data should be read in conjunction with the consolidated financial statements of the Partnership, "SUSA Partnership, L.P. Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein and included or incorporated by reference in the accompanying Prospectus.

                             SUSA PARTNERSHIP, L.P.
                      SUMMARY FINANCIAL AND OPERATING DATA
                     (DOLLARS IN THOUSANDS, EXCEPT RATIOS)

                                                                     UNAUDITED
                                                                    SIX MONTHS                      YEAR ENDED
                                                                  ENDED JUNE 30,                 DECEMBER 31, 1995
                                                        -----------------------------------  -------------------------
                                                         PRO FORMA     ACTUAL      ACTUAL      UNAUDITED
                                                          1996(1)       1996        1995     PRO FORMA(1)     ACTUAL
                                                        -----------  ----------  ----------  -------------  ----------
OPERATING DATA:
Rental income.........................................   $  56,303   $   44,590  $   27,806   $   109,533   $   66,455
Management income.....................................         286          446         443           584        1,072
Other income..........................................         783          654         347         1,407          480
                                                        -----------  ----------  ----------  -------------  ----------
Total revenues........................................   $  57,372   $   45,690  $   28,596   $   111,524   $   68,007
                                                        -----------  ----------  ----------  -------------  ----------
  Property operations and maintenance.................   $  14,820   $   12,113  $    7,911   $    28,299   $   18,471
  Real estate taxes...................................       4,747        3,744       1,900         9,173        4,900
  General and administrative..........................       2,149        1,749       1,109         4,346        2,568
  Depreciation and amortization.......................       7,057        5,433       3,404        13,281        8,586
                                                        -----------  ----------  ----------  -------------  ----------
Total expenses........................................   $  28,773   $   23,039  $   14,324   $    55,099   $   34,525
                                                        -----------  ----------  ----------  -------------  ----------
Other Income (Expense)
  Interest expense....................................   $  (4,493)  $   (3,223) $   (1,220)  $   (10,089)  $   (3,004)
  Interest income.....................................       1,248          330          37         2,472          166
                                                        -----------  ----------  ----------  -------------  ----------
  Income before minority interest.....................   $  25,354   $   19,758  $   13,089   $    48,808   $   30,644
  Minority interest...................................         (41)        (127)       (107)          (52)        (224)
                                                        -----------  ----------  ----------  -------------  ----------
  Net income..........................................   $  25,313   $   19,631  $   12,982   $    48,756   $   30,420
                                                        -----------  ----------  ----------  -------------  ----------
                                                        -----------  ----------  ----------  -------------  ----------


                                                         MARCH 24, 1994
                                                        TO DECEMBER 31,
                                                              1994
                                                        ----------------
OPERATING DATA:
Rental income.........................................     $   24,667
Management income.....................................            707
Other income..........................................            460
                                                             --------
Total revenues........................................     $   25,834
                                                             --------
  Property operations and maintenance.................     $    6,851
  Real estate taxes...................................          1,686
  General and administrative..........................          1,374
  Depreciation and amortization.......................          2,882
                                                             --------
Total expenses........................................     $   12,793
                                                             --------
Other Income (Expense)
  Interest expense....................................     $   (1,404)
  Interest income.....................................            658
                                                             --------
  Income before minority interest.....................     $   12,295
  Minority interest...................................           (158)
                                                             --------
  Net income..........................................     $   12,137
                                                             --------
                                                             --------

                                                                                                          AS OF JUNE 30, 1996
                                                                                                       --------------------------
                                                                                                         UNAUDITED
                                                                                                       PRO FORMA(1)     ACTUAL
                                                                                                       -------------  -----------
BALANCE SHEET DATA:
Investment in storage facilities, at cost............................................................   $   727,949   $   642,650
Total assets.........................................................................................       752,870       634,041
Total liabilities....................................................................................       139,277       182,272
Partners' capital....................................................................................       613,593       451,769

                                                                 UNAUDITED
                                                                 SIX MONTHS                         YEAR ENDED
                                                               ENDED JUNE 30,                    DECEMBER 31, 1995
                                                  ----------------------------------------  ---------------------------
                                                   PRO FORMA       ACTUAL        ACTUAL       UNAUDITED
                                                    1996(1)         1996          1995      PRO FORMA(1)      ACTUAL
                                                  ------------  ------------  ------------  -------------  ------------
OTHER DATA:
FFO(2)..........................................  $     32,124  $     24,818  $     16,270   $    61,144   $     39,006
Cash flow provided by (used in)(3):
  Operating activities..........................        30,772        23,302        15,888        61,134         37,775
  Investing activities..........................      (190,340)     (112,305)     (118,620)     (407,505)      (217,168)
  Financing activities..........................       201,049        89,484       102,763       391,048        178,917
EBIDA(4)........................................        36,904        28,414        17,713        72,178         42,234
Ratio of earnings to fixed
 charges(5).....................................          5.85          5.97          9.84          5.18           7.73
Ratio of funds from operations before fixed
 charges to fixed charges(6)....................          7.15          7.28         12.09          6.18           9.46
Number of facilities at end of period...........           215           193           132           215            159
Occupancy rate at end of period.................                          89%           90%                          88%


                                                   MARCH 24, 1994
                                                  TO DECEMBER 31,
                                                        1994
                                                  ----------------
OTHER DATA:
FFO(2)..........................................    $     15,019
Cash flow provided by (used in)(3):
  Operating activities..........................          17,828
  Investing activities..........................        (264,888)
  Financing activities..........................         250,338
EBIDA(4)........................................          16,581
Ratio of earnings to fixed
 charges(5).....................................            9.38
Ratio of funds from operations before fixed
 charges to fixed charges(6)....................           11.33
Number of facilities at end of period...........              96
Occupancy rate at end of period.................              87%

----------------
(1) See "SUSA Partnership, L.P. Pro Forma Financial Information."

(2) FFO means net income, computed in accordance with GAAP, excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. It should not be considered as an alternative to net income as an indicator of the Partnership's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. Further, funds from operations statistics as disclosed by other REITs may not be comparable to the Partnership's calculation of FFO.

(3) Reflects the Partnership's cash flows and pro forma cash flows from operating, investing and financing activities. Pro forma cash flows from operating activities represents net income plus income allocable to minority interest, depreciation of self-storage facilities and amortization of deferred expenses, line of credit fees and the cost of an interest rate "lock." There are no pro forma adjustments for changes in working capital items. Pro forma cash used in investing activities reflects the acquisition of the 117 facilities acquired during 1995 and 1996 for an aggregate purchase price of $414 million. Pro forma cash used in financing activities includes the receipt of $220 million in proceeds from USRealty's purchase of 7,028,754 shares of Common Stock of the Company, the receipt of $107.6 million in proceeds from the public offering of Common Stock completed on June 7, 1995, and the repayment of $147 million outstanding under the Partnership's credit facilities. This unaudited pro forma cash flow data is not necessarily indicative of what actual cash flows would have been assuming the transactions had been completed as of the beginning of each of the periods presented, nor does it purport to represent cash flows from operating, investing and financing activities for future periods.

(4) EBIDA means earnings before interest expense, depreciation, amortization and minority interest. EBIDA is computed as income from operations before minority interest and extraordinary items plus interest expense, depreciation and amortization. The Partnership believes that in addition to cash flows and net income, EBIDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBIDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues, rental expenses, real estate taxes and general and administrative expenses, should be considered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein and included or incorporated by reference in the accompanying Prospectus. Excluded from EBIDA are financing costs such as interest as well as depreciation and amortization, each of which can significantly affect a REIT's results of operations and liquidity and should be considered in evaluating a REIT's operating performance. Further, EBIDA does not represent net income or cash flows from operating, financing and investing activities as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Partnership's operating performance or to cash flows as a measure of liquidity.

(5) The ratio of earnings to fixed charges is computed as income from operations before extraordinary items plus fixed charges (excluding capitalized interest) divided by fixed charges. Fixed charges consist of interest costs including amortization of debt discount and deferred financing fees, whether capitalized or expensed and the interest component of rental expense.

(6) The ratio of FFO before fixed charges to fixed charges is calculated as FFO plus fixed charges (consisting primarily of interest expense), excluding amortization of debt discount and deferred financing fees divided by fixed charges. The Partnership believes that in addition to the ratio of earnings to fixed charges, this ratio provides a useful measure of a REIT's ability to service its debt because of the exclusion of non-cash items such as depreciation and amortization from the definition of FFO. This ratio differs from a GAAP-based ratio of earnings to fixed charges and should not be considered as an alternative to that ratio. Further, funds from operations statistics as disclosed by other REITs may not be comparable to the Partnership's calculation of FFO.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1996

    The following discussion and analysis of the consolidated financial condition and results of operations of the Partnership for the six months ended June 30, 1996, should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included or incorporated by reference in the Prospectus.

    Due to the substantial number of facilities acquired from June 30, 1995, to June 30, 1996, management believes that it is meaningful and relevant in understanding the present and ongoing operations of the Partnership to compare certain information using occupancy, per square foot and pro forma data.

    The following are definitions of terms used throughout this discussion in analyzing the Partnership's business. "Direct Property Operating Cost" is defined as the costs incurred in the operation of a facility, such as utilities, real estate taxes, and on-site personnel. "Indirect Property Operations Cost" is defined as costs incurred in the management of all facilities, such as accounting personnel and management level operations personnel. "Net Operating Income" is defined as total property revenues less Direct Property Operating Costs.

RESULTS OF OPERATIONS--SIX MONTHS ENDED JUNE 30, 1996, COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

    In the first six months of 1996, the Partnership reported growth in revenue, Net Operating Income and net income, respectively, of $17.1 million, $11.0 million and $6.6 million over the same period of 1995. Management income for the six months ended June 30, 1996, remained relatively consistent with 1995. Other income, which reflects primarily sales of lock and packaging products and truck rentals, increased primarily due to the increase in the number of properties owned.

    Cost of property operations and maintenance was $12.1 million for the six months ended June 30, 1996, representing a $4.2 million increase over the first six months of 1995. Cost of property operations and maintenance was 26.5% of revenues for the six months ended June 30, 1996, and 27.7% of revenues for the six months ended June 30, 1995. The higher costs during 1995 were as a result of the Partnership implementing its facility operating cost structure, along with the addition of area and district managers. These costs preceded the revenue growth related to the implementation of the Partnership's marketing and pricing strategies.

    Tax expense increased from $1.9 million or 6.6% of revenues for the six months ended June 30, 1995, to $3.7 million, or 8.2% of revenues, for the six months ended June 30, 1996. This growth as a percentage of revenues reflects both the impact of reassessments on the properties purchased during 1994 and 1995 and the increased state and franchise taxes as the Partnership moves into new states and expands in current states. The majority of the real estate tax increase is attributable to reassessments on acquisitions with the remainder attributable to increased tax rates or reassessments on properties owned for a full year.

    General and administrative expense increased from $1.1 million to $1.7 million for the first six months of 1996 from the comparable six months of 1995. As a percentage of revenues, this category of expense fell from 3.9% for the six months ended June 30, 1995, to 3.8% for the six months ended June 30, 1996. The Partnership expects that the gross expense will grow as the Partnership expands its administration, development and acquisition, management information systems, and human resource departments, in connection with its ongoing growth strategy.

    Depreciation expense increased to $5.4 million for the six months ended June 30, 1996, from $3.4 million for the comparable period in 1995, reflecting the increase in the number of facilities owned. The Partnership has acquired or placed in service approximately $168.0 million in depreciable assets since July 1, 1995.

    Interest expense for the six months ended June 30, 1996, was $3.2 million as compared to $1.2 million for the comparable period in 1995. For the six months ended June 30, 1996, interest expense represents weighted average borrowings of $99.6 million under the Partnership's credit facilities at a weighted average interest rate of 6.4%.

    Interest income was $0.3 million for the six months ended June 30, 1996, as compared to $0.04 million for the six months ended June 30, 1995. Interest income in 1996 represents earnings on overnight deposits and amounts outstanding under the 1995 Employee Stock Purchase and Loan Plan.

LIQUIDITY AND CAPITAL RESOURCES

    Cash provided from operations grew to $23.3 million for the six months ended June 30, 1996, from $15.9 million for the six months ended June 30, 1995. This increase is a result of the Partnership's net income growing $6.6 million, or 51.2%, over the prior six month period, primarily as a result of the increase in number of facilities owned, and the improvement of operations at the facilities acquired.

    During the first six months of 1996, the Partnership acquired 32 facilities totaling 2,057,000 square feet for a purchase price of $114.4 million, including the issuance of 246,000 Units valued at $8.0 million. In addition to its acquisitions during the period, the Partnership opened a newly constructed 68,000 square foot facility in Northern Virginia and a 28,000 square foot expansion to a facility in Sarasota, Florida. The Partnership currently has plans to develop 19 new facilities, primarily in the Washington, D.C., and Memphis, Tennessee, areas. Of these, five projects are under construction or are in construction planning, with expected costs totaling $14.0 million and completion dates anticipated to be in the second quarter of 1997. Expansions are planned for 14 existing facilities, and of these, 10 are under way with planned completion dates ranging from the fourth quarter of 1996 to the second quarter of 1997. Estimated costs of the 10 expansions under way are $10.2 million.

    At June 30, 1996, the Partnership had $147.4 million of borrowings outstanding under its credit facilities, $3.4 million of fixed rate debt maturing in 2001, $2.3 million of fixed rate debt maturing in 2006, and $0.9 million of fixed rate debt maturing in 2000. During the quarter, the Partnership assumed two variable rate mortgages totaling $7.0 million and maturing in 2001. The weighted average balance and interest rate on these mortgages was $4.6 million and 9.01%, respectively. The Partnership had $7.6 million of unused borrowing capacity under its lines of credit at June 30, 1996.

    During the period, the Partnership issued approximately 246,000 Units valued at approximately $8.0 million in connection with the acquisition of facilities.

    During the period, the Company issued 1,948,882 shares of Common Stock to USRealty for net proceeds of $61.0 million. The net proceeds were contributed to the Partnership in exchange for Units and used to repay borrowings under the Partnership's revolving lines of credit.

FUNDS FROM OPERATIONS

    The Partnership believes that FFO should be considered in conjunction with its net income and cash flows to facilitate a clear understanding of its results of operations. FFO is defined as net income, computed in accordance with GAAP, excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to net income as a measure of the Partnership's performance or to cash flows as a measure of liquidity.

    Effective January 1, 1996, the National Association of Real Estate Investment Trusts amended its definition of FFO. The impact on the Partnership of conforming to the amended definition was to reduce FFO by approximately $240,000 and $87,000 for the six month periods ended June 30, 1996 and June 30, 1995, respectively. Because of the change in the definition of FFO, FFO for the Partnership may not be comparable to similarly titled measures of operating performance disclosed by other companies.

    The following table illustrates the components of the Partnership's FFO for the quarters ended June 30, 1996 and June 30, 1995.

                                     THREE MONTHS ENDED                 SIX MONTHS ENDED
                              --------------------------------  --------------------------------
                               JUNE 30, 1996    JUNE 30, 1995    JUNE 30, 1996    JUNE 30, 1995
                              ---------------  ---------------  ---------------  ---------------

Net Income..................     $  10,749        $   6,992        $  19,631        $  12,982
Depreciation of real
 property...................         2,591            1,660            5,036            2,894
Amortization of lease
 guarantees.................            15               76               68              268
Amortization of
 non-compete................            21               63               83              126
                              ---------------       -------     ---------------  ---------------
Consolidated FFO............     $  13,376        $   8,791        $  24,818        $  16,270
                              ---------------       -------     ---------------  ---------------

    The Company, in order to qualify as a REIT, is required to distribute a substantial portion of its net income as dividends to its shareholders. It is the intent of the Partnership that cash distributions will be made for each fiscal year to enable the Company to meet its distribution requirements for qualification as a REIT. While the Partnership's goal is to generate and retain sufficient cash flow to meet its operating, capital, and debt service needs, its dividend requirements may require the Partnership to utilize its bank lines of credit to finance property acquisitions and development and major capital improvements. For the year ended December 31, 1995, distributions were approximately 85% of the Company's FFO.

    The Partnership has incurred approximately $0.43 million for regularly scheduled maintenance and repairs during the six months ended June 30, 1996. For the year, the Partnership expects to incur approximately $1.2 million for scheduled maintenance and repairs and approximately $5.9 million to conform facilities acquired to Partnership standards.

    The Partnership believes that its liquidity and capital resources are adequate to meet its cash requirements relating to its existing operations for the next twelve months.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus Supplement and the accompanying Prospectus, including documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are identified by words such as "expect," "anticipate," "should" and words of similar import. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in this section and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included or incorporated by reference in the Prospectus.

             SUSA PARTNERSHIP, L.P. PRO FORMA FINANCIAL INFORMATION

    The accompanying unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 1996, and the year ended December 31, 1995, have been prepared to reflect (i) the completion of the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds;"
(ii) the incremental effect of the acquisition of 117 facilities during 1995 and 1996; (iii) the sale of $220.0 million of Common Stock to USRealty; and (iv) the sale of $107.6 million of Common Stock in a public offering on June 7, 1995, as if such transactions had occurred on January 1, 1995. The accompanying unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1996, has been prepared to reflect (i) the completion of the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds", (ii) the acquisition of the 22 facilities acquired in the third quarter of 1996 and (iii) the sale of $159.0 million of Common Stock to USRealty in the third quarter of 1996, as if such transactions had occurred on June 30, 1996. These unaudited statements should be read in conjunction with the respective financial statements and notes thereto of the Partnership and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein and included or incorporated by reference in the accompanying Prospectus. In the opinion of management, the pro forma condensed consolidated financial information provides all adjustments necessary to reflect the effects of the Offering, the facility acquisitions and the USRealty investment.

    The pro forma condensed consolidated financial information is unaudited and is not necessarily indicative of the consolidated results which would have occurred if the transactions had been consummated in the periods presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or changes in cash flows for future periods.

                             SUSA PARTNERSHIP, L.P.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1996
                           (UNAUDITED, IN THOUSANDS)

                                               FACILITY         USREALTY
                              HISTORICAL(1) ACQUISITIONS(2)  INVESTMENT(3)   OFFERING(4)   PRO FORMA
                              ------------  ---------------  --------------  -----------  -----------

ASSETS
Investment in storage
 facilities, at cost
  Land......................   $  175,402      $  23,031                                   $ 198,433
  Buildings.................      467,248         62,268                                     529,516
                              ------------  ---------------                               -----------
                                  642,650         85,299                                     727,949
Accumulated depreciation....      (19,637)                                                   (19,637)
Cash and cash equivalents...        3,283                                     $  29,795       33,078
Other assets................        7,745                                         3,735       11,480
                              ------------  ---------------  --------------  -----------  -----------
    Total assets............   $  634,041      $  85,299       $       --     $  33,530    $ 752,870
                              ------------  ---------------  --------------  -----------  -----------
                              ------------  ---------------  --------------  -----------  -----------
LIABILITIES
Notes payable...............   $  147,435      $  78,035       $ (159,000)    $ (66,470)   $      --
7.125% Notes due 2003.......                                                    100,000      100,000
Mortgage notes payable......       13,604          4,440                                      18,044
Accounts payable and accrued
 expenses...................        5,504                                                      5,504
Distribution payable........       11,000                                                     11,000
Rent received in advance....        4,302                                                      4,302
Minority interest...........          427                                                        427
                              ------------  ---------------  --------------  -----------  -----------
    Total liabilities.......      182,272         82,475         (159,000)       33,530      139,277
                              ------------  ---------------  --------------  -----------  -----------
PARTNERS' CAPITAL
General Partner.............      424,310                         159,000                    583,310
Limited Partners............       35,424          2,824                                      38,248
Notes receivable --
 officers...................       (7,965)                                                    (7,965)
                              ------------  ---------------  --------------  -----------  -----------
    Total partners'
     capital................      451,769          2,824          159,000            --      613,593
                              ------------  ---------------  --------------  -----------  -----------
    Total liabilities and
     partners' capital......   $  634,041      $  85,299       $       --     $  33,530    $ 752,870
                              ------------  ---------------  --------------  -----------  -----------
                              ------------  ---------------  --------------  -----------  -----------

  See Notes and Adjustments to Pro Forma Condensed Consolidated Balance Sheet.

                             SUSA PARTNERSHIP, L.P.
                       NOTES AND ADJUSTMENTS TO PRO FORMA
                      CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1996
                           (UNAUDITED, IN THOUSANDS)

(1) Reflects the historical consolidated balance sheet of the Partnership as of June 30, 1996.

(2) Reflects the acquisition of the 22 facilities during the period from July 1, 1996 to September 30, 1996 at an aggregate cost of approximately $85,299. The acquisitions were funded with borrowings on the Partnership's line of credit of approximately $78,035, the issuance of approximately $4,440 of secured debt and $159,000 invested by USRealty during the period.

(3) Reflects the purchase of 1,916,933 shares of common stock of the Company on July 8, 1996, and the purchase of 3,162,939 shares of common stock of the Company on September 30, 1996, both purchases at $31.30 per share for net proceeds of $159,000 by USRealty pursuant to the Strategic Alliance Agreement. The proceeds were contributed by the Company to the Partnership in exchange for Partnership Units.

(4) Reflects the Offering of the Notes by the Partnership and the repayment of approximately $66,470 of the Partnership's lines of credit, the capitalization of the Offering discount, underwriters' fees and other expenses associated with the Offering, including the settlement of a rate hedge agreement, to be amortized over the term of the Notes, and the unallocated proceeds of approximately $29,795.

                             SUSA PARTNERSHIP, L.P.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                  (UNAUDITED, IN THOUSANDS, EXCEPT UNIT DATA)

                                        FACILITY         USREALTY
                      HISTORICAL(1)  ACQUISITIONS(3)   INVESTMENT(4)   OFFERING(5)   PRO FORMA
                      -------------  ---------------  ---------------  -----------  -----------

REVENUES
Rental Income.......    $  44,590       $  11,713                                    $  56,303
Management Income...          446            (160)                                         286
Other Income........          654             129                                          783
                      -------------  ---------------                                -----------
    Total revenue...       45,690          11,682                                       57,372
                      -------------  ---------------                                -----------
OPERATING EXPENSES
Cost of property
 operations and
 maintenance........       12,113           2,707                                       14,820
Real estate taxes...        3,744           1,003                                        4,747
General and
 administrative.....        1,749             400                                        2,149
Depreciation and
 amortization.......        5,433           1,624                                        7,057
                      -------------  ---------------                                -----------
    Total operating
     expenses.......       23,039           5,734                                       28,773
Income from property
 operations.........       22,651           5,948                                       28,599
                      -------------  ---------------       -------     -----------  -----------
OTHER INCOME
 (EXPENSE)
Interest expense....       (3,223)         (5,365)           6,017         (1,922)      (4,493)
Interest income.....          330              --               --            918        1,248
                      -------------  ---------------       -------     -----------  -----------
Income before
 minority
 interest...........       19,758             583            6,017         (1,004)      25,354
Minority interest...         (127)             86                                          (41)
                      -------------  ---------------       -------     -----------  -----------
Net income..........    $  19,631       $     669        $   6,017      $  (1,004)   $  25,313
                      -------------  ---------------       -------     -----------  -----------
                      -------------  ---------------       -------     -----------  -----------
Net income per Unit                                                                  $    0.98
                                                                                    -----------
                                                                                    -----------
Weighted average
 Units outstanding                                                                      25,928
                                                                                    -----------
                                                                                    -----------

    See Notes to Pro Forma Condensed Consolidated Statements of Operations.

                             SUSA PARTNERSHIP, L.P.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                  (UNAUDITED, IN THOUSANDS, EXCEPT UNIT DATA)

                        INITIAL        FACILITY         USREALTY
                     PRO FORMA(2)   ACQUISITIONS(3)  INVESTMENT(4)   OFFERING(5)   PRO FORMA
                     -------------  ---------------  --------------  -----------  -----------

REVENUES
Rental income......    $  81,875       $  27,658                                   $ 109,533
Management
 income............        1,072            (488)                                        584
Other income.......        1,037             370                                       1,407
                     -------------  ---------------                               -----------
    Total
     revenues......       83,984          27,540                                     111,524
                     -------------  ---------------                               -----------
OPERATING EXPENSES
Cost of property
 operations and
 maintenance.......       22,385           5,914                                      28,299
Real estate
 taxes.............        6,171           3,002                                       9,173
General and
 administrative....        3,046           1,300                                       4,346
Depreciation and
 amortization......        9,579           3,702                                      13,281
                     -------------  ---------------                               -----------
    Total operating
     expenses......       41,181          13,918                                      55,099
                     -------------  ---------------                               -----------
Income from
 property
 operations........       42,803          13,622                                      56,425
                     -------------  ---------------                               -----------
OTHER INCOME
 (EXPENSE)
Interest expense...       (7,679)        (11,985)          13,420        (3,845)     (10,089)
Interest income....          637              --               --         1,835        2,472
                     -------------  ---------------  --------------  -----------  -----------
Income before
 minority
 interest..........       35,761           1,637           13,420        (2,010)      48,808
Minority
 interest..........         (224)            172                                         (52)
                     -------------  ---------------  --------------  -----------  -----------
Net income.........    $  35,537       $   1,809       $   13,420     $  (2,010)   $  48,756
                     -------------  ---------------  --------------  -----------  -----------
                     -------------  ---------------  --------------  -----------  -----------
Net income per
 Unit..............                                                                $    1.88
                                                                                  -----------
                                                                                  -----------
Weighted average
 Units outstanding                                                                    25,928
                                                                                  -----------
                                                                                  -----------

     See Notes to Pro Forma Condensed Consolidated Statement of Operations.

                             SUSA PARTNERSHIP, L.P.
       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
  FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND THE YEAR ENDED DECEMBER 31, 1995
                           (UNAUDITED, IN THOUSANDS)

(1) Reflects the historical consolidated statements of operations of the Partnership for the six months ended June 30, 1996.

(2) The Initial Pro Forma Statement of Operations for the year ended December 31, 1995, is presented as if the Company's public offering of 4,025,000 shares of Common Stock at $28.375 per share on June 7, 1995, and the corresponding contribution of the net proceeds therefrom to the capital of the Partnership in exchange for Units, and the acquisition of 63 facilities during 1995 had occurred on January 1, 1995.

(3) Reflects the incremental effect of the acquisition of 56 facilities during 1996 and 63 Properties during 1995 as if such acquisitions had occurred as of the beginning of the period presented. Also reflects estimated cost of property, general and administrative, operations and maintenance, interest expense and depreciation and amortization for periods prior to acquisition. Estimated interest has been based upon actual borrowings used to acquire the properties at the interest rates in effect for such borrowings.

(4) Reflects the reduction of interest expense on debt repaid with the proceeds of USRealty's $220.0 million purchase of Common Stock as if such repayment had occurred as of the beginning of the period presented.

(5) Reflects estimated interest expense on the Notes for the six months ended June 30, 1996, and the year ended December 31, 1995, at an effective annual interest rate of 7.9% (which includes cash interest, and amortization of deferred offering costs), less interest on debt repaid with the proceeds of the Offering and unallocated cash assumed to be invested during the period.

                              DESCRIPTION OF NOTES

    THE FOLLOWING SUMMARY SETS FORTH CERTAIN TERMS AND PROVISIONS OF THE NOTES AND THE INDENTURE (AS DEFINED BELOW) AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TERMS AND PROVISIONS OF THE NOTES AND THE INDENTURE, WHICH ARE INCORPORATED HEREIN BY REFERENCE. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN TO THEM IN THE NOTES AND IN THE INDENTURE. THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES OFFERED HEREBY (WHICH ARE INCLUDED IN THE "DEBT SECURITIES" DESCRIBED IN THE ACCOMPANYING PROSPECTUS) SUPPLEMENTS, AND, TO THE EXTENT INCONSISTENT THEREWITH, REPLACES THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES SET FORTH IN THE PROSPECTUS.

GENERAL

    The Notes are to be issued pursuant to an Indenture, dated as of November 1, 1996 (the "Indenture"), between the Partnership and The First National Bank of Chicago, as Trustee (the "Trustee"). The Notes will be limited to $100,000,000 in aggregate principal amount. The terms of the Notes include those provisions contained in the Notes and the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Notes are subject to all such terms, and holders of Notes are referred to the Notes and the Indenture and the TIA for a statement thereof. Copies of the Indenture and the form of the Notes are available for inspection at the office of the Trustee located at One First National Plaza -- Suite 0126, Chicago, Illinois 60670.

    The Notes will be direct, unsecured and unsubordinated obligations of the Partnership and will rank PARI PASSU with each other and all other unsecured and unsubordinated indebtedness of the Partnership from time to time outstanding. However, the Notes will be effectively subordinated to mortgages and other secured indebtedness of the Partnership. As of September 30, 1996, the Partnership had outstanding $66.1 million of unsecured, unsubordinated debt and $18.0 million of secured debt. On a pro forma basis, after giving effect to the completion of the Offering, as of September 30, 1996, the Partnership would have had outstanding $100.0 million of unsecured, unsubordinated indebtedness, $18.0 million in secured indebtedness and $735.5 million in unencumbered assets. Subject to certain limitations set forth in the Notes and the Indenture described in the Prospectus under the caption "Description of Debt Securities -- Certain Covenants," the Indenture will permit the Partnership to incur additional indebtedness and additional secured indebtedness.

    The Notes will be issued only in fully registered, book-entry form, in denominations of $1,000 and integral multiples thereof, except under the limited circumstances described below under "-- Book-Entry System."

PAYMENT OF PRINCIPAL AND INTEREST ON THE NOTES

    Interest on the Notes will accrue at the rate set forth on the cover page of this Prospectus Supplement from November 1, 1996, or the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, and will be payable in U.S. Dollars semi-annually in arrears on May 1 and November 1 of each year (each, an "Interest Payment Date"), commencing May 1, 1997. The interest so payable will be paid to the person (the "Holder") in whose name the applicable Note is registered at the close of business on the April 15 or October 15, as the case may be, (whether or not a Business Day, as defined below) next preceding the applicable Interest Payment Date (each, a "Regular Record Date"). The principal of each Note payable on the Maturity Date will be paid in U.S. Dollars against presentation and surrender thereof at the Corporate Trust Office of the Trustee located at 14 Wall Street, 8th Floor, Window 2, New York, New York 10005. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

MATURITY

    The Notes will mature on November 1, 2003. The Notes may be redeemed at the option of the Partnership at any time. See "-- Optional Redemption." The Notes will not be entitled to the benefit of any sinking fund.

OPTIONAL REDEMPTION

    The Notes may be redeemed at any time at the option of the Partnership, in whole or from time to time in part, at a redemption price equal to the sum of
(i) the principal amount of the Notes (or portion thereof) being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Notes (or portion thereof) (the "Redemption Price").

    If notice has been given as provided in the Indenture and funds for the redemption of any Notes (or any portion thereof) called for redemption shall have been made available on the redemption date referred to in such notice, such Notes (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Notes will be to receive payment of the Redemption Price.

    Notice of any optional redemption of any Notes (or any portion thereof) will be given to Holders at their addresses, as shown in the security register for such Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

    The Partnership will notify the Trustee at least 60 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of such Notes to be redeemed and their redemption date. If less than all of the Notes are to be redeemed at the option of the Partnership, the Trustee shall select, in such manner as it shall deem fair and appropriate, such Notes to be redeemed in whole or in part.

    As used herein:

    "MAKE-WHOLE AMOUNT" means, in connection with any optional redemption or accelerated payment of any Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

    "REINVESTMENT RATE" means .20% plus the arithmetic mean of the yields under the respective heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

    "STATISTICAL RELEASE" means the statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Partnership.

ADDITIONAL COVENANT

    In addition to the limitations on the incurrence of Indebtedness described in the Prospectus under the caption "Description of Debt Securities -- Certain Covenants -- Limitations on Incurrence of Indebtedness," for so long as there are any Outstanding Debt Securities (other than Debt Securities not entitled, by their terms, to the benefit of this covenant), the Partnership will not, and will not permit any Subsidiary to, incur any Secured Indebtedness of the Partnership or any Subsidiary if, immediately after giving effect to the incurrence of such additional Secured Indebtedness, the aggregate principal amount of all outstanding Secured Indebtedness of the Partnership and its Subsidiaries on a consolidated basis would be greater than 40% of Adjusted Total Assets.

    As used herein, "Secured Indebtedness" means Indebtedness secured by any mortgage, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets.

SATISFACTION AND DISCHARGE OF THE INDENTURE

    The Indenture will, under certain circumstances, upon the Partnership's request cease to be of further effect with respect to the Notes, and the Trustee will execute proper instruments acknowledging satisfaction and discharge of its Indenture as to the Notes. See "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the accompanying Prospectus.

BOOK-ENTRY SYSTEM

    The Notes will be issued in the form of a single fully-registered Note in book-entry form (the "Global Note") which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC's nominee. Except as set forth below, the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

    So long as DTC or its nominee is the registered owner of the Global Note, DTC or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture and the beneficial owners of the Notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Upon specified written instructions of a Participant (defined below), DTC will have its nominee assist Participants in the exercise of certain Holders' rights, such as a demand for acceleration or an instruction to the Trustee. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture.

    If (i) DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a successor depository is not appointed by the Partnership within 90 days, (ii) an Event of Default under the Indenture has occurred and is continuing and the beneficial owners representing a majority in principal amount of the Notes advise DTC to cease acting as depository or (iii) the Partnership, in its sole discretion, determines at any time that the Notes shall no longer be represented by the Global Note, the Partnership will issue individual Notes of the applicable amount and in certificated form in exchange for the Global Note. In any such instance, an owner of a beneficial interest in the Global Note will be entitled to physical delivery of individual Notes in certificated form of like tenor, equal in principal amount to such beneficial interest and to have such Notes in certificated form registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

    The following is based on information furnished by DTC:

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

        Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participant's records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Notes are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

    To facilitate subsequent transfers, the Global Note is registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Global Note with DTC and its registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

    Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified on a list attached to the Omnibus Proxy).

    Principal and interest payments on the Notes will be made by the Partnership to the Trustee and from the Trustee to DTC. DTC's practice is to credit Direct Participant's accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or the Partnership subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Partnership or the Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Partnership or the Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Note certificates are required to be printed and delivered.

    The Partnership may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Note certificates will be printed and delivered.

    None of the Partnership, the Underwriters or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Notes will be made in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Partnership in immediately available funds.

    Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-Day Funds Settlement System until maturity, or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement and the Pricing Agreement, the Partnership has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

                                                                 PRINCIPAL
                                                                 AMOUNT OF
                         UNDERWRITER                               NOTES
-------------------------------------------------------------  -------------

Goldman, Sachs & Co..........................................  $  60,000,000
First Chicago Capital Markets, Inc...........................     20,000,000
J.P. Morgan Securities Inc...................................     20,000,000
                                                               -------------
    Total....................................................  $ 100,000,000
                                                               -------------
                                                               -------------

    Under the terms and conditions of the Underwriting Agreement and the Pricing Agreement, the Underwriters are committed to take all of the Notes, if any are taken.

    The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of .40% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Notes are a new issue of securities with no established trading market. The Notes have been approved for listing, subject to notice of issuance, on the NYSE under the symbol "SUS 03." The Underwriters have advised the Partnership that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

    Settlement for the Notes will be made in immediately available funds and all secondary trading in the Notes will settle in immediately available funds. See "Description of Notes -- Same-Day Settlement and Payment."

    In the ordinary course of their respective businesses, the Underwriters provide investment banking, advisory and other financial services to the Partnership and its affiliates for which they receive customary fees. The First National Bank of Chicago, an affiliate of First Chicago Capital Markets, Inc., is lender and agent under the Partnership's $75 million revolving credit facility, for which it has received customary fees. In addition, the Partnership intends to use more than 10% of the net proceeds from the sale of the Notes to repay indebtedness owed by it to The First National Bank of Chicago. Accordingly, the Offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. First Chicago Capital Markets, Inc. is participating in the Offering on the same terms as the other Underwriters and will not receive any benefit in connection with the Offering other than customary managing, underwriting and selling fees.

    The Partnership has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                               VALIDITY OF NOTES

    The validity of the Notes offered hereby will be passed upon for the Partnership by Hunton & Williams, Richmond, Virginia, and for the Underwriters by Sullivan & Cromwell, New York, New York, who will rely on the opinion of Hunton & Williams as to matters of Tennessee law.

PROSPECTUS
                                  $250,000,000

                             SUSA PARTNERSHIP, L.P.

                                DEBT SECURITIES
                                  -----------

    SUSA Partnership, L.P. (the "Partnership"), may from time to time offer in one or more series unsecured, non-convertible debt securities ("Debt Securities") having an aggregate initial public offering price not to exceed $250,000,000, on terms to be determined at the time of offering. The Debt Securities may be offered by the Partnership in separate series, in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). At least one nationally recognized statistical rating organization will have assigned an investment grade rating to the Debt Securities at the time of sale.

    The Debt Securities will be effectively subordinated to any secured indebtedness of the Partnership. At March 31, 1996, the Partnership had $6.6 million in secured indebtedness outstanding. The Debt Securities will rank in PARI PASSU with all other unsecured and unsubordinated indebtedness of the Partnership. Subject to certain limitations set forth in the indenture regarding the Debt Securities, the Partnership may incur additional secured or unsecured indebtedness. See "Description of Debt Securities -- Certain Covenants -- Limitations on Incurrence of Indebtedness." Except as described under
"Description of Debt Securities -- Merger, Consolidation or Sale" or "Description of Debt Securities -- Certain Covenants" or as may be set forth in any Prospectus Supplement, the applicable indenture will not contain any provisions that would limit the ability of the Partnership to incur indebtedness or that would afford holders of the Debt Securities protection in the event of a significant transaction involving the Partnership that may adversely affect the holders of the Debt Securities.

    The specific terms of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include the specific title, aggregate principal amount, form (which may be certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants, and any initial public offering price. The applicable Prospectus Supplement will also contain information, where applicable, concerning material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered thereby.

    The Debt Securities may be offered directly, through agents designated from time to time by the Partnership, or to or through underwriters or dealers. If any designated agents or any underwriters are involved in the sale of Debt Securities, they will be identified and their compensation will be described in the applicable Prospectus Supplement. See "Plan of Distribution." No Debt Securities may be sold without delivery of the applicable Prospectus Supplement describing such Debt Securities and the method and terms of the offering thereof.
                                 --------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION  NOR HAS THE
       SECURITIES AND  EXCHANGE COMMISSION  OR ANY  STATE  SECURITIES
           COMMISSION  PASSED  UPON THE  ACCURACY OR  ADEQUACY OF
               THIS PROSPECTUS.  ANY REPRESENTATION  TO  THE
                           CONTRARY IS A CRIMINAL OFFENSE.
                                 --------------

                 The date of this Prospectus is August 1, 1996.

                             AVAILABLE INFORMATION

    The Partnership and its general partner, Storage USA, Inc. (the "Company"), are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, the Partnership will file reports and other information with the Securities and Exchange Commission (the "Commission") and the Company files reports, proxy statements and other information with the Commission. Information for the Partnership is substantially identical to that for the Company. The reports, proxy statements and other information filed by the Partnership and the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048, and can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. In the case of the Company, such materials can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    This Prospectus is part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information, reference is made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company (File No. 001-12910) with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         (i) Annual Report on Form 10-K, for the year ended December 31, 1995, as amended by the Annual Report on Form 10-K/A-1, filed on June 27, 1996;

        (ii) Quarterly Report on Form 10-Q, for the quarter ended March 31, 1996, as amended by the Quarterly Report on Form 10-Q/A, filed on June 27, 1996;

        (iii) Current Reports on Form 8-K filed on March 7, April 1 and April 5 and the Current Report on Form 8-K filed on June 21, 1996, as amended by the Current Report on Form 8-K/A filed on July 17, 1996; and

        (iv) the 1996 Annual Meeting Proxy Statement filed on April 5, 1996 (excluding information under the headings "Report of the Compensation Committee on Executive Compensation" and "Performance Graph".

    All documents filed by the Partnership and the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of all of the Debt Securities shall be deemed to be incorporated by reference herein.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any accompanying Prospectus Supplement relating to a specific offering of Debt Securities or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement.

    The Partnership will provide on request and without charge to each person to whom this Prospectus is delivered a copy (without exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to SUSA Partnership, L.P., 10440 Little Patuxent Parkway, Suite 1100, Columbia, Maryland 21044, Attention: Storage USA, Inc., Secretary (telephone (410) 730-9500).

                                THE PARTNERSHIP

    The Partnership is managed by its general partner, Storage USA, Inc. The Company is a self-managed, self-advised real estate investment trust ("REIT") engaged in the business of owning, managing, acquiring and developing self-storage facilities. The Company operates through the Partnership, in which it owns approximately a 95% interest and through SUSA Management, Inc., which provides self-storage management and ancillary services to the Partnership and in which the Partnership owns a 99% economic interest. The description of business, property information, policies with respect to certain activities and management information for the Partnership are substantially identical to that of the Company. Such information may be found in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, and in the Company's 1996 Annual Meeting Proxy Statement filed April 5, 1996. At March 31, 1996, the Partnership owned 166 facilities containing 11.1 million net rentable square feet in 24 states and the District of Columbia and managed for others 29 facilities containing an additional 1.8 million net rentable square feet. Average physical and economic occupancy for the facilities owned by the Partnership at March 31, 1996, were 88% and 81%, respectively. Average weighted annual rent per square foot for these facilities was $9.40.

    The Partnership is a Tennessee limited partnership and the Company is a Tennessee corporation. Their executive offices are located at 10440 Little Patuxent Parkway, Suite 1100, Columbia, Maryland 21044 and their telephone number is (410) 730-9500.

                                USE OF PROCEEDS

    Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of any Debt Securities will be used by the Partnership for general partnership purposes, which may include repayment of indebtedness, making improvements to properties and the acquisition and development of additional properties.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The Partnership's ratio of earnings to fixed charges for the quarter ended March 31, 1996 was 5.43 and for the year ended December 31, 1995, was 7.73. For the period January 1, 1994, through March 23, 1994, fixed charges exceeded earnings by $165,000. The Partnership's ratio of earnings to fixed charges for the period March 24, 1994, to December 31, 1994 was 9.38 and the Partnership's pro forma ratio of earnings to fixed charges for the year ended December 31, 1994, was 8.63. The pro forma results of operations from which the ratio of earnings to fixed charges for 1994 is calculated reflect the Partnership's annual results of operations and assume that the Company's initial public offering and related transactions, including the contribution of the net proceeds from such offering to the Partnership, were completed on January 1, 1994. The Partnership's ratio of earnings to fixed charges for the years ended December 31, 1993 was 1.10. For the years ended December 31, 1992 and 1991, respectively, fixed charges exceeded earnings by $3.0 and $4.2 million.

    The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For purposes of computing these ratios, earnings consist of income before extraordinary items plus fixed charges other than capitalized interest, and fixed charges consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and expense. To date, the Partnership has not issued any preferred interests in the Partnership; therefore, the ratios of earnings to combined fixed charges and preferred share dividends are identical.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Debt Securities.

    The Debt Securities will be issued under an indenture to be dated as of November 1, 1996, as amended or supplemented from time to time (the "Indenture"), between the Partnership and The First National Bank of Chicago, as trustee (the "Trustee"). The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the corporate trust services office of the Trustee at One First National Plaza -- Suite 0126, Chicago, Illinois 60670 or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

    Wherever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated by reference herein or therein, as the case may be.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Partnership and will rank in PARI PASSU with all other unsecured and unsubordinated indebtedness of the Partnership. The Debt Securities are non-convertible and will be effectively subordinated to any secured indebtedness of the Partnership. At least one nationally recognized statistical rating organization will have assigned an investment grade rating to the Debt Securities at the time of sale. At March 31, 1996, the Partnership had $6.6 million in secured indebtedness outstanding. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company as sole general partner of the Partnership or as established in the Indenture in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

    The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 610). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

    The applicable Prospectus Supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities: (1) the title of such Debt Securities;
(2) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part; (3) the Person to whom any interest on a Debt Security shall be payable, if other than the Person in whose name the Debt Security is registered; (4) the date or dates on which the principal of any of such Debt Securities will be payable; (5) the rate or rates at which any of such Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (6) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable; (7) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Partnership; (8) the obligation, if any, of the Partnership to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions on which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (9) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (11) if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (12) if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (13) if applicable, that such Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under "-- Defeasance and Covenant Defeasance -- Defeasance and Discharge" or "-- Defeasance and Covenant Defeasance -- Covenant Defeasance", or under both such captions; (14) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Debt Securities and, if so, the respective Depositaries for such Global Debt Securities, the form of any legend or legends to be borne by any such Global Debt Security in addition to or in lieu of the legend referred to under "-- Form, Exchange and Transfer -- Global Debt Securities" and, if different from those described under such caption, any circumstances under which any such Global Debt Security may be exchanged in whole or in part for Debt Securities registered, and any transfer of such Global Debt Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Debt Security or its nominee; (15) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders thereof to declare the principal amount of any of such Debt Securities due and payable; (16) any addition to or change in the covenants in the Indenture described under "-- Certain Covenants" applicable to any of such Debt Securities; and (17) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture. (Section 301)

    Debt Securities, including Original Issue Discount Debt Securities, may be sold at a substantial discount below their principal amount. Certain special
United States federal income tax considerations (if any) applicable to Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement.

    Except as described under "-- Merger, Consolidation or Sale" or "-- Certain Covenants" or as may be set forth in any Prospectus Supplement, the Indenture does not contain any provisions that would limit the ability of the Partnership to incur indebtedness or that would afford holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Partnership, the management of the Partnership, or any affiliate of any such party, (ii) a change of control or (iii) a reorganization, restructuring, merger or similar transaction involving the Partnership that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "-- Merger, Consolidation or Sale," the Partnership may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Partnership, that would increase the amount of the Partnership's indebtedness or substantially reduce or eliminate the Partnership's assets, which may have an adverse effect on the Partnership's ability to service its indebtedness, including the Debt Securities. However, restrictions on ownership and transfers of the Company's Common Stock designed to preserve its status as a REIT may act to prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, REGISTRATION AND TRANSFER

    The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable Prospectus Supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

    At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Debt Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

    Subject to the terms of the Indenture and the limitations applicable to Global Debt Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Partnership for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Partnership has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Partnership for any Debt Securities will be named in the applicable Prospectus Supplement. (Section 305) The Partnership may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Partnership will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002)

    If the Debt Securities of any series (or of any series and specified terms) are to be redeemed in part, the Partnership will not be required (i) to issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing, (ii) to register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part or (iii) to issue, register the transfer of or exchange any Debt Security that has been surrendered for payment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid. (Section
305)

GLOBAL DEBT SECURITIES

    Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Debt Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Debt Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture. (Section 305)

    Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Debt Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Debt Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Debt Security or any nominee of such Depositary unless (i) the Depositary has notified the Partnership that it is unwilling or unable to continue as Depositary for such Global Debt Security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Debt Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement (Section 305). All securities issued in exchange for a Global Debt Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305)

    As long as the Depositary, or its nominee, is the registered Holder of a Global Debt Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Debt Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the Indenture (Section 308). Except in the limited circumstances referred to above, owners of beneficial interests in a Global Debt Security will not be entitled to have such Global Debt Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Debt Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Indenture. All payments of principal of and any premium and interest on a Global Debt Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Debt Security.

    Ownership of beneficial interests in a Global Debt Security will be limited to institutions that have accounts with the Depositary or its nominee
("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Debt Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Debt Security to the accounts of its participants. Ownership of beneficial interests in a Global Debt Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and others matters relating to beneficial interests in a Global Debt Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Partnership, the Trustee or any agent of the Partnership or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Debt Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Debt Security, in some cases, may trade in the Depositary's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the Depositary to settle in immediately available funds. The Partnership cannot predict the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Debt Security upon the original issuance thereof may be required to be made in immediately available funds.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

    Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Partnership may designate for such purpose from time to time, except that at the option of the Partnership payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee in the City of New York will be designated as the Partnership's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Partnership for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Partnership may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Partnership will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

    All moneys paid by the Partnership to a Paying Agent for the payment of the principal of, or any premium or interest on, any Debt Security that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Partnership, and the Holder of such Debt Security thereafter may look only to the Partnership for payment thereof. (Section 1003)

    Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof SHALL be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable supplement (Section 307).

MERGER, CONSOLIDATION OR SALE

    The Partnership may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person (a "successor Person"), and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Partnership, UNLESS (i) the successor Person (if any) is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction and assumes, by a supplemental indenture, the Partnership's obligations on the Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, and treating any indebtedness which becomes an obligation of the Partnership or any Subsidiary as a result of the transaction as having been incurred by it at the time of the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (iii) certain other conditions are met. (Section 801)

CERTAIN COVENANTS

    EXISTENCE. Except as permitted under "-- Merger, Consolidation or Sale," the Partnership will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the Debt Securities (Section 1005).

    MAINTENANCE OF PROPERTIES. The Partnership will be required to cause all properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Partnership shall not be prevented from discontinuing the operation or maintenance of any of its properties if such discontinuance is, in the judgment of the Partnership, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Holders. (Section 1006).

    INSURANCE. The Partnership will be required to, and to cause each of its subsidiaries to, keep all of its insurable properties insured against loss or damage with insurers of recognized responsibility in commercially reasonable amounts and types (Section 1008).

    PAYMENT OF TAXES AND OTHER CLAIMS. The Partnership will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Partnership or any subsidiary or upon the income, profits or property of the Partnership or any subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Partnership or any subsidiary; provided, however, that the Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. (Section 1007).

    PROVISION OF FINANCIAL INFORMATION. Whether or not the Partnership is subject to Section 13 or Section 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Partnership will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Partnership would have been required to file with the Commission pursuant to such Section 13 or Section 15(d) (the "Financial Statements") if the Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Partnership would have been required so to file such documents if the Partnership were so subject. The Partnership will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all holders of Debt Securities whose names appear in the security register for such Debt Securities (the "Holders"), as their names and addresses appear in the security register for such Debt Securities, without cost to such Holders, copies of the annual reports and quarterly reports which the Partnership would have been required to file with the Commission pursuant to
Section 13 or Section 15(d) of the Exchange Act if the Partnership were subject to such Sections and (ii) file with any Trustee copies of the annual reports, quarterly reports and other documents which the Partnership would have been required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act if the Partnership were subject to such Sections and (y) if filing such documents by the Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder. (Section 1010).

    LIMITATIONS ON INCURRENCE OF INDEBTEDNESS. The Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness (as defined below), other than inter-company debt representing Indebtedness to which the only parties are the Company, the Partnership and any of their Subsidiaries (but only so long as such Indebtedness is held solely by any of the Company, the Partnership and any Subsidiary) that is subordinate in right of payment to Outstanding Debt Securities if, immediately after giving effect to the incurrence of such additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Partnership and its Subsidiaries on a consolidated basis is greater than 60% of the sum of (i) Total Assets (as defined below) as of the end of the calendar quarter covered in the Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Trustee (or such reports of the Company if filed by the Partnership with the Trustee in lieu of filing its own reports) prior to the incurrence of such additional Indebtedness and (ii) the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Indebtedness (such increase, together with the Total Assets, is referred to as "Adjusted Total Assets"). (Section 1009)

    In addition to the foregoing limitation on the incurrence of Indebtedness, the Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge (in each case as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5 to 1, on a pro forma basis, after giving effect to the incurrence of such Indebtedness and to the application of the proceeds therefrom and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Indebtedness by the Partnership or its Subsidiaries since the first day of such four-quarter period and had been incurred, repaid or retired at the beginning of such period

(except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period), (iii) the income earned on any increase in Adjusted Total Assets since the end of such four-quarter period had been earned on an annualized basis, during such period, and (iv) in the case of any acquisition or disposition by the Partnership or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment Indebtedness had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. (Section 1009)

    For purposes of the foregoing provisions regarding the limitation on the incurrence of Indebtedness, Indebtedness shall be deemed to be "incurred" by the Partnership or a Subsidiary whenever the Partnership and its Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof. (Section 1009)

    MAINTENANCE OF TOTAL UNENCUMBERED ASSETS. For so long as there are Outstanding any Debt Securities (other than Debt Securities that are not, by their terms, entitled to the benefit of this covenant), the Partnership is required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of all outstanding Unsecured Indebtedness. (Section 1009)

    As used herein:

        "ANNUAL SERVICE CHARGE" as of any date means the maximum amount which is payable in any 12-month period from such date for interest and required amortization (including amounts payable to sinking funds or similar arrangements for the retirement of debt which matures serially, but excluding principal payable at final maturity of such debt) on Indebtedness of the Partnership and its Subsidiaries.

        "CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE" for any period means Consolidated Net Income plus amounts which have been deducted for (a) interest on Indebtedness of the Partnership and its Subsidiaries, (b) provision for taxes of the Partnership and its Subsidiaries based on income,
    (c) amortization of Indebtedness discount, (d) provisions for gains and losses on properties, (e) depreciation and amortization, (f) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (g) amortization of deferred charges and (h) the effect of net income (or loss) of joint ventures in which the Partnership or any Subsidiary owns an interest to the extent not providing a source of, or requiring a use of, cash, respectively.

        "CONSOLIDATED NET INCOME" for any period means the amount of consolidated net income (or loss) of the Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

        "INDEBTEDNESS" of the Partnership or any Subsidiary means any indebtedness of the Partnership or such Subsidiary, as applicable, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by a mortgage, pledge, lien, charge, encumbrance of any security interest existing on property owned by the Partnership or such Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Partnership or such Subsidiary as lessee which is reflected in the Partnership's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Partnership's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by the Partnership or such Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Partnership or any Subsidiary).

        "SUBSIDIARY" means a corporation, partnership or limited liability company more than 50% of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Partnership or by one or more other Subsidiaries, or by the Partnership and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

        "TOTAL ASSETS" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable).

        "TOTAL UNENCUMBERED ASSETS" means the sum of (i) those Undepreciated Real Estate Assets which have not been pledged, mortgaged or otherwise encumbered by the owner thereof to secure Indebtedness, excluding infrastructure assessment bonds and (ii) all other assets of the Partnership and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable) which have not been pledged, mortgaged or otherwise encumbered by the owner thereof to secure Indebtedness.

        "UNDEPRECIATED REAL ESTATE ASSETS" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

        "UNSECURED INDEBTEDNESS" means Indebtedness which is (i) not subordinated to any other Indebtedness and (ii) not secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the properties of the Partnership or any Subsidiary.

    ADDITIONAL  COVENANTS.    Any  additional  or  different  covenants  of  the
Partnership with respect to any series of Debt Securities will be set forth in the applicable Prospectus Supplement.

EVENTS OF DEFAULT

    Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay any interest on any Debt Securities of that series when due, that has continued for 30 days; (b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Partnership in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), that has continued for 60 days after written notice has been given by the Trustee, or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture; (e) failure to pay when due (subject to any applicable grace period) the principal of, or acceleration of, any indebtedness for money borrowed by the Partnership, if, in the case of any such failure, such indebtedness has not been discharged or, in the case of any such acceleration, such indebtedness has not been discharged or such acceleration has not been rescinded or annulled, in each case within 10 days after written notice has been given by the Trustee, or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture, if the aggregate outstanding principal amount of indebtedness under the instrument with respect to which such default or acceleration has occurred exceeds $10 million; (f) certain events of bankruptcy, insolvency or reorganization of the Partnership or any Significant Subsidiary or any of their respective property; and (g) any other event of default provided with respect to a particular series of Debt Securities. (Section 501)

    If an Event of Default (other than  an Event of Default described in  clause
(f) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (f) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Debt Security or other Debt Security, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see "-- Modification and Waiver".

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

    No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

    Within 120 days after the close of each fiscal year, the Partnership will be required to furnish to the Trustee a statement by certain of the Company's officers as to whether the Partnership, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004)

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Partnership and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Debt Security or any other Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (g) reduce the percentage in principal amount of

Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or
(h)  modify such  provisions with respect  to modification  and waiver. (Section
902)

    The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by the Partnership with certain restrictive provisions of the Indenture. (Section 1011) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture that cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513)

    The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date (i) the principal amount of an Original Issue Discount Debt Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date and (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security. Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302, will not be deemed to be Outstanding. (Section 101)

    Except in certain limited circumstances, the Partnership will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Partnership (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

    Modifications and amendments of the Indenture may be made by the Partnership and the Trustee without the consent of any holders of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Partnership and the assumption by such successor of the covenants of the Partnership in the Indenture and the Debt Securities; (ii) to add to the covenants of the Partnership for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Partnership in the Indenture; (iii) to add events of default for the benefit of the holders of all or any series of Debt Securities; (iv) to add to or change any provisions of the Indenture as necessary to permit or facilitate the issuance of Debt Securities in uncertificated form; (v) to add to, change or eliminate any of the provisions of the Indenture with respect to one or more series of Debt Securities, so long as the changes (A) do not (1) apply to any Debt Securities of any series created prior to such modification or amendment and entitled to the benefit of such provision or (2) modify the rights of the holder of any such Debt Security with respect to such provision, or (B) will only become effective when there is no such Debt Security Outstanding; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series as permitted in the Indenture; or (viii) to provide for the acceptance of appointment by a successor Trustee. (Section 901)

DEFEASANCE AND COVENANT DEFEASANCE

    If and to the extent indicated in the applicable Prospectus Supplement, the Partnership may elect, at its option at any time, to have the provisions of
Section 1302 of the Indenture, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, applied to the Debt Securities of any series, or to any specified part of a series. (Section 1301)

    DEFEASANCE AND DISCHARGE. The Indenture provides that, upon the Partnership's exercise of its option (if any) to have Section 1302 applied to any Debt Securities, the Partnership will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Partnership has delivered to the Trustee an Opinion of Counsel to the effect that the Partnership has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304)

    DEFEASANCE OF CERTAIN COVENANTS. The Indenture provides that, upon the Partnership's exercise of its option (if any) to have Section 1303 applied to any Debt Securities, the Partnership may omit to comply with certain restrictive covenants, including those described under "Certain Covenants," in the last sentence under "Merger, Consolidation or Sale" and any that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) and clauses (e) and (g) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities. The Partnership, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. The Partnership will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Partnership exercised this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Partnership would remain liable for such payments. (Sections 1303 and 1304) "U.S. Government Obligations" means securities which are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as a agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian of the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section 1304)

NOTICES

    Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and
106)

TITLE

    The Partnership, the Trustee and any agent of the Partnership or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

NO CONVERSION RIGHTS

    The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Partnership.

                              PLAN OF DISTRIBUTION

    The Partnership may sell Debt Securities to or through underwriters and also may sell Debt Securities directly to other purchasers or through agents.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Debt Securities, underwriters may receive compensation from the Partnership or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Partnership and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933 (the "Act"). Any such underwriter or agent will be identified, and any such compensation received from the Partnership will be described, in the Prospectus Supplement.

    Under agreements which may be entered into by the Partnership, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Partnership against certain liabilities, including liabilities under the Act.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, the Company and the Partnership in the ordinary course of business.

                          VALIDITY OF DEBT SECURITIES

    The validity of the Debt Securities will be passed upon for the Partnership by Hunton & Williams, Richmond, Virginia.

                                    EXPERTS

    The consolidated financial statements of the Partnership as of December 31, 1995 and 1994, and for the year ended December 31, 1995, and for the period from March 23, 1994 (inception) to December 31, 1994, and the combined results of Storage USA, Inc. (the "Predecessor") for the period from January 1, 1994 through March 23, 1994 and for the year ended December 31, 1993, appearing in this Prospectus and Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon included therein. Such financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of the Company incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1995, and Historical Summaries of Combined Gross Revenue and Direct Operating Expenses for the year ended December 31, 1994 included in the Company's Current Report on Form 8-K filed on April 5, 1996, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             SUSA PARTNERSHIP, L.P.
                         INDEX TO FINANCIAL INFORMATION

       I.  For the Quarter Ended March 31, 1996 (Unaudited)

           Management's Discussion and Analysis of Financial Condition                         F-3
             and Results of Operations.......................................................

           Consolidated Balance Sheets.......................................................  F-7

           Consolidated Statements of Operations.............................................  F-8

           Consolidated Statements of Cash Flows (unaudited).................................  F-9

           Notes to Consolidated Financial Statements........................................  F-10

      II.  For the Year Ended December 31, 1995

           Management's Discussion and Analysis of Financial Condition                         F-14
             and Results of Operations.......................................................

           Consolidated Balance Sheets.......................................................  F-25

           Consolidated Statements of Operations.............................................  F-26

           Consolidated Statements of Cash Flows.............................................  F-27

           Consolidated Statement of Partners' Capital.......................................  F-28

           Consolidated Statements of Shareholders' Equity...................................  F-29

           Notes to Consolidated Financial Statements........................................  F-30

           Report of Independent Accountants.................................................  F-40

     III.  Selected Financial Data...........................................................  F-41

      IV.  Schedule of Real Estate and Accumulated Depreciation..............................  F-42

           Report of Independent Accountants.................................................  F-47

                             SUSA PARTNERSHIP, L.P.
                       CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE QUARTER ENDED MARCH 31, 1996
                                  (UNAUDITED)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of the consolidated financial condition and results of operations of SUSA Partnership, L.P. (the "Operating Partnership") should be read in conjunction with the Consolidated Financial Statements and Notes thereto. References to the Operating Partnership include SUSA Management, Inc., a wholly owned subsidiary. Storage USA, Inc., ("the Company") a self-managed real estate investment trust ("REIT") is the sole general partner of the Operating Partnership.

    Due to the substantial number of facilities acquired from March 31, 1995 to March 31, 1996, management believes that it is meaningful and relevant in understanding the present and ongoing operations of the Operating Partnership to compare certain information using occupancy, per square foot and pro forma data.

    The following are definitions of terms used throughout this discussion in analyzing the Operating Partnership's business. PHYSICAL OCCUPANCY is defined as the total net rentable square feet rented as of the date computed divided by the total net rentable square feet available. GROSS POTENTIAL INCOME is defined as the sum of all units available to rent at a facility multiplied by the market rental rate applicable to those units as of the date computed. EXPECTED INCOME is defined as the sum of the monthly rent being charged for the rented units at a facility as of the date computed. ECONOMIC OCCUPANCY is defined as the Expected Income divided by the Gross Potential Income. RENT PER SQUARE FOOT is defined as the annualized result of dividing Gross Potential Income on the date computed by total net rentable square feet available. DIRECT PROPERTY OPERATING COST is defined as the costs incurred in the operation of a facility, such as utilities, real estate taxes, and on-site personnel. INDIRECT PROPERTY OPERATIONS COST is defined as costs incurred in the management of all facilities, such as accounting personnel and management level operations personnel. NET OPERATING INCOME ("NOI") is defined as total property revenues less Direct Property Operating Costs.

RESULTS OF OPERATIONS -- QUARTER ENDED MARCH 31, 1996 COMPARED TO QUARTER ENDED MARCH 31, 1995

    In the first quarter of 1996, the Operating Partnership reported growth in revenue, income from property operations and net income, respectively, of $9 million, $5.7 million and $2.9 million over the same quarter of 1995. Since March 31,1995, the Operating Partnership has acquired 67 facilities and completed construction and opened one new facility. These 68 facilities added 47,620 units, and 4.7 million square feet, bringing the total square feet and units of the 166 facilities owned by the Operating Partnership at March 31, 1996 to 11.1 million square feet and 110,010 units, respectively. For the first quarter of 1996, the 98 facilities owned during the first quarter of 1995, provided 59% of the Operating Partnership's rental income. These same facilities' rental income grew 7.2% over 1995 results. Most of this growth was provided by rate increases. At March 31, 1996, the physical and economic occupancy and rent per square foot on these facilities were 88%, 81%, and $9.61, respectively, while the figures for the same period ended in 1995 were 87%, 79%, and $8.93, respectively. The Operating Partnership's portfolio as a whole had average occupancy at March 31, 1996 of 88% physical and 81% economic, with an average rent per square foot of $9.40. Management income for the quarter ended March 31, 1996 remained relatively consistent with the comparable period in 1995. Other income, which reflects primarily sales of lock and packaging products and truck rentals, increased primarily due to property acquisitions.

    Cost of property operations and maintenance was $5.7 million for the quarter ended March 31, 1996, representing a $2.4 million increase over the first quarter of 1995. Cost of property operations and maintenance was 27% of revenues for both the quarter ended March 31, 1996 and for the quarter ended March 31, 1995.

    Real estate tax expense increased from $.8 million or 6.5 % of revenues for the quarter ended March 31, 1995 to $1.7 million or 7.9% of revenue for the quarter ended March 31, 1996. This growth as a percentage of revenue reflects the impact of reassessments on the properties purchased during 1994 and 1995. The majority of the increase is attributable to reassessments on acquisitions with the remainder attributable to increased tax rates or reassessments on properties owned for a full year. The Operating Partnership expects real estate tax expense as a percentage of revenues for the remainder of 1996 to remain consistent with the first quarter.

    General and administrative expense increased $0.3 million to $0.8 million for the first quarter of 1996 from the comparable quarter of 1995. As a percentage of revenues the expense fell from 4.2% for the quarter ended March 31, 1995 to 3.6% for the quarter ended March 31, 1996. The Operating Partnership expects that the expense will decline further as a percentage of revenue in 1996, while the gross expense will grow as the Operating Partnership expands its accounting, management information systems, and human resource departments, in connection with its ongoing growth strategy.

    Depreciation expense increased to $2.7 million for the quarter ended March 31, 1996 from $1.6 million for the comparable period in 1995, reflecting the increase in the number of facilities owned. The Operating Partnership has acquired approximately $179 million in depreciable assets since April 1, 1995.

    Interest expense for the quarter ended March 31, 1996 was $1.7 million as compared to $0.2 million for the comparable period in 1995. 1996 interest expense represents weighted average borrowings of $106 million under the Operating Partnership's lines of credit at a weighted average interest rate of 6.1%.

    Interest income was $0.15 million for the quarter ended March 31, 1996 as compared to $0.01 million for the quarter ended March 31, 1995. 1996 interest income represents earnings on overnight deposits and amounts contributed by the Company from earnings under the Company's 1995 Employee Stock Purchase and Loan Plan.

LIQUIDITY AND CAPITAL RESOURCES

    Cash provided from operations grew to $10.9 million for the three months ended March 31, 1996 from $5.9 million for the three months ended March 31, 1995. This increase is a result of the Operating Partnership's net income growing $2.9 million or 48% primarily as a result of the increase in number of facilities owned, and the improvement of operations at the facilities acquired plus depreciation and amortization of $2.7 million.

    The Operating Partnership's first quarter investing activities consisted of six facility acquisitions for approximately $22 million. In addition, the Operating Partnership acquired three parcels of land for $2.2 million to permit expansion of two facilities and the construction of a new self-storage facility. Three new property constructions are underway at an estimated cost of $11 million. Completion dates range from the second quarter of 1996 through 1997. A total of 15 expansion projects are in process with an estimated cost of $12 to $13 million with openings scheduled for late 1996 into 1997. The Operating Partnership currently plans to the develop 11 new facilities primarily in the Washington, D.C. and Memphis, TN metropolitan areas. The Operating Partnership expects that the cost of the land, the facility construction costs and the soft costs, such as capitalized interest, will total approximately $42 million. These contracts are subject to zoning approvals and other contingencies, and assuming successful completion of the development and construction process, the properties are expected to open during 1997 and 1998.

    On March 1, 1996, the Company entered into a Stock Purchase Agreement with Security Capital U.S. Realty ("US Realty"), an affiliate of Security Capital Group. Under the Stock Purchase Agreement, and pursuant to the terms and conditions thereof, US Realty will invest a total of $220 million in the Company, initially place two of its nominees on the Company's Board of Directors, one of whom the Company has been informed will be William D. Sanders, Chairman of the Board and Chief Executive Officer of Security Capital Group, and make available to the Company certain strategic advice, research and related information and expertise (the "Strategic Alliance"). As part of the transaction, on March 19, 1996, the Company issued to US Realty 1,948,882 shares of Common Stock, approximately 10.0% of the outstanding Common Stock, at a price of $31.30 per share, plus a purchase price adjustment for accrued dividends. At the same time, the Company executed a Strategic Alliance Agreement and a

Registration Rights Agreement with US Realty. The Company contributed the proceeds of the offering to the Operating Partnership, which used the proceeds to pay off $43.4 million of borrowings under the available lines of credit, for property acquisitions, and for working capital.

    At March 31, 1996, the Operating Partnership had $64.2 million of borrowings outstanding on its line of credit, $3.4 million of fixed rate debt maturing in 2001, $2.3 million of fixed rate debt maturing in 2006, and $0.9 million of fixed rate debt maturing in 2000. The Operating Partnership had $40.8 million of unused borrowing capacity under its lines of credit at March 31, 1996.

    During the quarter, the Operating Partnership issued approximately 48,000 units of limited partnership interest valued at approximately $1.5 million in connection with the acquisition of facilities. The Operating Partnership's acquisition of self-storage facilities using Units as consideration may partially defer the seller's tax liability.

    The Operating Partnership has entered into various property acquisition contracts for facilities with an aggregate cost of approximately $55.8 million. These acquisitions are subject to customary conditions to closing, including satisfactory due diligence and should close during the second quarter. Should these contracts be disapproved, the costs incurred by the Operating Partnership would be immaterial.

    On April 10, 1996, the Operating Partnership filed a shelf registration statement relating to $250 million of unsecured non convertible senior debt securities which should enable the Operating Partnership to access the public debt markets efficiently at opportune times.

FUNDS FROM OPERATIONS ("FFO")

    The Operating Partnership believes that FFO should be considered in conjunction with its net income and cash flows to facilitate a clear understanding of its results of operations. FFO is defined as net income, computed in accordance with GAAP, excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to net income as a measure of the Company's performance or to cash flows as a measure of liquidity.

    Effective January 1, 1996, the National Association of Real Estate Investment Trusts amended its definition of FFO. The impact of conforming to the amended definition was to reduce FFO by approximately $104,000 and $50,000 for the three months ended March 31, 1996 and March 31, 1995, respectively. Because certain REITs may have not yet adopted the amended method of FFO computation, the Company's FFO and FFO per share may not be comparable to similarly titled measures of other REITs.

    The  following   table  illustrates   the   components  of   the   Operating
Partnership's FFO for the quarters ended March 31, 1996 and March 31, 1995.

                                                                  THREE MONTHS     THREE MONTHS
                                                                 MARCH 31, 1996   MARCH 31, 1995
                                                                 ---------------  ---------------

Net Income.....................................................    $     8,886       $   5,939

Depreciation of real property..................................          2,445           1,234

Amortization of lease guarantees...............................             53             192

Amortization of non-compete....................................             62              63
                                                                 ---------------       -------

Consolidated FFO...............................................    $    11,446       $   7,428
                                                                 ---------------       -------
                                                                 ---------------       -------

    The Company, in order to qualify as a REIT, is required to distribute a substantial portion of its net income as dividends to its shareholders. For the year ended December 31, 1995, those distributions were approximately 85% of the Company's FFO. It is the intent of the Operating Partnership that cash distributions will be made for each fiscal year to enable the Company to meet its distribution requirements for qualification as a REIT. While the Operating Partnership's goal is to generate and retain sufficient cash flow to meet its operating, capital, and debt service needs, its dividend requirements may require the Operating Partnership to utilize its bank lines of credit to finance property acquisitions and development and major capital improvements.

    The Operating Partnership has incurred approximately $0.2 million for regularly scheduled maintenance and repairs during the three months ended March 31, 1996. For the year, the Operating Partnership expects to incur approximately $1.2 million for scheduled maintenance and repairs and approximately $5.9 million to conform facilities acquired during 1995 and 1994 to Operating Partnership standards.

    The Operating Partnership believes that its liquidity and capital resources are adequate to meet its cash requirements relating to its existing operations for the next twelve months.

INFLATION

    The Operating Partnership does not believe that inflation has had or will have a direct effect on its operations. Substantially all of the leases at the facilities allow for monthly increases which provide the Operating Partnership with the opportunity to achieve increases in rental income as each lease matures.

SEASONALITY

    The Operating Partnership's revenues typically have been higher in the third and fourth quarter primarily because the Operating Partnership increases its rental rates on most of its storage units at the beginning of May, and to a lesser extent because self-storage facilities tend to experience greater occupancy during the late spring and early fall months due to the greater incidence of residential moves during those periods. The Operating Partnership believes that its tenant mix, rental structure, and expense structure provide adequate protection against undue fluctuations in cash flows and net revenues during off-peak seasons. Thus, the Operating Partnership does not expect seasonality to materially affect distributions to shareholders.

RECENT ACCOUNTING DEVELOPMENTS

    In October of 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") was issued. The standard is effective for fiscal years beginning after December 15, 1995. The Operating Partnership has continued to elect expense recognition under APB 25, and disclosing pro forma net income, and earnings per share information based on the FAS123 fair value methodology.

                             SUSA PARTNERSHIP, L.P.
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                  AS OF              AS OF
                                                                             MARCH 31, 1996    DECEMBER 31, 1995
                                                                             ---------------  -------------------
                                                                                    (AMOUNTS IN THOUSANDS,
                                                                                      EXCEPT UNIT DATA)
                                                                               (unaudited)
Investment in storage facilities, at cost:
  Land.....................................................................    $   147,113        $   139,603
  Buildings and equipment..................................................        391,050            369,694
                                                                             ---------------       ----------
                                                                                   538,163            509,297
  Accumulated depreciation.................................................        (17,031)           (14,561)
                                                                             ---------------       ----------
                                                                                   521,132            494,736
  Cash & cash equivalents..................................................          2,985              2,802
  Other assets.............................................................         11,133             11,987
                                                                             ---------------       ----------
    Total assets...........................................................    $   535,250        $   509,525
                                                                             ---------------       ----------
                                                                             ---------------       ----------


                                       LIABILITIES & SHAREHOLDERS' EQUITY

Line of credit borrowings..................................................    $    64,165        $   107,605
Mortgage notes payable.....................................................          6,612              6,670
Accounts payable & accrued expenses........................................          3,295              5,910
Distributions payable......................................................         10,149            --
Rents received in advance..................................................          4,184              3,680
Minority interest..........................................................            515                524
                                                                             ---------------       ----------
    Total liabilities......................................................         89,920            124,389
                                                                             ---------------       ----------
Partners' capital:
  General partnership units, 19,552,645 and 17,562,363 outstanding.........        425,362            364,947
  Limited partnership units 1,073,231 and 1,025,423 outstanding............         28,948             26,916
  Notes receivable -- officers.............................................         (7,980)            (6,727)
                                                                             ---------------       ----------
    Total partners' capital................................................        446,330            385,136
                                                                             ---------------       ----------
    Total liabilities & partners' capital..................................    $   535,250        $   509,525
                                                                             ---------------       ----------
                                                                             ---------------       ----------

                See notes to consolidated financial statements.

                             SUSA PARTNERSHIP, L.P
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        THREE MONTHS ENDED    THREE MONTHS ENDED
                                                                          MARCH 31, 1996        MARCH 31, 1995
                                                                       --------------------  --------------------
                                                                                 (AMOUNTS IN THOUSANDS,
                                                                                 EXCEPT PER UNIT DATA)
REVENUES:
  Rental income......................................................       $   20,819            $   11,921
  Management income..................................................              240                   244
  Other income.......................................................              274                   147
                                                                              --------              --------
    Total revenues...................................................           21,333                12,312
                                                                              --------              --------
EXPENSES:
  Cost of property operations & maintenance..........................            5,733                 3,290
  Real estate taxes..................................................            1,693                   806
  General & administrative...........................................              780                   512
  Depreciation & amortization........................................            2,670                 1,569
                                                                              --------              --------
    Total expenses...................................................           10,876                 6,177
                                                                              --------              --------
INCOME FROM OPERATIONS...............................................           10,457                 6,135

OTHER INCOME (EXPENSE)
  Interest expense...................................................           (1,665)                 (157)
  Interest income....................................................              155                    15
                                                                              --------              --------
INCOME BEFORE MINORITY INTEREST......................................            8,947                 5,993
  Minority interest..................................................              (61)                  (54)
                                                                              --------              --------
NET INCOME...........................................................       $    8,886            $    5,939
                                                                              --------              --------
                                                                              --------              --------
NET INCOME PER UNIT..................................................       $     0.47            $     0.43
WEIGHTED AVERAGE UNITS OUTSTANDING...................................           18,617                13,727
                                                                              --------              --------
                                                                              --------              --------

                See notes to consolidated financial statements.

                             SUSA PARTNERSHIP, L.P.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                        THREE MONTHS ENDED    THREE MONTHS ENDED
                                                                          MARCH 31, 1996        MARCH 31, 1995
                                                                       --------------------  --------------------
                                                                                 (AMOUNTS IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income.........................................................       $    8,886            $    5,939
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization....................................            2,670                 1,569
    Minority interest................................................               61                    54
    Changes in assets and liabilities:
      Other assets...................................................            1,583                  (660)
      Other liabilities..............................................           (2,109)               (1,078)
                                                                              --------              --------
        Net cash provided by operating activities....................           11,091                 5,824
                                                                              --------              --------
INVESTING ACTIVITIES:
  Acquisition and improvements of storage facilities.................          (27,329)              (12,065)
  Development of storage facilities..................................             (930)               --
                                                                              --------              --------
        Net cash used in investing activities........................          (28,259)              (12,065)
                                                                              --------              --------
FINANCING ACTIVITIES:
  Net borrowings/(repayments) under line of credit...................          (43,440)                5,850
  Mortgage principal payments........................................              (58)                  (11)
  General partner contributions......................................           60,919
  Distributions to minority interests................................              (70)                  (60)
                                                                              --------              --------
        Net cash provided by financing activities....................           17,351                 5,779
                                                                              --------              --------
Net increase (decrease) in cash and equivalents......................              183                  (462)
Cash and equivalents, beginning of period............................            2,802                 3,331
                                                                              --------              --------
Cash and equivalents, end of period..................................       $    2,985            $    2,869
                                                                              --------              --------
                                                                              --------              --------
Supplemental schedules of non-cash activities:
  Storage facilities acquired in exchange for Operating Partnership
   Units.............................................................       $    1,538                --
  Operating Partnership Units issued in exchange for notes
   receivable........................................................       $    1,253                --
                                                                              --------              --------
                                                                              --------              --------

                See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996
                       (THOUSANDS, EXCEPT PER UNIT DATA)

1.  UNAUDITED INTERIM FINANCIAL STATEMENTS

    Interim consolidated financial statements of SUSA Partnership, L.P. (The "Operating Partnership") are prepared pursuant to the requirements for reporting on Form 10-Q. Accordingly, certain disclosures accompanying annual financial statements prepared in accordance with generally accepted accounting principles are omitted. In the opinion of management, all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of consolidated financial statements for the interim periods have been included. The current period's results of operations are not necessarily indicative of results which ultimately may be achieved for the year. The interim consolidated financial statements and notes thereto should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K, as filed with the Securities and Exchange Commission.

2.  ORGANIZATION

    The Operating Partnership, which commenced operation on March 23, 1994, is engaged in owning, developing, constructing and operating self-storage facilities throughout the United States. The sole general partner in the
Operating Partnership, Storage USA, Inc. (the "Company"), a Tennessee corporation, is a self-administered and self-managed real estate investment trust ("REIT").

    On March 23, 1994, the Company contributed substantially all of its net assets of approximately $109,969 to the Operating Partnership in exchange for an approximately 98.9% general partnership interest in the Operating Partnership. In addition, the Operating Partnership formed SUSA Management, Inc., ("SUSA Management") to provide self-storage management to third parties and certain ancillary services. The Operating Partnership owns 99% of the economic interest of SUSA Management.

3.  PARTNERSHIP CAPITAL

                        FORMATION OF STRATEGIC ALLIANCE

    On March 1, 1996, the Company, as corporate general partner, entered into a Stock Purchase Agreement with Security Capital U.S.Realty (US Realty), an affiliate of Security Capital Group. Under the Stock Purchase Agreement, subject to the terms and conditions thereof, US Realty will invest a total of $220,000 in the Company, initially place two of its nominees on the Company's Board of Directors, one of whom the Company has been informed will be William D. Sanders, Chairman of the Board and Chief Executive Officer of Security Capital Group, and make available to the Company certain strategic advice, research and related information and expertise (the "Strategic Alliance"). As part of the transaction, on March 19, 1996, the Company issued to US Realty 1,948,882 shares of Common Stock, approximately 10.0% of the outstanding Common Stock, at a price of $31.30 per share, plus a purchase price adjustment for accrued dividends less issuance costs. At the same time, the Company executed a Strategic Alliance Agreement and a Registration Rights Agreement with US Realty.

    After the Strategic Alliance has been approved by the shareholders of the Company, and prior to December 31, 1996, the Company will issue to US Realty an additional 5,079,872 shares of the Company's common stock at the same price for an aggregate of $159,000. After acquiring the additional shares (and assuming no other change in the number of outstanding shares) US Realty will own approximately 28.6% of the outstanding Common Stock. The proceeds of additional fundings will be contributed to the Operating Partnership in exchange for additional Operating Partnership Units and used to support the acquisition and development of self-storage facilities.

    The Company has agreed to submit to the shareholders a proposal to amend the ownership limitations of the Company's Charter to permit US Realty to acquire up to 37.5% of the Company's capital stock. The Strategic Alliance, the amendment and certain related transactions have been submitted to shareholders for approval at the Company's 1995 annual meeting to be held June 5, 1996.

                                 MARCH 31, 1996
                       (THOUSANDS, EXCEPT PER UNIT DATA)

3.  PARTNERSHIP CAPITAL (CONTINUED)
                     EMPLOYEE STOCK PURCHASE AND LOAN PLAN

    The Company established the 1995 Employee Stock Purchase and Loan Plan. Under the terms of the partnership agreement, all proceeds from the issuance of common stock under the plan are contributed to the Operating Partnership in exchange for Operating Partnership units. In March of 1996, the Company issued 40,000 shares of its common stock under the plan. Pursuant to the terms of the plan, the Company and certain officers entered into stock purchase agreements whereby the officers purchased common stock at the then current stock price. The Company provides 100% financing for the purchase of the shares with interest at 7% per annum payable quarterly. The underlying notes are secured by the shares and mature in November 2002. At March 31, 1996, there are 270,000 shares outstanding under the plan.

4.  INVESTMENT IN STORAGE FACILITIES

    The following summarizes activity in storage facilities during the period:

COST:
  Balance on January 1, 1996.....................................  $ 509,297
  Property acquisitions..........................................     24,578
  Land acquisitions..............................................      2,200
  Improvements...................................................      2,088
                                                                   ---------
    Balance at March 31, 1996....................................  $ 538,163
                                                                   ---------
                                                                   ---------
ACCUMULATED DEPRECIATION:
  Balance at January 1, 1996.....................................  $  14,561
  Additions during the period....................................      2,470
                                                                   ---------
    Balance at March 31, 1996....................................  $  17,031
                                                                   ---------
                                                                   ---------

    Unaudited pro forma combined results of operations of the Operating Partnership for three months ended March 31, 1996 are presented below. Such pro forma presentation has been prepared assuming that the acquisition of the 6 properties acquired during the quarter had been completed as of January 1, 1996.

                                                                                    PRO FORMA FOR
                                                                                    QUARTER ENDED
                                                                                   MARCH 31, 1996
                                                                                   ---------------
Revenues.........................................................................    $    22,224
Net income.......................................................................    $     9,271
Earnings per unit................................................................    $      0.49

    The unaudited pro forma information is not necessarily indicative of what actual results of operations of the Operating Partnership would have been assuming such transactions had been completed as of January 1, 1996, nor does it purport to represent the results of operations for future periods.

5.  LINE OF CREDIT BORROWINGS

    Line of credit borrowings at March 31, 1996 consists of $64,165 of borrowings under a $75,000 line of credit with a group of commercial banks. This line bears interest at various spreads over a base rate based on the Operating Partnership's debt service coverage. During the first quarter of 1996, the weighted average borrowing was $105,540, and the weighted average interest rate was 6.1%. The Operating Partnership also has a line of credit with a commercial bank which bears interest at Prime or

                                 MARCH 31, 1996
                       (THOUSANDS, EXCEPT PER UNIT DATA)

5.  LINE OF CREDIT BORROWINGS (CONTINUED)
LIBOR plus 2.25%. During the quarter, the commercial bank agreed to release the mortgages collateralizing the line and increase the amount available under the line from $23 million to $30 million, with an initial maturity of July 1, 1996.

6.  INTEREST RATE SWAP AGREEMENT

    In anticipation of a debt offering in 1996, the Operating Partnership entered into an interest rate swap agreement in October 1995, with the objective of reducing its exposure to future interest rate fluctuations. The agreement involved the exchange of a variable rate for a fixed rate interest payment obligation. On March 8, 1996, the Operating Partnership closed the interest rate swap agreement and received proceeds of approximately $50. The Operating Partnership filed a $250,000 debt shelf registration statement on Form S-3 with the Securities and Exchange Commission on April 10, 1996. Upon successful completion of an offering of unsecured debt securities under the shelf, the Operating Partnership will recognize the gain as a yield adjustment over the life of the debt.

7.  COMMITMENTS AND CONTINGENCIES

  PROPERTY DEVELOPMENT

    The Operating Partnership has entered into an agreement to develop a self-storage facility in Northern Virginia. The facility will be owned by the Operating Partnership and an unaffiliated third party. Under the terms of the agreement the Operating Partnership is required to fund the cost of construction, which is currently estimated to be approximately $6,500. As of March 31, 1996, the Operating Partnership has incurred costs of approximately $4,183. The facility is expected to be complete by the second quarter of 1996.

8.  SUBSEQUENT EVENTS

    Subsequent to March 31, 1996, the Operating Partnership has completed the acquisition of five self-storage facilities for approximately $16,000. These acquisitions were financed through operating cash flows and borrowings under the available line of credit. The Operating Partnership has entered into various property acquisition contracts with an aggregate cost of approximately $55,800. These acquisitions are subject to customary conditions to closing, including satisfactory due diligence and should close during the second quarter. Should these contracts be disapproved, the costs incurred by the Operating Partnership would be immaterial.

                             SUSA PARTNERSHIP, L.P.
                       CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                             SUSA PARTNERSHIP, L.P.
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of the consolidated financial condition and results of operations of SUSA Partnership, L.P. (the "Operating Partnership") should be read in conjunction with the Consolidated Financial Statements and Notes thereto. Storage USA, Inc. (the "Company") is the sole general partner in the Operating Partnership and is a self-administered, self-managed real estate investment trust ("REIT"). As discussed in Note 1 to the Consolidated Financial Statements, the Operating Partnership's 1994 results of operations are presented from March 24, 1994, the date the Operating Partnership commenced operation. As discussed in Note 11 to the Consolidated Financial Statements, the accompanying combined financial statements for the periods prior to March 24, 1994, present only the "carved out" accounts of Storage USA, Inc. (the "Predecessor") comprised of the combined assets, liabilities, and operations of the Predecessor preceding the IPO, including 11 owned facilities and 6 controlled facilities and Storage USA Management Corp. The Predecessor completed its initial public offering (the "IPO") on March 23, 1994, forming the Company and the Operating Partnership. References to the "Operating Partnership" include SUSA Management, Inc., a wholly owned subsidiary.

    Due to the substantial number of facilities acquired during 1995 and 1994, management believes that it is meaningful and relevant in understanding the present and ongoing operations of the Operating Partnership to compare information using occupancy, per square foot and pro forma data. The assumptions underlying the pro forma data presented are described under "Pro Forma Results of Operations for the period January 1, 1994 through December 31, 1994."

OVERVIEW:

    In 1995, the Operating Partnership continued executing its strategy of acquiring suitably located, under-performing facilities that offer upside potential due to low occupancy rates or non-premium pricing. During the year, the Operating Partnership invested $220 million in acquiring 63 facilities. In addition, the Operating Partnership pursued development opportunities in selective markets, specifically the San Francisco, Memphis, and Washington, D.C. areas. The Operating Partnership invested $4.7 million in acquiring 11 parcels of land for expansion of existing facilities and $0.8 million acquiring a parcel of land to be developed. The 1995 financial results reflect the continuing implementation of this acquisition and development strategy.

    Contributions to the Operating Partnership's revenue growth came from successful execution of both external and internal growth strategies. The Operating Partnership continues to purchase properties on an accretive basis. Internal growth remained strong during 1995. The 96 properties owned at December 31, 1994 demonstrated total revenue growth of 7.4% and NOI growth of 4.7% over the pro forma 1994 results. The lower rate of NOI growth reflects the fact that the pro forma expense is based on the previous operator's expense structure for the period prior to acquisition, and the Operating Partnership's expense structure is generally higher than that of the previous operator. The Operating Partnership expects that when comparing its actual "same store" results, NOI growth will generally exceed revenue growth, similarly to the 67 facilities described herein. The Operating Partnership considers facilities to be suitable for a year-over-year results comparison only after four complete quarters of operation by the Operating Partnership. For example, if a facility was purchased in January of 1995, the Operating Partnership would consider it suitable for a year-over-year comparison beginning with the second quarter of 1996. The 67 properties owned by the Operating Partnership for the entire fourth quarter of 1994, experienced 5.2% rental income growth and 7.7% NOI growth for the fourth quarter of 1995 over the same quarter in 1994. The Operating Partnership believes that once it implements its property operations expense structure, its Direct Property Operations Costs should increase on a year-over-year basis in a more predictable pattern.

    In 1995, the Operating Partnership experienced cost growth principally in the areas of real estate tax and Indirect Property Operations Cost. The Operating Partnership's cost to manage, or Indirect Property Operations Cost, grew during 1995 to a year-end result of $3.2 million or 4.7% of total revenues. This was a result of the Operating Partnership's planning and structuring for continued growth. The Operating Partnership added four district offices during the year, and added regional coordinators and trainers at each of its four regional offices. The personnel additions allow the Operating Partnership to shift to the regional offices certain duties that were previously performed at the Partnership's home office. During the fourth quarter of 1995, the Operating Partnership began to experience growth in property tax expense as a result of revised assessments on acquired facilities. In the initial period following the Operating Partnership's purchase of a facility, the Operating Partnership is subject to reassessments which may result in increased real estate tax expense for the facility. While these increases are estimated by the Operating Partnership in underwriting the acquisitions of the facility, they may not actually be incurred by the Operating Partnership until generally 12-24 months after closing. In the periods that follow the initial reassessment, increases in property tax expense becomes more predictable.

    The Operating Partnership expects to continue implementing its strategies for growth in 1996. The addition of Indirect Property Operations Cost in 1995 will allow the Operating Partnership capacity to add more facilities in the future, assuming an even distribution of the facilities in the Operating
Partnership's existing markets. Acquisitions continue to be available at attractive capitalization rates and at prices that approximate replacement cost. Development efforts will intensify in 1996, with the Operating Partnership planning to have 500,000 square feet under development during 1996. This development includes expansion of existing facilities as well as new construction. The Operating Partnership considers a project to enter the development stage when it obtains a conditional contract on the land, which generally is subject to rezoning or special use permits. The Operating Partnership will normally not acquire land until it is satisfied it can obtain the entitlements required to develop a self-storage facility. Typical self-storage facility construction costs range from $22 to $25 per net rentable square foot. Land costs vary by location, with the Operating Partnership's past experience being $12 to $35 per buildable square foot. Soft costs, such as capitalized interest, can add $4 to $9 per net rentable square foot. The Operating Partnership's development policy requires a projected 12.5% return at stabilization, in order for the Operating Partnership to develop a facility. The Operating Partnership considers a property at stabilization when it reaches an 85% physical occupancy level, which generally occurs over an 18 - 24 month lease-up period. The 1996 development efforts are not expected to have a material impact on earnings.

    In 1996, the Operating Partnership anticipates funding its capital requirements through a contribution from the Company following the sale of 7.03 million shares of common stock of the Company at $31.30 per share to the Company's strategic alliance partner, Security Capital U.S. Realty, pursuant to a Stock Purchase Agreement entered into on March 1, 1996. In addition, the Operating Partnership anticipates filing a shelf registration statement relating to $250 million of unsecured, nonconvertible senior debt securities, which should enable the Operating Partnership to access the public debt markets efficiently at opportune times.

RESULTS OF OPERATIONS:

  YEAR ENDED DECEMBER 31, 1995, AS COMPARED TO PERIOD MARCH 24, 1994 (INCEPTION) THROUGH DECEMBER 31, 1994:

    In 1995, the Operating Partnership reported growth in revenue, income from property operations, and net income, respectively, of $42.2 million, $27.3 million, and $18.2 million over the prior period. Compared to pro forma results for 1994, the Operating Partnership's revenues grew $21.0 million, income from property operations increased $12.2 million and net income rose $5.9 million. These significant increases are primarily attributable to both the Operating Partnership's aggressive acquisition strategy and aggressive rental rate increases. Facility acquisitions during 1995, by quarter, were as follows (dollar and square footage amounts in thousands):

                                                                NUMBER OF                    NET RENTABLE
1995                                                            FACILITIES        COST        SQUARE FEET
------------------------------------------------------------  --------------   -----------  ---------------
Quarter ended March 31,.....................................           2       $     7,080           180
Quarter ended June 30,......................................          34           119,788         2,248
Quarter ended September 30,.................................          14            56,682         1,110
Quarter ended December 31,..................................          13            36,450           890
                                                                      --
                                                                               -----------         -----
                                                                      63       $   220,000         4,428
                                                                      --
                                                                      --
                                                                               -----------         -----
                                                                               -----------         -----

    These acquisitions added 44,000 units, bringing the total square feet and units of the 159 facilities owned by the Operating Partnership at December 31, 1995 to 10,715,000 and 105,000, respectively. For the year, the 96 facilities owned on December 31, 1994, provided 74% of the Operating Partnership's rental income. These facilities' rental income grew 9.1% over pro forma 1994 results. Approximately 8% of this growth was provided by rate increases. At December 31, 1995, the physical and economic occupancy and rent per square foot on these facilities was 88%, 81%, and $9.24, respectively. The Operating Partnership's portfolio as a whole had average occupancy at December 31, 1995, of 88% physical and 81% economic, with an average rent per square foot of $8.93.

    Management income increased $365 thousand over the prior period, and $216 thousand over the 1994 pro forma results. The pro forma variance reflects the addition of three managed facilities and management during the year of facilities that were subsequently purchased by the Operating Partnership.

    Other Income, which consists primarily of sales of lock and packaging products and truck rentals, increased 4% over the prior period. This increase reflects primarily the growth in the number of facilities owned.

    Cost of property operations and maintenance was 27.2% of revenue for 1995 as compared to 26.5% for the prior period. This increase reflects the addition of Indirect Property Operations Cost to support the level of growth experienced in 1995 and planned in 1996.

    Real estate taxes were 7.2% of revenue for 1995 as compared to 6.5% for the prior period and 6.8% for the pro forma results. This growth as a percentage of revenue reflects the impact of reassessments on the properties purchased during 1994 and 1995. The majority of the increase is attributable to reassessments on acquisitions with the remainder attributable to increased tax rates or reassessments on properties owned for a full year. The Operating Partnership expects continued modest real estate tax expense growth as a percentage of revenues in 1996.

    Direct Property Operating Cost was 29.9% of rental income, both on the 96 properties owned at December 31, 1994 and the portfolio as a whole. The property level margins remained consistent from 1994 to 1995.

    General and Administrative ("G&A") expense declined as a percentage of total revenue as compared to the prior period and was consistent as compared to the 1994 pro forma results. 1995 G&A expense was $2.6 million, or 3.8% of total revenue as compared to $1.4 million or 5.3% in the prior period. G&A was $762 thousand for the quarter ended December 31, 1995 and the Operating Partnership expects that the expense will decline further as a percentage of revenue in 1996, while the gross expense will grow as the Operating Partnership expands its accounting, management information systems, and human resource departments, in connection with its ongoing growth strategy.

    The increase in depreciation and amortization to $8.6 million from $2.9 million in the prior period and $5.7 million on a pro forma basis reflects the Operating Partnership's acquisition of $220 million of facilities in 1995. In addition, the Operating Partnership amortized $903 thousand of the loan fees related to short term borrowings in 1995. As of December 31, 1995, the Operating Partnership has unamortized loan fees of approximately $230 thousand.

    Interest expense was $3.0 million in 1995, a $1.6 million increase over the prior period. 1995 interest expense represents weighted average borrowings of $47.2 million under the Operating Partnership's lines of credit at a weighted average interest rate of 6.4%.

    Interest income in 1995 was $166 thousand, as compared to $658 thousand in 1994. 1995 interest income represents earnings on overnight deposits and amounts outstanding under the 1995 Employee Stock Purchase and Loan Plan, while the prior period reflected the temporary investment of a portion of the proceeds from the Company's two common stock offerings during the Period.

  PERIOD MARCH 24, 1994 (INCEPTION) THROUGH DECEMBER 31, 1994:

    The Operating Partnership reported rental income of $24.7 million, income before minority interest of $12.3 million and net income of $12.1 million during the Period. These results reflect the significant portfolio expansion that occurred during 1994. On March 23, 1994, 17 facilities were contributed by the Company (the "Original Properties") to the Operating Partnership. Property acquisitions by quarter were as follows (dollar and square footage amounts in thousands):

                                                                NUMBER OF                    NET RENTABLE
1994                                                            FACILITIES        COST        SQUARE FEET
------------------------------------------------------------  --------------   -----------  ---------------
Quarter ended March 31,.....................................          26       $    65,193         1,743
Quarter ended June 30,......................................          12            25,004           596
Quarter ended September 30,.................................          12            40,796           797
Quarter ended December 31,..................................          29            83,831         1,991
                                                                      --
                                                                               -----------         -----
                                                                      79       $   214,824         5,127
                                                                      --
                                                                      --
                                                                               -----------         -----
                                                                               -----------         -----

    The rental revenues reflect the weighted average per square foot rent increases ranging from 4.9% for some of the facilities acquired during the second quarter to 6.9% for facilities acquired during the first quarter.

    There were no rent increases implemented at three of the facilities acquired during the quarter ended June 30 nor at any of the facilities acquired during the quarters ended September 30 and December 31. The Operating Partnership generally operates an acquisition facility for three to six months prior to implementing rent increases. At December 31, 1994, the Operating Partnership's physical and economic occupancy and rent per square foot were 87%, 81% and $8.53, respectively.

    Cost of operations and maintenance expense was $6.9 million, or 26.5% of revenue. The expense reflects the direct cost of operating the 96 properties owned by the Operating Partnership at December 31, 1994. The ratio is approximately 4% higher than the pro forma ratio in the Company's Prospectus, dated September 22, 1994. The 4% increase reflects the Operating Partnership's level of acquisition during the fourth quarter as there tends to be a slight time lag between the cost structure the Operating Partnership puts in place at an acquisition facility and the related impact of the Operating Partnership's rent increases.

    Real estate tax expense was $1.7 million or 6.5% of revenue. The Operating Partnership evaluates real estate taxes on a property by property basis and appeals assessments where it deems the action warranted.

    General and Administrative expense was $1.4 million in 1994, reflecting growth in the number of facilities owned.

    The 1994 depreciation expense of $2.9 million reflects the expansion in the number of facilities owned. The facilities acquired during the Period had an average depreciable base of 73% of cost.

    Interest expense was $1.4 million. The Operating Partnership had a weighted average of approximately $20.5 million in debt outstanding during the Period at a weighted average interest rate of 6.8%.

    Interest income was $0.7 million reflecting the temporary investment of a portion of the proceeds contributed by the Company from the Company's two common stock offerings during the Period.

  YEAR ENDED DECEMBER 31, 1995, RESULTS OF THE OPERATING PARTNERSHIP AS COMPARED TO THE COMBINED (HISTORICAL) YEAR ENDED DECEMBER 31, 1994 RESULTS OF THE PREDECESSOR AND THE OPERATING PARTNERSHIP:

    Rental Income increased $39.4 million (146%) primarily as a result of rental rate increases, and an increase in the number of facilities owned as a result of the Operating Partnership acquiring 63 facilities during fiscal year 1995. Management income increased $.18 million (20%) reflecting the addition of three managed facilities and management during the year of facilities that were subsequently purchased by the Operating Partnership.

    Cost of property operations and maintenance increased $10.8 million (142%) as a result of an increase in the number of facilities owned during fiscal year 1995. Cost of property operations and maintenance was 27.2% of revenue for 1995 as compared to 26.9% for the combined 1994 period.

    Real estate taxes increased $3.1 million (166%) as a result of additional expenses due to acquisitions of 63 facilities during fiscal year 1995 and the impact of property reassessments. Real estate taxes were 7.2% of revenue for 1995 as compared to 6.5% for the combined 1994 period.

    General and administrative (G&A) expense increased $.9 million (51%) as a result of additional expenses incurred to support the Operating Partnership's aggressive growth strategy. G&A expense was 3.8% of revenue for 1995 as compared to 6.0% for the combined 1994 period. This decline as a percentage of revenue reflects an overall increase in revenue over the prior year.

    Depreciation and amortization expense increased $5.5 million (175%) due to the acquisition of $220 million of facilities in 1995, as well as the impact of recognizing a full years of depreciation on the facilities acquired in the prior period.

    Interest expense increased $.4 million reflecting the changes in the Operating Partnership's debt structure between the periods.

  COMBINED (HISTORICAL) YEAR ENDED DECEMBER 31, 1994 RESULTS OF THE PREDECESSOR AND THE OPERATING PARTNERSHIP, AS COMPARED TO THE YEAR ENDED DECEMBER 31, 1993 RESULTS OF THE PREDECESSOR:

    Rental Income increased $17.0 million (170%) primarily as a result of rental rate increases, and an increase in the number of facilities owned as a result of the Operating Partnership acquiring 79 facilities during fiscal year 1994. Management income increased $.04 million (4%) reflecting growth in revenues at managed properties.

    Cost of property operations and maintenance increased $4.5 million (144%) as a result of the Company operating 96 facilities during 1994, as compared to 17 facilities in 1993. Cost of property operations and maintenance was 26.9% of revenue for the combined 1994 period as compared to 28.0% for 1993.

    Real estate taxes increased $1.2 million (169%) as a result of an increase in the number of properties owned during the combined periods of 1994. Real estate taxes were 6.5% of revenue for the combined 1994 period as compared to 6.1% for 1993. General and administrative (G&A) expense increased $.9 million (104%) as a result of additional expenses incurred to support the current and future growth in the number of facilities and the related increased requirements for accounting, management information systems, and administrative personnel. G&A expense was 6.0% of revenue for the combined 1994 period, as compared to 7.4% for 1993.

    Depreciation and amortization expense increased $1.8 million (138%) as the Operating Partnership acquired 79 facilities for approximately $214 million during 1994.

    Interest expense decreased $1.8 million as a result of the Predecessor's outstanding mortgage debt balance being significantly reduced through the use of the proceeds from the Company's March 1994 initial public offering.

  PRO FORMA RESULTS OF OPERATIONS FOR THE PERIOD JANUARY 1, 1994 THROUGH DECEMBER 31, 1994:

    The Operating Partnership believes that pro forma results of operations provide a meaningful and relevant understanding of the Operating Partnership's results as if it had been operating since January 1, 1994. The following pro forma results of operations were prepared as if: (i) the sale in the IPO of
6.325 million shares of the Company's common stock for net proceeds of approximately $125.8 million, the related transactions and the contributions of the proceeds to the Operating Partnership, (ii) the sale of 5.980 million shares of the Company's common stock for aggregate proceeds of approximately $155.5 million in a secondary offering, the related transactions, and the contributions of the proceeds to the Operating Partnership, and (iii) the acquisition of the 79 facilities acquired during the year, had taken place on January 1, 1994.

    The pro forma information is not necessarily indicative of the results of operations which may have occurred if such transactions had been consummated on January 1, 1994, nor does it purport to represent the results of operations for future periods.

(AMOUNTS IN THOUSANDS)
Revenues:
  Rental income.............................................  $45,093
  Management income.........................................      856
  Other income..............................................    1,045
                                                              -------
    Total revenues..........................................   46,994
                                                              -------
Expenses:
  Cost of property operations and maintenance...............   11,328
  Real estate taxes.........................................    3,206
  General and administrative................................    1,794
  Depreciation and amortization.............................    5,738
                                                              -------
    Total expenses..........................................   22,066
                                                              -------
Income from operations......................................   24,928
Other income (expense)
  Interest expense..........................................     (446)
  Interest income...........................................       23
                                                              -------
Net income before minority interest.........................  $24,505
                                                              -------
                                                              -------

LIQUIDITY AND CAPITAL RESOURCES:

  CAPITAL RESOURCES:

    On March 1, 1996, the Company entered into a Stock Purchase Agreement with Security Capital U.S. Realty (US Realty), an affiliate of Security Capital Group. Under the Stock Purchase Agreement and pursuant to the terms and conditions thereof, US Realty will invest a total of $220 million in the Company, initially place two of its nominees on the Company's Board of Directors, one of whom the Company has been informed will be William D. Sanders, Chairman of the Board and Chief Executive Officer of Security Capital Group, and make available to the Company certain strategic advice, research and related information and expertise (the "Strategic Alliance"). As part of the transaction, on March 19, 1996, the Company issued to US Realty 1,948,882 shares of Common Stock, approximately 10.0% of the outstanding Common Stock, at a price of $31.30 per share, plus a purchase price adjustment for accrued dividends, and contributed the proceeds to the Operating Partnership. At the same time, the Company executed a Strategic Alliance Agreement and a Registration Rights Agreement with US Realty.

    The Company believes that the Strategic Alliance represents an attractive opportunity to improve long-term shareholder value by providing the Company with access to significant additional financial and strategic resources not otherwise readily available to it, thereby enhancing the Company's short-term and long-term growth prospects and better positioning it to capitalize on opportunities as the REIT industry matures.

    After the Strategic Alliance has been approved by the shareholders of the Company, and prior to December 31, 1996, the Company will issue to US Realty an additional 5,079,872 shares of the Company's common stock at the same price. After acquiring the additional shares (and assuming no other change in the number of outstanding shares), US Realty will own approximately 28.6% of the outstanding Common Stock. The Company has agreed to submit to the shareholders a proposal to amend the ownership limitations of the Company's Charter to permit US Realty to acquire up to 37.5% of the Company's capital stock. The Strategic Alliance, the amendment, and certain related transactions are expected to be submitted to shareholders for approval at the Company's 1996 annual meeting. Pursuant to the terms of the Partnership Agreement, the Company intends to contribute proceeds received from US Realty to the Operating Partnership.

    The Operating Partnership expects to finance the acquisition and development of self-storage facilities primarily through the Company's issuance of equity securities and the contribution of the proceeds to the Operating Partnership by the Company, and the Operating Partnership issuance of debt securities. As described above under "Strategic Alliance with Security Capital U.S. Realty," pursuant to the Strategic Alliance with US Realty the Company issued to US Realty 1,948,882 shares of common stock for $61 million on March 19, 1996, and expects to issue an additional 5,079,872 shares of common stock for $159 million on or prior to December 31, 1996.

    The Operating Partnership anticipates filing a shelf registration statement relating to $250 million of unsecured, nonconvertible debt securities. In addition, the Company has outstanding a shelf registration statement covering approximately $75 million of unallocated equity securities. These registration statements should permit the Operating Partnership and the Company to access the public capital markets efficiently when it deems appropriate.

    The Operating Partnership anticipates using the proceeds of the Company's common stock issuance to U.S. Realty for acquisition and development of self-storage facilities. The proceeds from any debt or equity offering by the Operating Partnership or the Company would be used to repay borrowings under the Operating Partnership's lines of credit used to finance acquisitions or development and for general purposes. As a general matter, the Operating Partnership anticipates utilizing its lines of credit as an interim source of funds to acquire and develop self-storage facilities and repaying the credit lines with longer-term debt or equity when management determines that market conditions are favorable. The

Operating Partnership believes that the combination of the Company's common stock issuance pursuant to the Strategic Alliance, and debt or equity issuances pursuant to the shelf registration statements, in addition to borrowings under its credit facilities and issuances of Operating Partnership Units, as described below, will provide the Operating Partnership with necessary liquidity and capital resources to meet the requirements of its operating strategies in 1996.

    On February 8, 1995, the Operating Partnership entered into a Credit Agreement for a $55 million unsecured revolving line of credit (the "Line") with a financial institution acting as an agent for a group of lenders. On October 31, 1995, the First Amendment to the Credit Agreement was entered into by the Operating Partnership increasing the aggregate commitment available under the Line to $75 million. The Line had an initial termination date of February 8, 1996, with the Operating Partnership having an option to extend the term for two successive one-year periods. The Operating Partnership has exercised that right and has extended the maturity on the Line to February 1997. The Line bears interest at various spreads (75 basis points at March 1, 1996) over LIBOR based on the Operating Partnership's debt service coverage. On December 31, 1995, the Operating Partnership entered into a $25 million unsecured term loan facility (the "Facility") with the same agent as on the Line. The Facility has a maturity date of December 21, 1996, and bears interest at various spreads (135 basis points at March 1, 1996) over LIBOR.

    In addition to the $75 million Line, the Operating Partnership has a $30 million unsecured line of credit with a commercial bank with an initial maturity date of July 1, 1996. This line of credit was increased from $15 million to $23 million in November 1995 and increased to $30 million after year end. In connection with the last increase, the lender released its security interest in 13 self-storage facilities that previously had been pledged by the Operating Partnership. This line of credit, at the option of the Operating Partnership, bears interest at Prime or LIBOR plus 2.25%.

    The Operating Partnership assumed a $2.4 million mortgage on a facility acquired during September 1995. The mortgage bears interest at 8.375% and matures in 2006.

    At December 31, 1995, the Operating Partnership had $3.4 million of fixed rate debt maturing in 2001, $2.3 million of fixed rate date maturing in 2006, and $.9 million of floating rate debt maturing in 1999. The Operating
Partnership  does not  believe it has  significant refinancing  or interest rate risk on its debt. At December 31, 1995, the Operating Partnership had $15.4 million available under the $23 million line of credit with a commercial bank.

    During 1995, the Operating Partnership revised its debt policy. The Operating Partnership's policy limits indebtedness at time of incurrence to the lesser of 50% of its total assets at cost or the amount that will sustain a minimum debt service coverage ratio of 3:1. In addition, following shareholder approval of the Strategic Alliance Agreement with US Realty, the Strategic Alliance Agreement with US Realty will restrict the Company, including the Operating Partnership, from incurring total consolidated indebtedness in an amount exceeding 60% of the market value of the total assets (generally defined as the sum of (i) the value of the Company's outstanding common stock at $31.30 per share, (ii) the Company's consolidated outstanding indebtedness, and (iii) net property acquisitions after March 1, 1996). The Operating Partnership does not anticipate operating at a debt level that would cause the debt-to-total assets ratio to exceed 40% for an extended period of time, and, consequently, does not believe that these restrictions will materially restrict its operations or have a material adverse effect on its financial condition or results of operations, though there can be no assurance that they will not do so in the future.

    On June 7, 1995, the Company issued 4.025 million shares of common stock raising net proceeds of approximately $107.6 million. Following the contribution of the proceeds to the Operating Partnership, the proceeds were used to repay $99.9 million of the Operating Partnership's indebtedness, and for portfolio acquisitions.

    During 1995, the Operating Partnership issued approximately 600,000 units of limited partnership interest ("Units") valued at approximately $18 million in connection with the acquisition of facilities. The Operating Partnership's acquisition of self-storage facilities using Units as consideration may partially defer the seller's tax liability.

    The Operating Partnership's investing activities during the year consisted primarily of the acquisition of 63 self storage facilities, a warehouse to be converted by the Operating Partnership into a self-storage facility, 11 expansion parcels of land at existing facilities and one parcel of land for development by the Operating Partnership.

    The Operating Partnership  expects to incur  approximately $1.2 million  for scheduled maintenance and repairs during the next twelve months and approximately $5.9 million to conform facilities acquired during 1995 and 1994 to Operating Partnership standards.

    The Operating Partnership at December 31, 1995, had Partners Capital of approximately $385 million, a debt-to-equity ratio of 29.6% and a debt-to-total assets ratio of 22.4%.

  FUNDS FROM OPERATIONS:

    The Operating Partnership believes FFO should be considered in conjunction with net income and cash flows to facilitate a clear understanding of its operating results. FFO is defined as net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to net income as a measure of the Operating Partnership's financial performance or as an alternative to cash flows from operating activities as a measure of liquidity. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs. Effective January 1, 1996, the National Association of Real Estate Investment Trusts amended its definition of FFO. The Operating Partnership will begin presenting FFO under the amended definition for the first quarter 1996. As such, the Operating Partnership's 1995 FFO and FFO per share may not be comparable to similarly titled measures of other REITs who may have chosen early adoption of the amended method of FFO computation. The pro forma FFO was prepared as if the IPO and the related formation transactions, including the acquisition of the 26 facilities, had occurred on January 1, 1994.

    The following table illustrates the components of the Operating Partnership's FFO for the year ended December 31, 1995, the period ending December 31, 1994 and pro forma for the year ended December 31, 1994 (in thousands except per share data):

                                                                 1995         1994        1994
                                                              HISTORICAL   HISTORICAL   PRO FORMA
                                                              ----------   ----------   ---------
Net income..................................................   $30,420      $12,137      $14,531
Depreciation of real property...............................     7,246        2,474        2,984
Amortization of non compete.................................       248          167          167
Amortization of lease guarantees............................       189          186          186
Amortization of loan fees...................................
Consolidated FFO............................................       903           55           55
                                                              ----------   ----------   ---------
                                                               $39,006      $15,019      $17,923
                                                              ----------   ----------   ---------
                                                              ----------   ----------   ---------

    The Company, as a qualified REIT, is required to distribute a substantial portion of its net income as dividends to its shareholders. In 1995, those distributions were approximately 85% of the Company's funds from operations. It is the intent of the Operating Partnership that cash distributions will be made for each fiscal year to enable the Company to meet its distribution requirements for qualification as a REIT. While the Operating Partnership's goal is to generate and retain sufficient cash flow to meet its operating, capital and debt service needs, its distribution requirements may require the Operating Partnership to utilize its bank lines of credit and other sources of liquidity to finance property acquisitions and development, and major capital improvements.

    The Operating Partnership believes that its liquidity and capital resources are adequate to meet its cash requirements for the next twelve months.

  FUTURE ACTIVITIES:

    The Company's strategic alliance with US Realty will not affect the Operating Partnership's business plan or growth strategies for 1996. However, the alliance has positively affected the Operating Partnership's access to capital. Pursuant to the terms of the alliance, US Realty will provide certain economic and market research, and assistance in capital strategy and formation. The Operating Partnership expects that this alliance will positively impact the formulation of the Operating Partnership's longer term strategic plan and its ability to execute its strategies.

    The Operating Partnership's external growth strategy is to increase the number of facilities owned by the Operating Partnership either by acquiring suitably located, under-performing facilities that offer potential for improvement of occupancy or rental rates, or by developing and constructing new facilities in favorable markets. The Operating Partnership, since its commencement, has made approximately $435 million of acquisitions. The Operating Partnership expects to continue investing at a consistent pace during 1996, seeking to acquire approximately 65-75 facilities. The Operating Partnership anticipates purchasing properties in 1996 at an average yield on trailing NOI of not less than 10%.

    The Operating Partnership will continue to selectively develop facilities in markets that are determined by management to be favorable. The Operating Partnership has budgeted commitments of approximately $30 million for development beginning in 1996. The development activities will consist of additions to existing facilities and construction of new facilities. The Operating Partnership, at December 31, 1995, had 12 parcels of land in its portfolio in various stages of development. The Operating Partnership has entered into an agreement to develop a self-storage facility in Northern Virginia, to be owned jointly by the Operating Partnership and an unaffiliated third party. The Operating Partnership estimates that its share of the construction expenses under the agreement will be approximately $6.5 million. The Operating Partnership expects to complete construction in April of 1996 and at December 31, 1995, had incurred costs of approximately $3.3 million. The Operating Partnership is converting a warehouse into a self-storage facility at an estimated cost of construction of $1 million. At December 31, 1995, the Operating Partnership had incurred construction costs of approximately $400 thousand, and expects to complete the facility by the end of the first quarter of 1996.

    At December 31, 1995, the Operating Partnership had 1,025,423 Limited Partnership Units outstanding. Certain Limited Partnership Units became redeemable beginning on March 23, 1995, for an amount equal to their then fair market value ($2.7 million, based upon a price per Unit of $32.625 at December 31, 1995) payable by the Operating Partnership either in cash or (at the Operating Partnership's option, based upon a determination by the Company's Board of Directors that the Operating Partnership's anticipated cash requirements and anticipated cash flow make a lump sum payment imprudent) by a promissory note payable in quarterly installments over two years with interest at the prime rate. Units held by other Limited Partners are redeemable, at the option of such Limited Partners, beginning on the first anniversary of their issuance, for amounts equal to the then fair market value of their Units ($11.3 million, based upon a price per Unit of $32.625 at December 31, 1995) payable by the Operating Partnership in cash or, at the option of the Operating Partnership, in shares of the Company's Common Stock at the initial exchange ratio of one share for each Unit. As of March 29, 1996, no Limited Partner has requested to redeem Units. It is anticipated that a source of funds for any such cash redemption will be retained cash flow or proceeds from the future sale of securities of the Operating Partnership or the Company or other Operating Partnership or Company indebtedness. The Company has granted registration rights to the holders of Units entitling them to require the Company to register under the Securities Act of 1933 any shares of the Company's common stock issued upon redemption of Units held by them.

    Portfolio expansion and repayment of principal on Operating Partnership indebtedness represent the Operating Partnership's primary liquidity requirements. The Operating Partnership does not expect to generate sufficient funds from operating cash flow to meet such long-term liquidity needs and intends to finance them primarily through borrowings under its lines of credit, debt or equity offerings, or additional borrowings for such purpose.

  COMPETITION:

    The Operating Partnership monitors the development of self-storage facilities in its markets. The Operating Partnership has identified four markets in which potential overbuilding may be occurring. In three of these markets (Dallas, Atlanta, and Phoenix) the Operating Partnership may be required to reduce by 50% its normal yearly rental rate increase, and in one market, Albuquerque, the Operating Partnership may be unable to aggressively increase rates in 1996. All of these markets may also demonstrate a minimal reduction in the seasonal physical occupancy achieved throughout the year. As a result of the geographic diversity of the Operating Partnership's portfolio, the Operating Partnership does not expect the potential for excess supply in these markets to have a significant impact on its financial condition or results of operations.

  INFLATION:

    The Operating Partnership does not believe that inflation has had or will have a direct effect on its operations. Substantially all of the leases at the facilities allow for monthly rent increases which provide the Operating Partnership with the opportunity to achieve increases in rental income as each lease matures.

  SEASONALITY:

    The Operating Partnership's revenues typically have been higher in the third and fourth quarter primarily because the Operating Partnership increases its rental rates on most of its storage units at the beginning of May, and to a lesser extent because self-storage facilities tend to experience greater occupancy during the late spring, summer, and early fall months due to the greater incidence of moves during those periods. The Operating Partnership believes that its tenant mix, rental structure, and expense structure provide adequate protection against undue fluctuations in cash flows and net revenues during off-peak seasons. Thus, the Operating Partnership does not expect seasonality to materially affect distributions to unitholders.

  RECENT ACCOUNTING DEVELOPMENTS:

    In October of 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") was issued. The standard is effective for fiscal years beginning after December 15, 1995. The Operating Partnership anticipates continuing to elect expense recognition under APB 25, and disclosing pro forma net income, and earnings per unit information based on the FAS 123 fair value methodology.

                             SUSA PARTNERSHIP, L.P.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                             AS OF DECEMBER 31,
                                                                                          ------------------------
                                                                                             1995         1994
                                                                                          -----------  -----------
                                                                                           (AMOUNTS IN THOUSANDS,
                                                                                             EXCEPT UNIT DATA)
Investment in storage facilities, at cost:
  Land..................................................................................  $   139,603  $    74,544
  Buildings and equipment...............................................................      369,694      204,449
                                                                                          -----------  -----------
                                                                                              509,297      278,993
  Accumulated depreciation..............................................................      (14,561)      (7,224)
                                                                                          -----------  -----------
                                                                                              494,736      271,769
  Cash & cash equivalents...............................................................        2,802        3,278
  Other assets..........................................................................       11,987        4,385
                                                                                          -----------  -----------
    Total assets........................................................................  $   509,525  $   279,432
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                                   LIABILITIES & PARTNERS' CAPITAL

Line of credit borrowings...............................................................  $   107,605  $     4,000
Mortgage notes payable..................................................................        6,670        4,373
Accounts payable & accrued expenses.....................................................        5,910        4,998
Rents received in advance...............................................................        3,680        2,038
Minority interest.......................................................................          524          133
                                                                                          -----------  -----------
    Total liabilities...................................................................      124,389       15,542
                                                                                          -----------  -----------
Partners' capital:
  General partnership units, 17,562,363 and 13,298,817 outstanding......................      364,947      254,340
  Limited partnership units, 1,025,423 and 406,890 outstanding..........................       26,916        9,550
  Notes receivable -- employees.........................................................       (6,727)     --
                                                                                          -----------  -----------
    Total partners' capital.............................................................      385,136      263,890
                                                                                          -----------  -----------
    Total liabilities and partners' capital.............................................  $   509,525  $   279,432
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                See notes to consolidated financial statements.

              SUSA PARTNERSHIP, L.P. (THE "OPERATING PARTNERSHIP")
                                      AND
                     STORAGE USA, INC. (THE "PREDECESSOR")
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      OPERATING PARTNERSHIP
                                                  ------------------------------           PREDECESSOR
                                                                 FOR THE PERIOD   ------------------------------
                                                                 MARCH 24, 1994   FOR THE PERIOD
                                                     FOR THE       (INCEPTION)     JAN. 1, 1994       FOR THE
                                                   YEAR ENDED        THROUGH          THROUGH       YEAR ENDED
                                                  DEC 31, 1995    DEC 31, 1994    MARCH 23, 1994   DEC 31, 1993
                                                  -------------  ---------------  ---------------  -------------
                                                           (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT DATA)
REVENUES:
  Rental income.................................   $    66,455     $    24,667       $   2,358      $    10,019
  Management income.............................         1,072             707             188              859
  Other income..................................           480             460              52              311
                                                  -------------  ---------------       -------     -------------
    Total revenues..............................        68,007          25,834           2,598           11,189
                                                  -------------  ---------------       -------     -------------
EXPENSES:
  Cost of property operations and maintenance...        18,471           6,851             792            3,130
  Real estate taxes.............................         4,900           1,686             153              683
  General and administrative....................         2,568           1,374             325              831
  Depreciation and amortization.................         8,586           2,882             244            1,313
                                                  -------------  ---------------       -------     -------------
    Total expense...............................        34,525          12,793           1,514            5,957
                                                  -------------  ---------------       -------     -------------
                                                  -------------  ---------------       -------     -------------
INCOME FROM OPERATIONS..........................        33,482          13,041           1,084            5,232
OTHER INCOME (EXPENSE):
  Interest expense..............................        (3,004)         (1,404)         (1,195)          (4,432)
  Interest income...............................           166             658          --
                                                  -------------  ---------------       -------     -------------
INCOME (LOSS) BEFORE MINORITY INTEREST..........        30,644          12,295            (111)             800
  Minority interest.............................          (224)           (158)            (54)            (351)
                                                  -------------  ---------------       -------     -------------
NET INCOME (LOSS)...............................   $    30,420     $    12,137       $    (165)     $       449
                                                  -------------  ---------------       -------     -------------
                                                  -------------  ---------------       -------     -------------
NET INCOME PER UNIT.............................   $      1.87     $      1.28
                                                  -------------  ---------------       -------     -------------
WEIGHTED AVERAGE UNITS OUTSTANDING..............        16,294           9,467
                                                  -------------  ---------------       -------     -------------
                                                  -------------  ---------------       -------     -------------

                See notes to consolidated financial statements.

              SUSA PARTNERSHIP, L.P. (THE "OPERATING PARTNERSHIP")
                                      AND
                     STORAGE USA, INC. (THE "PREDECESSOR")

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            OPERATING PARTNERSHIP
                                                       -------------------------------
                                                                       FOR THE PERIOD              PREDECESSOR
                                                                       MARCH 24, 1994   ---------------------------------
                                                          FOR THE        (INCEPTION)      JAN. 1, 1994        FOR THE
                                                         YEAR ENDED        THROUGH           THROUGH         YEAR ENDED
                                                       DEC. 31, 1995    DEC. 31, 1994    MARCH 23, 1994    DEC. 31, 1993
                                                       --------------  ---------------  -----------------  --------------
                                                                             (AMOUNTS IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income.........................................   $     30,420     $    12,137        $    (165)       $      449
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization....................          8,586           2,882              244             1,313
    Minority interest................................            224             158               --                --
    Changes in assets and liabilities:
      Other assets...................................         (4,009)         (4,385)            (809)             (591)
      Other liabilities..............................          2,554           7,036              393               218
                                                       --------------  ---------------         ------      --------------
        Net cash provided by operating activities....         37,775          17,828             (337)            1,389
                                                       --------------  ---------------         ------      --------------
                                                       --------------  ---------------         ------      --------------
INVESTING ACTIVITIES:
  Acquisition and improvements of
   storage facilities................................       (212,326)       (264,561)                              (655)
  Development of storage facilities..................         (4,842)           (327)              --            (3,095)
                                                       --------------  ---------------         ------      --------------
        Net cash used in investing activities........       (217,168)       (264,888)              --            (3,750)
                                                       --------------  ---------------         ------      --------------
                                                       --------------  ---------------         ------      --------------
FINANCING ACTIVITIES:
  Net borrowings under line of credit................        103,605           4,000              450                --
  Proceeds from the issuance of bank
   notes.............................................             --              --               --               900
  Mortgage principal payments........................            (79)            (40)             (44)              (71)
  Mortgage principal borrowing.......................          2,376           4,413               --             2,970
  Increase (decrease) in payable to
   affiliates........................................             --              --              178              (589)
  Increase in deferred costs.........................             --              --               --              (372)
  General partner contributions......................        108,169         255,483               --                --
  Distributions to general partner...................        (33,414)        (13,070)            (397)             (350)
  Distributions to limited partners..................         (1,483)           (271)              --                --
  Distributions to minority interests................           (257)           (177)              --                --
                                                       --------------  ---------------         ------      --------------
        Net cash provided by financing activities....        178,917         250,338              187             2,488
                                                       --------------  ---------------         ------      --------------
                                                       --------------  ---------------         ------      --------------
  Net increase (decrease) in cash and equivalents....           (476)          3,278             (150)              127
                                                       --------------  ---------------         ------      --------------
Cash and equivalents, beginning of period............          3,278                              150                23
                                                       --------------  ---------------         ------      --------------
                                                       --------------  ---------------         ------      --------------
Cash and equivalents, end of period..................   $      2,802     $     3,278        $                $      150
Supplemental schedules of non-cash activities:
  Storage facilities acquired in exchange for Limited
   Partnership Units.................................         17,978     $     9,611               --                --
  General Partnership Units in exchange for notes
   receivable........................................   $      6,727              --               --                --

                See notes to consolidated financial statements.

                             SUSA PARTNERSHIP, L.P.
                  CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL

                                                                GENERAL      LIMITED       NOTES        TOTAL
                                                              PARTNERSHIP  PARTNERSHIP  RECEIVABLE    PARTNERS'
                                                                CAPITAL      CAPITAL     EMPLOYEES     CAPITAL
                                                              -----------  -----------  -----------  -----------
                                                                            (AMOUNTS IN THOUSANDS)
Initial capital contribution at March 24, 1994..............   $ 109,969    $            $           $   109,969
Contribution of self-storage facilities in exchange for
 units......................................................          --        9,611           --         9,611
Capital contribution........................................     145,514           --           --       145,514
Net income..................................................      11,927          210           --        12,137
Distributions...............................................     (13,070)        (271)          --       (13,341)
                                                              -----------  -----------  -----------  -----------
  Balance at December 31, 1994..............................     254,340        9,550           --       263,890
                                                              -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------
Capital contribution........................................     114,896           --           --       114,896
Contribution of self-storage facilities in exchange for
 units......................................................          --       17,554           --        17,554
Issuance of units to employees in exchange for notes
 receivable.................................................          --           --       (6,727)       (6,727)
Net income..................................................      29,125        1,295           --        30,420
Distributions...............................................     (33,414)      (1,483)          --       (34,897)
                                                              -----------  -----------  -----------  -----------
  Balance at December 31, 1995..............................   $ 364,947    $  26,916    $  (6,727)  $   385,136
                                                              -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------

                See notes to consolidated financial statements.

                     STORAGE USA, INC. (THE "PREDECESSOR")
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                           COMMON STOCK
                                   ----------------------------                                                   DISTRIBUTIONS IN
                                      NUMBER OF                     PAID IN     NOTES RECEIVABLE-   ACCUMULATED     EXCESS OF NET
                                       SHARES         AMOUNT        CAPITAL         OFFICERS          DEFICIT          INCOME
                                   ---------------  -----------  -------------  -----------------  -------------  -----------------
                                                            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance at January 1, 1993.......             1      $       1        --               --           $    (3,562)         --
Dividends deemed cash
 distributions...................        --             --            --               --               (11,012)         --
Capital contributions............        --             --            --               --                 1,462          --
Stock split......................           993              9        --               --                    (9)         --
Net income.......................        --             --            --               --                   449          --
                                                                          --               --                                --
                                            ---            ---                                     -------------
Balance at December 31, 1993.....           994             10        --               --               (12,672)         --
                                                                          --               --                                --
                                                                          --               --                                --
                                            ---            ---                                     -------------
                                            ---            ---                                     -------------
Corporate reorganization
 adjustments.....................        --             --            --               --                (2,994)         --
Net loss.........................        --             --            --               --                  (165)         --
                                                                          --               --                                --
                                            ---            ---                                     -------------
Balance at March 23, 1994........           994      $      10        --               --           $   (15,831)         --
                                                                          --               --                                --
                                                                          --               --                                --
                                            ---            ---                                     -------------
                                            ---            ---                                     -------------


                                       TOTAL
                                   SHAREHOLDERS'
                                       EQUITY
                                   --------------

Balance at January 1, 1993.......   $     (3,561)
Dividends deemed cash
 distributions...................        (11,012)
Capital contributions............          1,462
Stock split......................        --
Net income.......................            449

                                   --------------
Balance at December 31, 1993.....        (12,662)

                                   --------------
                                   --------------
Corporate reorganization
 adjustments.....................         (2,994)
Net loss.........................           (165)

                                   --------------
Balance at March 23, 1994........   $    (15,821)

                                   --------------
                                   --------------

                See notes to consolidated financial statements.

                             SUSA PARTNERSHIP L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT DATA)

1.  ORGANIZATION:

    SUSA Partnership, L.P. (the "Operating Partnership"), which commenced operation on March 23, 1994, is engaged in owning, developing, constructing and operating self-storage facilities throughout the United States. Storage USA, Inc. (the "Predecessor" See Note 11), a Tennessee corporation, was formed in 1985 to own, develop, construct and operate self-storage facilities throughout the United States. On March 23, 1994, the Predecessor completed an initial public offering (the "IPO") of 6,325,000 shares of common stock at $21.75 per share forming Storage USA, Inc. (the "Company"), the sole general partner in the Operating Partnership. The Company is a self-administered and self-managed real estate investment trust ("REIT").

    The results for the period prior to January 1, 1994, and for the period from January 1, 1994, through March 23, 1994 are presented for the Predecessor and are labeled as such on the financial statements.

    On March 23, 1994, the Company contributed substantially all of its net assets of approximately $109,969 to the Operating Partnership in exchange for an approximately 98.9% general partnership interest in the Operating Partnership. The Operating Partnership used the contribution from the Company to acquire 26 self-storage facilities from unrelated third parties, to acquire the outstanding partnership interests in five controlled facilities, and for working capital.

    In addition, the Operating Partnership formed SUSA Management, Inc. ("SUSA Management"), to provide self-storage management to third parties and certain ancillary services. The Operating Partnership owns 99% of the economic interest of SUSA Management.

    On September 29, 1994, the Company contributed approximately $145,514 to the Operating Partnership in exchange for approximately 5,980 units of interest in the Operating Partnership ("Units"). The Operating Partnership used the contribution from the Company to acquire 27 self-storage facilities from unrelated third parties, to retire approximately $33,200 of indebtedness, and for working capital. On June 7, 1995, the Company contributed $108,169 to the Operating Partnership in exchange for approximately 4,025 Units. The Operating Partnership used the contribution from the Company to acquire and repay debt related to the acquisition of 34 self-storage facilities.

    On October 31, 1995, the Company contributed $6,727 of notes receivable from employees who are officers of the Company to the Operating Partnership in exchange for approximately 230 Units. During 1995, the Company contributed approximately $219 of proceeds from various issuances of common stock in exchange for approximately 8 Units.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  BASIS OF PRESENTATION:

    The consolidated financial statements include the accounts of the Operating Partnership and SUSA Management. All intercompany balances and transactions have been eliminated. The financial statements reflect the segregation of the operating activities for the periods presented related to the Operating Partnership and the Predecessor, which has been accounted for on a basis consistent with the Operating Partnership except for the items noted in Note 12.

  USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

                             SUSA PARTNERSHIP L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT DATA)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  FEDERAL INCOME TAXES:

    No provision has been made for income taxes in the accompanying consolidated financial statements since such taxes, if any, are the responsibility of the individual partners.

  CASH AND CASH EQUIVALENTS:

    The Operating Partnership considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

  REVENUE RECOGNITION:

    Rental income and management income is recorded when due from tenants and customers. Rental income received prior to the start of the rental period is included in rents received in advance.

  INVESTMENT IN STORAGE FACILITIES:

    Storage facilities are recorded at cost. Depreciation is computed using the straight line method over estimated useful lives of 40 years for buildings and improvements, and three to ten years for furniture, fixtures and equipment. Expenditures for significant renovations or improvements which extend the useful life of assets are capitalized. Repairs and maintenance costs are expensed as incurred.

    During 1995, the Operating Partnership adopted Statement of Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets." The adoption of this standard had no impact on the Operating Partnership's financial statements. Impairment is evaluated based upon comparing the sum of the expected future cash flows (undiscounted and without interest charges) to the carrying value of the asset. If the cash flows is less, an impairment loss is recognized for the amount by which the carrying amount of the assets exceeds the fair value of the asset.

  OTHER INCOME:

    Other income consists primarily of sales of storage-related merchandise (locks and packing supplies) and commissions from truck rentals.

  MINORITY INTEREST:

    The minority interest reflects the ownership interest of the limited partners in two facilities in which the Operating Partnership is the general partner. The limited partner's share of the net income of the Operating Partnership is charged to minority interest expense and increases the Operating Partnership's liability. Distributions to the limited partners reduces the Operating Partnership's liability.

  OTHER ASSETS:

    Included in other assets in 1995 and 1994, respectively, are $4,842 and $327 of costs related to two development projects, $257 and $63 due from affiliate, prepaid expenses, accounts receivable and intangible assets. The intangible assets at December 31, 1995 and 1994, respectively, consist primarily of loan acquisition costs of approximately $254 and $230, net of accumulated amortization of approximately $24 and $78, a covenant not to compete of $500, net of accumulated amortization of approximately $415 and $167, and minimum lease guarantees of approximately $189 and $186, which have been fully amortized. Loan acquisition costs are amortized over the terms of the related debt, the covenant is amortized over the contract period of the agreement. Amounts under minimum lease guarantees on five of the Operating Partnership's facilities are amortized as earned.

  INCOME PER UNIT:

    Net income per unit is calculated using the weighted average number of Units outstanding during the period.

                             SUSA PARTNERSHIP L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT DATA)

3.  INVESTMENT IN STORAGE FACILITIES:

    The following summarizes activity in storage facilities during the period:

COST:
  Balance at March 23, 1994......................................  $  54,762
  Property acquisitions..........................................    224,147
  Improvements...................................................         84
                                                                   ---------
  Balance at December 31, 1994...................................    278,993
  Property acquisitions..........................................    220,541
  Land acquisitions..............................................      5,733
  Improvements...................................................      4,030
                                                                   ---------
    Balance at December 31, 1995.................................  $ 509,297
                                                                   ---------
                                                                   ---------

ACCUMULATED DEPRECIATION:
  Balance at March 23, 1994......................................  $   4,695
  Additions during the year......................................      2,529
                                                                   ---------
  Balance at December 31, 1994...................................      7,224
  Additions during the year......................................      7,337
                                                                   ---------
    Balance at December 31, 1995.................................  $  14,561
                                                                   ---------
                                                                   ---------

    The aggregate cost of real estate facilities for federal income tax purposes was approximately $479,037 and $255,755 at December 31, 1995 and 1994, respectively.

                             SUSA PARTNERSHIP, L.P.

                  (Amounts in Thousands, Except Per Unit Data)

4.  MORTGAGE NOTES PAYABLE:

    Mortgage Notes payable consist of the following at December 31.

                                                               1995    1994
                                                              ------  ------
First mortgage note, payable in equal monthly installments
 of $34, including interest at 10.6%, through May 2001, with the remaining balance of $3,081 due June 2001..............  $3,428  $3,473

First mortgage note, payable in equal monthly installments
 of $28, including interest at 8.375%, through June 2006....   2,342

First mortgage note, interest only at prime plus 2% (9% at
 December 31, 1994) payable monthly through December 31,
 1998, with the balance due in full in January 1999.........             900

First mortgage note, payable in equal monthly installments
 of $8, including interest at 8.5%, through August 2000,
 with the remaining balance of $815 due September 2000......     900
                                                              ------  ------

    Total...................................................  $6,670  $4,373
                                                              ------  ------
                                                              ------  ------

    Principal payments are due as follows:

1996........................................................  $  214
1997........................................................     234
1998........................................................     255
1999........................................................     279
2000........................................................   1,094
Thereafter..................................................   4,594
                                                              ------
                                                              $6,670
                                                              ------
                                                              ------

5.  LINE OF CREDIT BORROWINGS:

    Line of credit borrowings at December 31, 1995, consists of $100,000 of borrowings under a $100,000 line of credit with a group of commercial banks, and $7,605 of borrowings under a $23,000 line of credit with a commercial bank. The balance at December 31, 1994, consists of $4,000 of borrowings under the $23,000 line. The $100,000 facility, consists of a $75,000 tranche with an initial termination date of February 8, 1996, and a $25,000 tranche with an initial termination date of April 21, 1996. On the $75,000 tranche, the Operating Partnership has an option to extend the term for two successive one year periods. On the $25,000 tranche, the Operating Partnership has an option to extend the term until December 21, 1996. Subsequent to year end, the Operating Partnership exercised its option on the $75,000 tranche and extended the maturity to February 8, 1997. This line bears interest at various spreads over a base rate based on the Operating Partnership's debt service coverage. The weighted average borrowings during the year was $41,662, the maximum borrowing outstanding under the line during the period was $100,000, and the weighted average interest rate during the year was 6.1%. The $23,000 line consists of an $8,000 tranche maturing on February 15, 1996, and a $15,000 tranche maturing on July 1, 1996. Both tranches, at the option of the Operating Partnership, bear interest at prime or LIBOR plus 2.25%, and are collateralized by mortgages on 13 facilities. The facilities have a net book value of $28,035. Subsequent to year end, the commercial bank agreed to release the mortgages, increase the line to $30,000 with an initial maturity of July 1, 1996, and continue the borrowing arrangement. During 1995 and 1994, respectively, the weighted average daily borrowings were $5,513 and $4,900, the maximum borrowings outstanding under the line were $21,700 and $11,500, and the weighted average interest rates were 8.9% and 6.5%.

                             SUSA PARTNERSHIP, L.P.

                  (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT DATA)

5.  LINE OF CREDIT BORROWINGS: (CONTINUED)
    Under the terms of the agreements, the Operating Partnership is required to maintain certain financial ratios and a minimum net worth, as defined under the agreements.

    Interest is capitalized on accumulated expenditures relating to the development of certain qualifying properties. During 1995 and 1994, total cash paid by the Operating Partnership for the interest was $3,345 and $2,281, respectively, which includes $532 which was capitalized in 1995. No interest was capitalized in 1994.

6.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED):

    The following unaudited pro forma statement of operations of the Operating Partnership is presented as if the 1995 capital contributions, and the acquisition of 63 properties during 1995 had occurred on January 1, 1995. This unaudited pro forma statement of operations is not necessarily indicative of what actual results of operations of the Operating Partnership would have been assuming such transactions had been completed as of January 1, 1995, nor does it purport to represent the results of operations for future periods.

    Pro forma for the year ended December 31, 1995

Revenues
Rental income...............................................  $81,875
Management income...........................................    1,072
Other income................................................    1,037
                                                              -------
    Total revenues..........................................   83,984
                                                              -------
Expenses
Cost of property operations and maintenance.................   22,385
Real estate taxes...........................................    6,171
General and administrative..................................    3,046
Depreciation and amortization...............................    9,579
                                                              -------
    Total expenses..........................................   41,181
                                                              -------
Income from operations......................................   42,803

Other income (expense):
  Interest expense..........................................   (7,679)
  Interest income...........................................      637
                                                              -------
Income before minority interest.............................  $35,761
                                                              -------
                                                              -------
Net Income per Unit.........................................  $  1.93
                                                              -------
                                                              -------

7.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The Operating Partnership's carrying amount and fair value of its financial instruments as of December 31, 1995 and 1994, respectively, were as follows:

  CASH AND CASH EQUIVALENTS:

    The carrying amount of $2,802 and $3,278 reported in the balance sheets for cash and cash equivalents approximates its fair value.

  MORTGAGE AND LINE OF CREDIT BORROWINGS:

    The carrying amount of $107,605 and $4,000 reported in the balance sheets for line of credit borrowings approximates their fair value. The fair value of the $6,670 and $4,373 of mortgage notes

                             SUSA PARTNERSHIP, L.P.

                  (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT DATA)

7. FAIR VALUE OF FINANCIAL INSTRUMENTS: (CONTINUED) payable reported in the balance sheets is $7,003 and $4,631. These fair values were estimated using discounted cash flow analysis, based on the Operating Partnership's current incremental borrowing rate for similar types of borrowing arrangements.

  INTEREST RATE SWAP AGREEMENT:

    The Operating Partnership had entered into an interest rate swap agreement as more fully described in footnote 11. At December 31, 1995, the fair value of the agreement was ($3,547). This fair value represents the estimated amount the Operating Partnership would pay to terminate the swap at that date. The swap was terminated on March 8, 1996, and the Operating Partnership recognized a gain of $50 in connection with the termination. See footnote 11.

8.  COMMITMENTS AND CONTINGENCIES:

  LEASE AGREEMENTS:

    The Operating Partnership has various lease agreements for office space. Total future minimum rental payments on the office leases are $1,124: $222 in years one through three; and $229 in years four and five.

  PROPERTY DEVELOPMENT:

    The Operating Partnership has entered into an agreement to develop a self-storage facility in Northern Virginia. The facility will be owned by the Operating Partnership and an unaffiliated third party. Under the terms of the agreement, the Operating Partnership is required to fund the cost of construction, which is currently estimated to be approximately $6,500. At December 31, 1995, the Operating Partnership has incurred costs of approximately $3,290. The facility is expected to be complete by the middle of the second quarter of 1996.

  REDEMPTION OF LIMITED PARTNERSHIP UNITS:

    At December 31, 1995, there were 1,025,423 Units outstanding. Certain Units became redeemable on March 23, 1995, for an amount equal to their then fair market value ($2.7 million, based upon a price per Unit of $32.625 at December 31, 1995) payable by the Company either in cash or by a promissory note payable in quarterly installments over two years with interest at the prime rate. Units held by other Limited Partners are redeemable, at the option of such Limited Partners, beginning on the first anniversary of their issue, for amounts equal to the then fair market value of their Units ($11.3 million, based upon a price per Unit of $32.625 at December 31, 1995) payable in cash or, at the option of the Company, in shares of the Company's common stock at the exchange ratio of one share for each Unit.

9.  POST EMPLOYMENT BENEFIT PLAN:

    The Operating Partnership contributes to a 401(k) savings plan (a voluntary defined contribution plan) for the benefit of employees meeting certain eligibility requirements and electing participation in the plan. Each year the Operating Partnership is obligated to make a matching contribution on the employee's behalf equal to 50% of the participant's contribution to the plan, up to 2% of the participant's compensation. Operating Partnership profit sharing contributions to the plan are determined annually by the Operating Partnership. Operating Partnership contributions totaled $223 and $137 during 1995 and 1994, respectively.

10. PARTNERSHIP CAPITAL:

    The Company, as a corporate general partner, has Stock Option, Employee Stock Purchase and Loan, and Dividend Reinvestment and Stock Purchase Plans. Under the terms of the partnership agreement, all proceeds from the issuance of common stock under the plans are contributed to the Operating Partnership in exchange for Operating Partnership Units.

                             SUSA PARTNERSHIP, L.P.

                  (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT DATA)

10. PARTNERSHIP CAPITAL: (CONTINUED)
  STOCK OPTIONS (amounts not in thousands):

    The shareholders of the Company have approved and the Company has adopted the Storage USA, Inc. 1993 Omnibus Stock Incentive Plan. The Company has granted options to certain directors, officers and key employees to purchase shares of the Company's common stock at a price not less than the fair market value at the date of grant. There are 1,000,000 shares available to be issued under the plan. Generally, the optionee has up to ten years from the date of the grant to exercise the options. Plan activity is as follows:

                                                              NUMBER OF         PRICE
                                                               OPTIONS        PER SHARE
                                                              ----------   ---------------
Option outstanding:
  March 24, 1994............................................     --              --
  Granted...................................................   492,402     $21.75 - $24.75
  Exercised.................................................     --              --
  Canceled..................................................     --              --
                                                              ----------   ---------------
Options outstanding:
  December 31, 1994.........................................   492,402     $21.75 - $24.75
  Granted...................................................   220,750         $31.00
  Exercised.................................................    (4,500)    $21.75 - $24.75
  Canceled..................................................     --              --
                                                              ----------   ---------------
Options outstanding:
  December 31, 1995.........................................   708,652     $21.75 - $31.00
                                                              ----------   ---------------
                                                              ----------   ---------------

    At December 31, 1995, 525,486 options are exercisable under the plan.

  EMPLOYEE STOCK PURCHASE AND LOAN PLAN (AMOUNTS NOT IN THOUSANDS):

    In 1995, the Company issued 230,000 shares of its common stock under the 1995 Employee Stock Purchase and Loan Plan. Pursuant to the terms of the plan, the Company and certain officers entered into stock purchase agreements whereby the officers purchased common stock at the then current market price. The Company provides 100% financing for the purchase of the shares with interest at 7% per annum payable quarterly. The underlying notes are secured by the shares and mature in November 2002. Under the terms of the partnership agreement, all proceeds from the issuance of common stock under the plan are contributed to the Operating Partnership in exchange for Operating Partnership Units.

  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN:

    In 1995, the Company adopted the Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Under the Plan, the Company offers holders of its common stock the opportunity to purchase, through reinvestment of dividends or by additional cash payments, additional shares of its common stock. The shares of common stock for participants may be purchased from the Company at the greater of the average high and low sales price or the average closing sales price on the investment date or in the open market at 100% of the average price of all shares purchased for the Plan. During 1995, 653 shares were issued under the Plan. Under the terms of the partnership agreement, all proceeds from the issuance of common stock under the plan are contributed to the Operating Partnership in exchange for Operating Partnership units.

                             SUSA PARTNERSHIP, L.P.

                  (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT DATA)

11. SUMMARY OF PREDECESSOR SIGNIFICANT ACCOUNTING POLICIES:

  BASIS OF PRESENTATION:

    The accompanying combined financial statements for the periods prior to March 24, 1994 present only the "carved-out" accounts of the Predecessor comprised of the continuing assets, liabilities and operations of the Predecessor following the IPO, including 11 owned facilities and six controlled facilities (Original Facilities) and Storage USA Management Corporation (Management Corp.). All other accounts of the Predecessor were excluded since the business segments to which they relate were discontinued by the Company before the IPO. Due to common ownership and management of the Original Facilities and Management Corp., the historical financial statements have been accounted for as a group of entities under common control, which is similar to the accounting method used for a pooling of interest. All significant intercompany transactions and balances have been eliminated in the combined presentation. The financial information included herein may not necessarily reflect the financial position and results of operations of the Predecessor had it been a separate stand-alone entity during the periods prior to March 24, 1994.

  MINORITY INTEREST:

    The Predecessor financial statements include the accounts of six facilities (Selling Partnerships) which were owned by investment partnerships in which the Predecessor or its affiliates had a controlling interest. The ownership interest of the other partners in these partnerships is treated as a minority interest and reported as a liability of the Predecessor. Increases in minority interest are charged to operations.

  FEDERAL INCOME TAXES:

    The Predecessor was an S Corporation and thus was not subject to taxation at the corporate level. The self-storage facilities owned through the investment partnerships required the partners to include their respective share of profits and losses in their individual tax returns. Therefore, the statements of operations contain no provision for federal income taxes for any periods prior to March 24, 1994.

  SHAREHOLDERS' DEFICIT:

    The Predecessor's President and Chief Executive Officer contributed a portion of his interests in two of the Selling Partnerships in exchange for the satisfaction of his indebtedness to the Predecessor. The value attributed to his interest in the Selling Partnerships was determined on the same basis as the determination of payments made by the Predecessor to the unrelated limited partners in the Selling Partnerships.

    Corporate reorganization adjustments consist primarily of dividends deemed cash distributions, reclassification of certain minority interests, and other non-cash adjustments relating to the IPO.

  RELATED PARTY TRANSACTIONS:

    The Predecessor had demand notes payable to the Predecessor's founder, bearing interest at prime plus 2% (8% at December 31, 1993). These notes were collateralized by second mortgages on certain of the Original Facilities. Total interest expense to affiliates amounted to approximately $178 and $1,426 for period from January 1, 1994 to March 23, 1994 and the year ended December 31, 1993, respectively.

  OTHER:

    There was no significant Investment in Storage Facilities activity for the period from January 1, 1994 to March 23, 1994 and for the year ended December 31, 1993.

                             SUSA PARTNERSHIP, L.P.

                  (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT DATA)

11. SUMMARY OF PREDECESSOR SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Total cash paid for interest expense related to the mortgages payable and notes payable balances for the period from January 1, 1994 to March 23, 1994 and the year ended December 31, 1993 was $1,017 and $3,006, respectively.

12. SUBSEQUENT EVENTS:

  FORMATION OF STRATEGIC ALLIANCE:

    On March 1, 1996, the Company entered into a Stock Purchase Agreement with Security Capital U.S. Realty (US Realty), an affiliate of Security Capital Group. Under the Stock Purchase Agreement, subject to the terms and conditions thereof, US Realty will invest a total of $220,000 in the Company, initially place two of its nominees on the Company's Board of Directors, one of whom the Company has been informed will be William D. Sanders, Chairman of the Board and Chief Executive Officer of Security Capital Group, and make available to the Company certain strategic advice, research and related information and expertise (the "Strategic Alliance"). As part of the transaction, on March 19, 1996, the Company issued to US Realty 1,948,882 shares of Common Stock, approximately 10.0% of the outstanding Common Stock, at a price of $31.30 per share, plus a purchase price adjustment for accrued dividends. At the same time, the Company executed a Strategic Alliance Agreement and a Registration Rights Agreement with US Realty.

    After the Strategic Alliance has been approved by the shareholders of the Company, and prior to December 31, 1996, the Company will issue to US Realty an additional 5,079,872 shares of the Company's common stock at the same price for an aggregate of $159,000. After acquiring the additional shares (and assuming no other change in the number of outstanding shares), US Realty will own approximately 28.6% of the outstanding Common Stock. The proceeds of both fundings will be contributed to the Operating Partnership in exchange for additional Operating Partnership Units and used to support the acquisition and development of self-storage facilities.

    The Company has agreed to submit to the shareholders a proposal to amend the ownership limitations of the Company's Charter to permit US Realty to acquire up to 37.5% of the Company's capital stock. The Strategic Alliance, the amendment, and certain related transactions are expected to be submitted to shareholders for approval at the Company's 1996 annual meeting.

  PROPERTY ACQUISITIONS:

    Subsequent to December 31, 1995, the Operating Partnership has completed the acquisition of six self-storage facilities for approximately $21,460. In addition, the Operating Partnership purchased two land parcels for approximately $688. These acquisitions were financed through operating cash flows and borrowings under the $30,000 line of credit.

  INTEREST RATE SWAP AGREEMENT:

    In anticipation of a debt offering in 1996, the Operating Partnership entered into an interest rate swap agreement in October 1995, with the objective of reducing its exposure to future interest rate fluctuations. The agreement involved the exchange of a variable rate for a fixed rate interest payment obligation. The agreement had a notional principal amount of $100,000, an effective date of March 1, 1996, and a maturity date of March 1, 2003. On March 8, 1996, the Operating Partnership closed the interest rate swap agreement and received proceeds of approximately $50. The Operating Partnership anticipates filing a $250,000 debt shelf registration statement on Form S-3 with the Securities and Exchange Commission. Upon successful completion of an offering of unsecured debt securities under the shelf, the Operating Partnership will recognize the gain as a yield adjustment over the life of the debt.

                             SUSA PARTNERSHIP, L.P.

                  (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT DATA)

13. QUARTERLY FINANCIAL DATA (UNAUDITED):

    The following is a summary of quarterly results of operations for 1995 and 1994:

                                                               FIRST   SECOND    THIRD   FOURTH
1995                                                          QUARTER  QUARTER  QUARTER  QUARTER
------------------------------------------------------------  -------  -------  -------  -------
Revenue.....................................................  $12,312  $16,233  $18,667  $20,795
Net Income..................................................  $ 5,938  $ 6,992  $ 8,937  $ 8,553
Per Unit
  Net Income................................................  $  0.43  $  0.47  $  0.49  $  0.47

                                                               FIRST     SECOND     THIRD    FOURTH
1994                                                          QUARTER*   QUARTER   QUARTER   QUARTER
------------------------------------------------------------  --------   -------   -------   -------
Revenue.....................................................   $ 523     $ 6,376   $ 7,668   $11,267
Net Income..................................................   $ 245     $ 3,029   $ 3,128   $ 5,735
Per Unit
  Net Income................................................   $0.03     $  0.41   $  0.42   $  0.42

------------------------

* For the period March 24, 1994 (inception) to March 31, 1994 (See Note 1).

                                  [LETTERHEAD]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

 and Shareholders of Storage USA, Inc.

    We have audited the accompanying consolidated balance sheets of SUSA Partnership, L.P. (the "Operating Partnership") as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1995, and for the period from March 24, 1994, (inception) through December 31, 1994. We have also audited the accompanying combined statements of operations, shareholders' equity, and cash flows of Storage USA, Inc. (the "Predecessor") for the period from January 1, 1994 through March 23, 1994 and for the year ended December 31, 1993 (See
Note 1 and 11). These financial statements are the responsibility of the management of the Operating Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Operating Partnership as of December 31, 1995 and 1994, the consolidated results its operations and its cash flows for the year ended December 31, 1995 and for the period from March 24, 1994 (inception) through December 31, 1994 and the combined results of the Predecessor's operations and cash flows for the period from January 1, 1994 through March 23, 1994 and for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                                      [SIGNATURE]

                                          COOPERS & LYBRAND L.L.P.

Baltimore, Maryland

January 26, 1996, except for

Note 5 and Note 12, as to which

the date is March 21, 1996

                             SUSA PARTNERSHIP, L.P.
                            SELECTED FINANCIAL DATA
                             (AMOUNTS IN THOUSANDS)

    The following table summarizes certain selected financial data for the Operating Partnership and its Predecessor. The results of operations of the Predecessor for the period January 1, 1994 to March 23, 1994, and the Operating Partnership for the period March 24, 1994 to December 31, 1994, have been combined. This financial data should be read in conjunction with the Operating Partnership's financial statements and notes thereto, and with Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                                                                 PREDECESSOR
                                                                       PREDECESSOR              AND OPERATING
                                                              ------------------------------     PARTNERSHIP       OPERATING
                                                                                                  COMBINED*       PARTNERSHIP
                                                                 YEAR ENDED DECEMBER 31,        -------------     -----------
                                                              ------------------------------     YEAR ENDED       YEAR ENDED
                                                               1991       1992        1993          1994             1995
                                                              -------    -------     -------    -------------     -----------
Operating data:
  Total revenue.............................................  $ 6,732    $ 8,900     $11,189      $ 28,432         $ 68,007
  Net (loss) income.........................................  $(4,095)   $ 9,235(1)  $   449      $ 11,972         $ 30,420
  Net income per unit.......................................    --         --          --           --             $   1.87
  Distributions declared per unit...........................    --         --          --           --             $   2.04

Balance sheet data:
  Total assets..............................................  $51,900    $51,620     $55,253      $279,432         $509,525
  Total Borrowings..........................................  $47,500    $53,237     $65,753      $  8,373         $114,275

                                                                              OPERATING
                                                              PREDECESSOR    PARTNERSHIP
                                                              ------------   -----------
                                                              PERIOD FROM    PERIOD FROM
                                                               JANUARY 1,     MARCH 24,
                                                                1994 TO        1994 TO
                                                                MARCH 23     DECEMBER 31
                                                                  1994          1994
                                                              ------------   -----------
Operating data:
  Total Revenue.............................................     $2,598        $25,834
  Net (loss) income.........................................     $ (165)       $12,137

------------------------

 * The combined results for 1994 are presented unaudited as they represent the sum of the amounts derived by combining the audited results of the
    Predecessor for the period January 1, 1994 to March 23, 1994, and the audited results of the Operating Partnership for the period March 24, 1994 through December 31, 1994.

(1) Inclues a $12,279 gain from the early extinguishment of debt.

                       SUSA PARTNERSHIP, L.P., FACILITIES
                                  SCHEDULE III
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1995

                                                                                                            GROSS AMOUNT
                                                                                                            AT CLOSE OF
                                                                INITIAL COST TO REIT          COST OF          PERIOD
                                                           ------------------------------   IMPROVEMENTS   --------------
                                                                             BUILDING &      SUBSEQUENT
   STATE            PROPERTY NAME          ENCUMBRANCES         LAND          FIXTURES     TO ACQUISITION       LAND
   -----     ---------------------------  ---------------  --------------  --------------  --------------  --------------
        AL   Vestavia                                             652,309       1,771,282         43,795          652,309
        AZ   24th Street                       1,159,500          500,232       1,362,657         25,958          500,232
        AZ   Oracle                            1,335,000          587,844       1,595,864         16,801          587,844
        AZ   22nd Street                       1,201,500          529,702       1,439,965         30,828          529,702
        AZ   East Phoenix                                         370,586       1,021,566              0          370,586
        AZ   Tempe                                                878,690       2,389,598              0          878,690
        AZ   Cave Creek                                           824,369       2,244,177              0          824,369
        CA   Miramar Self                                       1,612,554       4,404,071         73,502        1,612,554
        CA   Marina Del Rey                                     1,954,097       5,293,255         42,902        1,954,097
        CA   Covina                                             1,234,592       3,356,433         58,528        1,234,592
        CA   Norwalk                                            1,529,221       4,152,897         59,612        1,529,221
        CA   Campbell                                           1,045,526       2,834,735         29,250        1,041,860
        CA   Monterey I & II                                    1,612,187       4,374,059         50,072        1,613,922
        CA   Palo Alto                                            654,944       1,780,329         41,454          651,280
        CA   San Jose                                           1,270,652       3,443,410          7,564        1,266,988
        CA   Santa Cruz                                         1,092,783       2,963,688         31,168        1,092,718
        CA   Scotts Valley                                        654,945       1,779,847          9,275          651,281
        CA   Santa Clara                                        1,362,331       3,738,431              0        1,362,331
        CA   Watsonville                                          483,703       1,316,251          6,331          480,039
        CA   Panorama City                                        961,128       2,608,919         27,248          961,128
        CA   Westminster                                          975,304       2,641,287         32,624          975,304
        CA   Point Loma                                         2,135,347       5,777,511         85,800        2,135,347
        CA   Rialto                                               695,327       1,921,602              0          695,327
        CA   Yucaipa                                              411,580       1,145,267              0          411,580
        CA   Fallbrook                                            418,763       1,154,513              0          418,763
        CA   Hemet                                                455,585       1,252,504              0          455,585
        CA   Victorville                                          491,597       1,347,613              0          491,597
        CA   San Bernardino/Baseline                            1,220,837       3,404,588              0        1,220,837
        CA   Colton                                               514,276       1,425,550              0          514,276
        CA   San Marcos                                           318,260         879,411              0          318,260
        CA   Capitola                                             827,352       2,283,337              0          827,352
        CA   Oceanside                                          1,236,627       3,383,435              0        1,236,627
        CA   San Bernardino/ Waterman                             708,661       1,941,602              0          708,661
        CA   Santee                                               879,599       2,382,970              0          879,599
        CA   Santa Ana                                          1,273,489       3,456,542              0        1,273,489
        CA   Garden Grove                                       1,137,544       3,087,956              0        1,137,544
        CA   City of Industry                                     899,709       2,453,012              0          899,709


                                                                             DEPRECIABLE
                                                                               LIFE OF
               BUILDING &                     ACCUMULATED       YEAR          BUILDING
   STATE        FIXTURES         TOTAL        DEPRECIATION    ACQUIRED        COMPONENT
   -----     --------------  --------------  --------------  -----------  -----------------
        AL        1,815,077       2,467,386         (79,531)       1994              40
        AZ        1,388,615       1,888,847         (61,947)       1994              40
        AZ        1,612,665       2,200,509         (70,763)       1994              40
        AZ        1,470,793       2,000,495         (65,175)       1994              40
        AZ        1,021,566       1,392,152         (20,825)       1995              40
        AZ        2,389,598       3,268,288         (19,662)       1995              40
        AZ        2,244,177       3,068,546          (4,625)       1995              40
        CA        4,477,573       6,090,127        (201,519)       1994              40
        CA        5,336,157       7,290,254        (232,915)       1994              40
        CA        3,414,961       4,649,553        (105,773)       1994              40
        CA        4,212,509       5,741,730        (130,649)       1994              40
        CA        2,867,650       3,909,510         (77,420)       1994              40
        CA        4,422,395       6,036,317        (133,946)       1994              40
        CA        1,825,447       2,476,727         (55,576)       1994              40
        CA        3,454,638       4,721,626         (93,380)       1994              40
        CA        2,994,920       4,087,638         (92,386)       1994              40
        CA        1,792,786       2,444,067         (55,381)       1994              40
        CA        3,738,431       5,100,762         (48,540)       1995              40
        CA        1,326,246       1,806,285         (35,733)       1994              40
        CA        2,636,167       3,597,295         (83,072)       1994              40
        CA        2,673,911       3,649,215         (66,941)       1994              40
        CA        5,863,311       7,998,658        (146,130)       1994              40
        CA        1,921,602       2,616,929         (35,890)       1995              40
        CA        1,145,267       1,556,847         (22,089)       1995              40
        CA        1,154,513       1,573,276         (22,189)       1995              40
        CA        1,252,504       1,708,089         (23,897)       1995              40
        CA        1,347,613       1,839,210         (24,842)       1995              40
        CA        3,404,588       4,625,425         (63,161)       1995              40
        CA        1,425,550       1,939,826         (26,740)       1995              40
        CA          879,411       1,197,671         (16,511)       1995              40
        CA        2,283,337       3,110,689         (30,104)       1995              40
        CA        3,383,435       4,620,062         (63,771)       1995              40
        CA        1,941,602       2,650,263         (16,210)       1995              40
        CA        2,382,970       3,262,569               0        1995              40
        CA        3,456,542       4,730,031         (28,820)       1995              40
        CA        3,087,956       4,225,500         (25,790)       1995              40
        CA        2,453,012       3,352,721         (20,585)       1995              40

                       SUSA PARTNERSHIP, L.P., FACILITIES
                                  SCHEDULE III
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1995

                                                                                                            GROSS AMOUNT
                                                                                                            AT CLOSE OF
                                                                INITIAL COST TO REIT          COST OF          PERIOD
                                                           ------------------------------   IMPROVEMENTS   --------------
                                                                             BUILDING &      SUBSEQUENT
   STATE            PROPERTY NAME          ENCUMBRANCES         LAND          FIXTURES     TO ACQUISITION       LAND
   -----     ---------------------------  ---------------  --------------  --------------  --------------  --------------
        CA   Chatsworth                                         1,740,975       4,744,309              0        1,740,975
        CA   Palm Springs/Tamarisk                                816,416       2,229,985              0          816,416
        CA   Moreno Valley                                        413,759       1,142,629              0          413,759
        CA   San Bern/23rd St                                     655,883       1,803,082              0          655,883
        CA   San Bern/Mill Ave                                    368,526       1,023,905              0          368,526
        CA   Highlands                                            626,794       1,718,949              0          626,794
        CA   Redlands                                             673,439       1,834,612              0          673,439
        CA   Palm Springs/Gene Autry                              784,589       2,129,022              0          784,589
        CT   Wethersfield                                         472,831       1,294,408         25,211          472,831
        CT   Enfield                                              506,875       1,395,631         30,959          506,875
        CT   East Hartford                                        992,547       2,700,212              0          992,547
        DC   U Street                                           1,388,564       3,769,506         25,068        1,388,564
        DE   Wilmington                                           610,689       2,512,985         12,411          610,689
        FL   Kendall                                            1,838,903       3,870,318          3,987        1,838,903
        FL   Ives Dairy                                         1,061,776       4,306,278              0        1,061,776
        FL   Longwood                                             862,849       2,387,142          8,000          862,849
        FL   Sarasota                                           1,281,966       2,007,843        275,160        1,334,326
        FL   WPB Southern                        900,000          226,524         922,193          1,821          226,524
        FL   WPB II                                               572,284       2,365,372         11,183          572,284
        FL   Port Richey                                          605,850       1,668,041         50,271          605,850
        FL   Ft. Myers                                            489,609       1,347,207         48,011          489,609
        FL   North Lauderdale                                   1,050,449       2,867,443         44,019        1,050,449
        FL   Naples                                               636,051       1,735,211         35,682          636,051
        FL   Jacksonville                                         828,468       2,282,155              0          828,468
        FL   Hallandale                                         1,696,519       4,625,578              0        1,696,519
        FL   Davie                                              2,005,938       5,452,384              0        2,005,938
        FL   Tampa/Adamo                                          837,180       2,291,714              0          837,180
        FL   SR 84 (Southwest)                                  1,903,782       5,187,373              0        1,903,782
        FL   Quail Roost                       2,342,000        1,663,641       4,533,384              0        1,663,641
        FL   Tamiami                                            1,962,917       5,371,139              0        1,962,917
        FL   Highway 441 (2nd Avenue)                           1,734,958       4,760,420              0        1,734,958
        FL   Miami Sunset                                       2,205,018       6,028,210              0        2,205,018
        FL   Doral (Archway)                                    1,633,500       4,464,103              0        1,633,500
        GA   South Cobb                                           161,509       1,349,816         10,001          161,509
        GA   Lilburn                           1,461,000          634,879       1,724,697         13,685          634,879
        GA   Eastpoint                         1,858,500        1,112,618       2,194,489         20,750        1,112,618
        GA   Acworth                             748,500          493,504         917,825         62,330          520,032


                                                                             DEPRECIABLE
                                                                               LIFE OF
               BUILDING &                     ACCUMULATED       YEAR          BUILDING
   STATE        FIXTURES         TOTAL        DEPRECIATION    ACQUIRED        COMPONENT
   -----     --------------  --------------  --------------  -----------  -----------------
        CA        4,744,309       6,485,284         (39,555)       1995              40
        CA        2,229,985       3,046,401         (18,509)       1995              40
        CA        1,142,629       1,556,388          (4,742)       1995              40
        CA        1,803,082       2,458,965          (7,455)       1995              40
        CA        1,023,905       1,392,411          (4,249)       1995              40
        CA        1,718,949       2,345,743          (7,096)       1995              40
        CA        1,834,612       2,508,051          (6,067)       1995              40
        CA        2,129,022       2,913,611               0        1995              40
        CT        1,319,619       1,792,450         (54,688)       1994              40
        CT        1,426,590       1,933,465         (51,936)       1994              40
        CT        2,700,212       3,692,759         (50,657)       1995              40
        DC        3,794,574       5,183,138        (165,796)       1994              40
        DE        2,525,396       3,136,085        (425,111)       1989              40
        FL        3,874,305       5,713,208        (694,330)       1988              40
        FL        4,306,278       5,368,054        (750,660)       1988              40
        FL        2,395,142       3,257,991        (410,496)       1988              40
        FL        2,230,643       3,564,969        (372,524)       1988              40
        FL          924,014       1,150,538        (117,220)       1991              40
        FL        2,376,555       2,948,839        (141,386)       1991              40
        FL        1,718,312       2,324,162         (75,508)       1994              40
        FL        1,395,218       1,884,827         (61,175)       1994              40
        FL        2,911,462       3,961,911        (127,388)       1994              40
        FL        1,770,893       2,406,944         (52,473)       1994              40
        FL        2,282,155       3,110,623          (8,180)       1995              40
        FL        4,625,578       6,322,097         (78,318)       1995              40
        FL        5,452,384       7,458,322         (82,897)       1995              40
        FL        2,291,714       3,128,894         (33,118)       1995              40
        FL        5,187,373       7,091,155         (32,102)       1955              40
        FL        4,533,384       6,197,025         (28,180)       1995              40
        FL        5,371,139       7,334,056         (78,304)       1995              40
        FL        4,760,420       6,495,378         (69,290)       1995              40
        FL        6,028,210       8,233,228         (87,870)       1995              40
        FL        4,464,103       6,097,603         (65,385)       1995              40
        GA        1,359,817       1,521,326        (105,630)       1992              40
        GA        1,738,382       2,373,261         (77,168)       1994              40
        GA        2,215,239       3,327,857         (97,768)       1994              40
        GA          953,627       1,473,659         (37,815)       1994              40

                       SUSA PARTNERSHIP, L.P., FACILITIES
                                  SCHEDULE III
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1995

                                                                                                            GROSS AMOUNT
                                                                                                            AT CLOSE OF
                                                                INITIAL COST TO REIT          COST OF          PERIOD
                                                           ------------------------------   IMPROVEMENTS   --------------
                                                                             BUILDING &      SUBSEQUENT
   STATE            PROPERTY NAME          ENCUMBRANCES         LAND          FIXTURES     TO ACQUISITION       LAND
   -----     ---------------------------  ---------------  --------------  --------------  --------------  --------------
        GA   Western Hills                                        842,094       1,855,712         59,228          846,462
        IL   Brickyard                                            713,079       1,935,999         21,288          713,443
        IL   Cermak                                               948,679       2,582,566         21,012          949,042
        IL   Schaumburg                                         1,159,033       3,158,017              0        1,159,033
        KS   Shawnee                                              546,118       1,490,460         10,524          546,118
        KS   Olathe                                               429,808       1,176,442         22,516          429,808
        KS   Overland Park                                        561,549       1,530,969         22,072          561,549
        KS   State Avenue                                         448,025       1,224,381         20,094          448,025
        LA   Tchoup (New Orleans)                                 920,987       2,501,147         85,519          920,987
        MA   Worcester                                            661,235       1,541,427         22,556          661,235
        MA   Haverhill                                            573,068       1,568,047          7,867          573,068
        MA   New Bedford                                          768,959       2,099,751          7,966          768,959
        MA   Whitman                                              544,178       1,487.628          7,127          544,178
        MD   Annapolis/Route 50                3,473,000        1,565,664       4,324,670         10,891        1,565,664
        MD   Silver Spring                                      2,776,490       4,455,110          8,818        2,776,490
        MD   Essex                                              1,015,773       2,396,462          2,409        1,015,773
        MD   Columbia                                           1,057,034       3,289,952         18,509        1,057,034
        MD   Rockville                                          1,376,588       3,765,848         20,938        1,376,588
        MD   Annapolis/Trout                                    1,635,928       4,430,887         31,076        1,635,928
        MD   Montgomery Village                                 1,287,176       3,537,609         27,912        1,287,176
        MD   Millersville                                       1,501,123       4,101,854              0        1,501,123
        MD   Waldorf                                            1,168,869       3,175,314              0        1,168,869
        MD   SUSA Partnership/                                  3,356,744         650,997        135,400        3,356,744
             Management
        MI   Lincoln Park                                         761,209       2,097,502              0          761,209
        MI   Tel-Dixie                                            595,495       1,646,723              0          595,495
        MO   Grandview                                            511,576       1,396,230         39,260          511,576
        MO   Raytown                                              427,056       1,171,397         43,381          427,056
        NJ   Pennsauken                                           914,938       2,484,553         27,329          914,938
        NJ   Lawnside                                           1,095,126       2,972,032              0        1,095,126
        NJ   Cherry Hill/Cuthbert                                 720,183       1,894,545              0          720,183
        NJ   Cherry Hill/Route 70                                 693,314       1,903,413              0          693,314
        NM   Lomas                               561,000          251,018         691,453         22,676          251,018
        NM   San Mateo                         1,185,000          524,982       1,436,128         54,232          524,982
        NM   Montgomery                        1,372,500          606,860       1,651,611         14,034          606,860
        NM   Legion                            1,135,500                0       1,873,666         13,750                0
        NM   Ellison                           1,453,500          620,366       1,715,897              0          620,366
        NM   Hotel Circle                        624,000          277,101         766,547         30,108          255,163


                                                                             DEPRECIABLE
                                                                               LIFE OF
               BUILDING &                     ACCUMULATED       YEAR          BUILDING
   STATE        FIXTURES         TOTAL        DEPRECIATION    ACQUIRED        COMPONENT
   -----     --------------  --------------  --------------  -----------  -----------------
        GA        1,910,572       2,757,034         (60,012)       1994              40
        IL        1,956,923       2,670,366         (71,026)       1994              40
        IL        2,603,215       3,552,257         (86,585)       1994              40
        IL        3,158,017       4,317,050         (52,742)       1995              40
        KS        1,500,984       2,047,102         (65,853)       1994              40
        KS        1,198,958       1,628,766         (53,445)       1994              40
        KS        1,553,041       2,114,590         (68,712)       1994              40
        KS        1,244,475       1,692,500         (36,823)       1994              40
        LA        2,586,666       3,507,653        (111,592)       1994              40
        MA        1,563,983       2,225,218         (54,802)       1994              40
        MA        1,575,914       2,148,982         (49,583)       1994              40
        MA        2,107,717       2,876,676         (66,365)       1994              40
        MA        1,494,755       2,038,933         (47,217)       1994              40
        MD        4,335,561       5,901,225        (602,437)       1989              40
        MD        4,463,928       7,240,418        (718,349)       1989              40
        MD        2,398,871       3,414,644        (322,898)       1990              40
        MD        3,308,461       4,365,495        (393,918)       1991              40
        MD        3,786,786       5,163,374        (142,771)       1994              40
        MD        4,461,963       6,097,891        (147,458)       1994              40
        MD        3,565,521       4,852,697        (111,601)       1994              40
        MD        4,101,854       5,602,977         (21,939)       1995              40
        MD        3,175,314       4,344,183         (26,586)       1995              40
        MD          786,397       4,143,141         (95,552)       1989               5

        MI        2,097,502       2,858,711         (36,562)       1995              40
        MI        1,646,723       2,242,218         (27,835)       1995              40
        MO        1,435,490       1,947,066         (62,973)       1994              40
        MO        1,214,778       1,641,834         (36,140)       1994              40
        NJ        2,511,882       3,426,820        (146,917)       1994              40
        NJ        2,972,032       4,067,158         (55,840)       1995              40
        NJ        1,894,545       2,614,728         (36,375)       1995              40
        NJ        1,903,413       2,596,727         (16,060)       1995              40
        NM          714,129         965,147         (28,676)       1994              40
        NM        1,490,360       2,015,342         (59,066)       1994              40
        NM        1,665,645       2,272,505         (66,747)       1994              40
        NM        1,887,416       1,887,416         (73,031)       1994              40
        NM        1,715,897       2,336,263         (69,409)       1994              40
        NM          818,593       1,073,756         (30,449)       1994              40

                       SUSA PARTNERSHIP, L.P., FACILITIES
                                  SCHEDULE III
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1995

                                                                                                            GROSS AMOUNT
                                                                                                            AT CLOSE OF
                                                                INITIAL COST TO REIT          COST OF          PERIOD
                                                           ------------------------------   IMPROVEMENTS   --------------
                                                                             BUILDING &      SUBSEQUENT
   STATE            PROPERTY NAME          ENCUMBRANCES         LAND          FIXTURES     TO ACQUISITION       LAND
   -----     ---------------------------  ---------------  --------------  --------------  --------------  --------------
        NM   Eubank                                               577,099       1,568,266         37,905          577,099
        NM   Coors                                                494,400       1,347,792         10,610          494,400
        NM   Osuna                                                696,685       1,891,849         23,623          696,685
        NM   East Central                                         292,031         801,475         24,087          292,031
        NV   Rainbow                                              892,753       2,419,779         28,263          892,753
        NV   Oakey                                                663,607       1,825,505              0          663,607
        NV   Tropicana                                            815,085       2,211,952         47,344          815,085
        NV   Sunset                                               947,534       2,569,938         18,163          947,534
        NV   Sahara                                             1,217,565       3,373,622              0        1,217,565
        NV   Charleston                                           557,678       1,520,140              0          557,678
        OK   Sooner Road                                          453,185       1,252,031         23,287          453,185
        OK   10th Street                                          621,413         743,356         47,762          621,413
        OK   Moore                                                281,912         776,815         19,966          281,912
        OK   NW Expressway                                        353,735         977,978         64,349          353,735
        OK   Midwest City                                         443,545       1,216,512         11,491          443,545
        OK   Meridian                                             252,963         722,040        103,520          244,143
        OK   Air Depot                                            347,690         965,923         42,359          347,690
        OK   Peoria                                               540,318       1,488,307              0          540,318
        OK   11th and Mingo                                       757,054       2,071,799              0          757,054
        OK   Skelly                                               173,331         489,960              0          173,331
        OK   Lewis                                                642,511       1,760,304              0          642,511
        OK   Sheridan                                             531,978       1,509,718              0          531,978
        PA   Philadelphia                                       1,574,064       2,838,049         15,966        1,574,064
        PA   King of Prussia                                    1,354,359       3,678,011              0        1,354,359
        PA   Warminster                                           891,048       2,446,648              0          891,048
        PA   Allentown                                            578,632       1,583,744              0          578,632
        PA   Bethlehem                                            843,324       2,317,298              0          843,324
        TN   Summer                                               172,093       2,663,644         15,949          172,093
        TN   Union                                                286,925       1,889,030         16,323          286,925
        TN   Memphis/Mt Moriah                                  1,024,669       1,598,722        143,060        1,034,883
        TN   Antioch/Nashville                                    822,125       2,239,684         74,671          822,125
        TN   Keyport (Gateway)                                    403,492       1,100,184         36,763          403,492
        TN   Chattanooga                                          484,457       1,360,998              0          484,457
        TN   Memphis/Ridgeway                                     638,757       1,141,414              0          638,757
        TX   Ft. Worth Avenue                    904,500          393,893       1,076,836         11,833          393,893
        TX   Euless                                               359,330         979,859         93,157          359,330
        TX   North Freeway                                        687,758       1,867,833         36,729          687,758


                                                                             DEPRECIABLE
                                                                               LIFE OF
               BUILDING &                     ACCUMULATED       YEAR          BUILDING
   STATE        FIXTURES         TOTAL        DEPRECIATION    ACQUIRED        COMPONENT
   -----     --------------  --------------  --------------  -----------  -----------------
        NM        1,606,171       2,183,270         (44,122)       1994              40
        NM        1,358,402       1,852,802         (38,031)       1994              40
        NM        1,915,472       2,612,157         (52,294)       1994              40
        NM          825,562       1,117,593         (23,309)       1994              40
        NV        2,448,042       3,340,795         (67,709)       1994              40
        NV        1,825,505       2,489,112         (46,543)       1995              40
        NV        2,259,269       3,074,354         (61,214)       1994              40
        NV        2,588,101       3,535,635         (70,758)       1994              40
        NV        3,373,622       4,591,187         (76,398)       1995              40
        NV        1,520,140       2,077,818         (12,882)       1995              40
        OK        1,275,318       1,728,503         (57,155)       1994              40
        OK          791,118       1,412,531         (33,396)       1994              40
        OK          796,781       1,078,693         (36,131)       1994              40
        OK        1,042,327       1,396,062         (45,480)       1994              40
        OK        1,228,003       1,671,548         (54,459)       1994              40
        OK          834,380       1,078,523         (32,671)       1994              40
        OK        1,008,282       1,355,972         (44,009)       1994              40
        OK        1,488,307       2,028,625         (18,919)       1995              40
        OK        2,071,799       2,828,853         (26,188)       1995              40
        OK          489,960         663,291          (6,450)       1995              40
        OK        1,760,304       2,402,815         (22,248)       1995              40
        OK        1,509,718       2,041,696         (15,939)       1995              40
        PA        2,854,015       4,428,079        (450,961)       1990              40
        PA        3,678,011       5,032,370         (31,090)       1995              40
        PA        2,446,648       3,337,696         (41,776)       1995              40
        PA        1,583,744       2,162,376         (29,695)       1995              40
        PA        2,317,298       3,160,622         (44,020)       1995              40
        TN        2,679,593       2,851,686        (547,324)       1986              40
        TN        1,905,353       2,192,278        (363,715)       1987              40
        TN        1,731,568       2,766,451        (269,432)       1989              40
        TN        2,314,355       3,136,480        (102,378)       1994              40
        TN        1,136,947       1,540,439         (37,325)       1994              40
        TN        1,360,998       1,845,455          (4,322)       1995              40
        TN        1,141,414       1,780,171         (19,515)       1995              40
        TX        1,088,669       1,482,562         (41,941)       1994              40
        TX        1,073,016       1,432,346         (29,467)       1994              40
        TX        1,904,562       2,592,320         (55,338)       1994              40

                       SUSA PARTNERSHIP, L.P., FACILITIES
                                  SCHEDULE III
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1995

                                                                                                            GROSS AMOUNT
                                                                                                            AT CLOSE OF
                                                                INITIAL COST TO REIT          COST OF          PERIOD
                                                           ------------------------------   IMPROVEMENTS   --------------
                                                                             BUILDING &      SUBSEQUENT
   STATE            PROPERTY NAME          ENCUMBRANCES         LAND          FIXTURES     TO ACQUISITION       LAND
   -----     ---------------------------  ---------------  --------------  --------------  --------------  --------------
        TX   South Freeway                                        441,599       1,202,291         64,475          441,599
        TX   White Settlement                                   1,347,379       2,531,920        589,562        1,370,309
        TX   Airport Freeway                                      616,535       1,678,683         29,035          616,535
        TX   Midway                                             1,125,514       2,344,420         99,493        1,169,859
        TX   Dallas/Preston                                     1,194,744       3,245,423              0        1,194,744
        UT   Orem                                                 629,867       1,722,550         20,195          629,867
        UT   Sandy                                                949,065       2,573,696         23,029          949,065
        UT   West Valley                                          576,248       1,579,605              0          576,248
        VA   Fairfax Station                                    1,019,015       2,115,385         66,405        1,019,015
        VA   Chantilly                                            882,257       2,395,841         30,790          882,257
        VA   Clarendon                                             37,575               0              0           37,575
        VA   Reston                                               551,285               0              0          551,285
        VA   Falls Church                                       1,226,409       3,348,761              0        1,226,409
                                           $  21,715,000   $  139,488,761  $  365,778,212   $  4,029,917   $  139,602,808


                                                                             DEPRECIABLE
                                                                               LIFE OF
               BUILDING &                     ACCUMULATED       YEAR          BUILDING
   STATE        FIXTURES         TOTAL        DEPRECIATION    ACQUIRED        COMPONENT
   -----     --------------  --------------  --------------  -----------  -----------------
        TX        1,266,766       1,708,365         (35,417)       1994              40
        TX        3,098,552       4,468,861         (87,980)       1994              40
        TX        1,707,718       2,324,253         (50,727)       1994              40
        TX        2,399,568       3,569,427         (68,882)       1994              40
        TX        3,245,423       4,440,167         (13,418)       1995              40
        UT        1,742,745       2,372,612         (55,279)       1994              40
        UT        2,596,725       3,545,790         (81,171)       1994              40
        UT        1,579,605       2,155,853          (4,326)       1995              40
        VA        2,181,790       3,200,805        (105,993)       1993              40
        VA        2,426,631        3,308,88         (98,174)       1994              40
        VA                0          37,575               0        1994              40
        VA                0         551,285               0        1995              40
        VA        3,348,761       4,575,170         (28,158)       1995              40
             $  369,694,065  $  509,296,873    ($14,560,919)

                                  [LETTERHEAD]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 of Storage USA, Inc.

    In connection with our audits of the consolidated financial statements of SUSA Partnership, L.P. as of December 31, 1995 and 1994 and for the year ended December 31, 1995 and for the period from March 24, 1994 (inception) through December 31, 1994, which financial statements are included in this Form S-3 of SUSA Partnership, L.P. and Storage USA, Inc., we have also audited the related financial statement schedule included in this Form S-3.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                                      [SIGNATURE]

                                          COOPERS & LYBRAND L.L.P.

Baltimore, Maryland

January 26, 1996

----------------------------------------------------
                            ----------------------------------------------------
----------------------------------------------------
                            ----------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE PARTNERSHIP SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              --------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                 PAGE
                                               ---------
Prospectus Supplement Summary................        S-3
The Partnership..............................       S-11
Management...................................       S-16
Use of Proceeds..............................       S-17
Capitalization...............................       S-17
Summary Financial and Operating Data.........       S-18
Management's Discussion And Analysis of
 Financial Condition And Results of
 Operations..................................       S-20
SUSA Partnership, L.P. Pro Forma Financial
 Information.................................       S-23
Description of Notes.........................       S-29
Underwriting.................................       S-33
Validity of Notes............................       S-34

                                   PROSPECTUS

Available Information........................          2
Incorporation Of Certain Documents By
 Reference...................................          2
The Partnership..............................          3
Use of Proceeds..............................          3
Ratios Of Earnings To Fixed Charges..........          3
Description Of Debt Securities...............          3
Plan Of Distribution.........................         15
Validity of Debt Securities..................         15
Experts......................................         15
Index to Financial Information...............        F-1

    THROUGH AND INCLUDING FEBRUARY 2, 1997 (THE 90TH DAY AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT), ALL DEALERS EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                  $100,000,000

                             SUSA PARTNERSHIP, L.P.

                                  7.125% NOTES

                              DUE NOVEMBER 1, 2003

                                 -------------

                                     [LOGO]

                                 -------------

                              GOLDMAN, SACHS & CO.

                      FIRST CHICAGO CAPITAL MARKETS, INC.
                               J.P. MORGAN & CO.

----------------------------------------------------
                            ----------------------------------------------------
----------------------------------------------------
                            ----------------------------------------------------